    As filed with the Securities and Exchange Commission on February 5, 1998

                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 WESBANCO, INC.
             (Exact name of registrant as specified in its charter)

         WEST VIRGINIA                         6711                           55-0571723
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer Identification
incorporation or organization)      Classification Code Number)                  No.)

                                 ONE BANK PLAZA
                         WHEELING, WEST VIRGINIA 26003
                                 (304) 234-9000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          EDWARD M. GEORGE, PRESIDENT
                                 WESBANCO, INC.
                                 ONE BANK PLAZA
                         WHEELING, WEST VIRGINIA 26003
                                 (304) 234-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:

                                James C. Gardill
                      Phillips, Gardill, Kaiser & Altmeyer
                              61 Fourteenth Street
                         Wheeling, West Virginia 26003
                                 (304) 232-6810
                               J. Robert Van Kirk
                           Kirkpatrick & Lockhart LLP
                              1500 Oliver Building
                      Pittsburgh, Pennsylvania 15222-2312

                                 (412) 355-6500
                            ------------------------
     Approximate date of commencement of the proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                           PROPOSED         PROPOSED
                                                           MAXIMUM          MAXIMUM        AMOUNT OF
      TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE     AGGREGATE     REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED (1)        PER UNIT    OFFERING PRICE (2)    FEE (3)
------------------------------------------------------------------------------------------------------
Common Stock, $2.0833 par value...   4,938,690 shares         --          $146,427,826    $43,197.00
======================================================================================================

(1) Represents the maximum number of shares of Common Stock, par value $2.0833 per share ("WesBanco Common Stock") issuable to holders of Common Stock, $5.00 per value per share, of Commercial Bancshares, Inc. ("Commercial Common Stock") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") described herein.
(2) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(f) based upon the average of the high and low prices of $84.50 per share of Commercial Common Stock as reported by the American Stock Exchange on February 2, 1998, and the ratio at which each share of Commercial Common Stock will be converted into WesBanco Common Stock (one share of Commercial Common Stock will be converted into 2.85 shares of WesBanco Common Stock).
(3) A fee of $28,766 was paid on December 23, 1997 in connection with the filing of the preliminary proxy statement relating to the transactions contemplated by the Merger Agreement. Pursuant to Rule 457(o), an additional fee of $14,431 has been paid upon the filing of this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                 WESBANCO, INC.

                                 One Bank Plaza
                         Wheeling, West Virginia 26003
                                 (304) 234-9000


                                                               February 13, 1998


Dear WesBanco Shareholder:


     You are cordially invited to attend a Special Meeting of Shareholders of WesBanco, Inc. ("WesBanco") to be held on March 19, 1998, at WesBanco's principal executive offices, One Bank Plaza, Wheeling, West Virginia 26003, commencing at 11:00 a.m., local time.


     At the Special Meeting, you will be asked to approve the issuance of shares of WesBanco Common Stock in connection with an Agreement and Plan of Merger and the transactions contemplated thereby providing for the business combination of WesBanco and Commercial Bancshares, Incorporated ("Commercial"). Pursuant to the Agreement and Plan of Merger, Commercial will merge into CBI Holding Company ("CBI"), a wholly-owned subsidiary of WesBanco, with CBI being the surviving corporation, and each outstanding share of Commercial Common Stock will be converted into the right to receive 2.85 shares of WesBanco Common Stock.

     The Board of Directors of WesBanco has unanimously determined that the transaction is in the best interests of WesBanco and its shareholders and recommends that you vote FOR the proposal to approve the issuance of WesBanco Common Stock in connection with the Agreement and Plan of Merger and the transactions contemplated thereby. The accompanying Joint Proxy Statement/Prospectus more fully describes the proposal to be considered at the Special Meeting. You are urged to give it your careful attention.

     APPROVAL OF THE PROPOSAL TO APPROVE THE ISSUANCE OF WESBANCO COMMON STOCK IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER BY WESBANCO SHAREHOLDERS WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF WESBANCO COMMON STOCK CONSTITUTING A QUORUM AND VOTING THEREON. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. IN ORDER TO INSURE THAT YOU WILL BE REPRESENTED, WE ASK YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          Sincerely,

                                          Edward M. George
                                          President

                      COMMERCIAL BANCSHARES, INCORPORATED
                               415 Market Street
                        Parkersburg, West Virginia 26101
                                 (304)424-0300


                                                               February 13, 1998


Dear Commercial Shareholder:


     You are cordially invited to attend a Special Meeting of Shareholders of Commercial Bancshares Incorporated ("Commercial") to be held on March 19, 1998, at Commercial's principal executive offices, 415 Market Street, Parkersburg, West Virginia 26101, commencing at 9:00 a.m., local time.


     At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger and the transactions contemplated thereby providing for the business combination of WesBanco, Inc. ("WesBanco") and Commercial. Pursuant to the Agreement and Plan of Merger, Commercial will merge into CBI Holding Company ("CBI"), a wholly-owned subsidiary of WesBanco, with CBI being the surviving corporation, and each outstanding share of Commercial Common Stock will be converted into the right to receive 2.85 shares of WesBanco Common Stock.


     The Board of Directors of Commercial has unanimously determined that the transaction is in the best interests of Commercial and its shareholders and recommends that you vote FOR the proposal to approve and adopt the Agreement and Plan of Merger and the transactions contemplated thereby. Danielson Associates, Inc. Commercial's financial advisor, has delivered its opinion, dated as of September 12, 1997 and updated as of February 9, 1998, to the Board of Directors to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion that the Merger is fair, from a financial point of view, to the holders of Commercial Common Stock. The accompanying Joint Proxy Statement/ Prospectus more fully describes the proposal to be considered at the Special Meeting. You are urged to give it your careful attention.


     APPROVAL OF THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER BY COMMERCIAL SHAREHOLDERS WILL REQUIRE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMERCIAL COMMON STOCK VOTING THEREON. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. IN ORDER TO INSURE THAT YOU WILL BE REPRESENTED, WE ASK YOU TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

     You should not send in certificates representing shares of Commercial Common Stock at this time. Following consummation of the transaction, information will be sent to you regarding the procedure for surrendering your stock certificates and receiving certificates for the shares of WesBanco Common Stock to be issued in exchange for your Commercial shares.

                                          Sincerely,

                                          William E. Mildren, Jr.
                                          Chairman of the Board and President

                                 WESBANCO, INC.
                                 ONE BANK PLAZA
                         WHEELING, WEST VIRGINIA 26003
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 19, 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders ("Special Meeting") of WesBanco, Inc., a West Virginia corporation ("WesBanco"), will be held on March 19, 1998, at the principal executive offices of WesBanco, One Bank Plaza, Wheeling, West Virginia, commencing at 11:00 a.m., local time, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/ Prospectus:


          1. Approval of the issuance of up to 4,938,690 shares of common stock, par value $2.0833 per share ("WesBanco Common Stock"), of WesBanco, Inc., a West Virginia corporation ("WesBanco"), in connection with the Agreement and Plan of Merger, dated as of September 30, 1997 (the "Merger Agreement"), among WesBanco, CBI Holding Company ("CBI"), a West Virginia corporation and wholly-owned subsidiary of WesBanco, and Commercial Bancshares, Incorporated, a West Virginia corporation ("Commercial"), providing for, among other things, the merger of Commercial with and into CBI, and pursuant to which, among other things, each issued and outstanding share of common stock, par value $5.00 per share, of Commercial ("Commercial Common Stock"), immediately prior to the effective time of the Merger as defined in the Merger Agreement (except for shares of Commercial Common Stock issued and held in treasury of Commercial, or beneficially owned by CBI or WesBanco, other than in a fiduciary capacity by WesBanco for others, all of which will be canceled) will be converted into the right to receive 2.85 shares of WesBanco Common Stock. A copy of the Merger Agreement is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus.

          2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


     Only holders of record of WesBanco Common Stock at the close of business on February 6, 1998 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.


     Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors,

                                          Shirley A. Bucan
                                          Secretary

Wheeling, West Virginia

February 13, 1998


                          YOUR VOTE IS VERY IMPORTANT

     TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
           CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                      COMMERCIAL BANCSHARES, INCORPORATED
                               415 MARKET STREET
                        PARKERSBURG, WEST VIRGINIA 26101
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 19, 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders ("Special Meeting") of Commercial Bancshares, Incorporated, a West Virginia corporation ("Commercial"), will be held on March 19, 1998, at the principal executive offices of Commercial, 415 Market Street, Parkersburg, West Virginia, commencing at 9:00 a.m., local time, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:


          1. Approval and adoption of the Agreement and Plan of Merger, dated as of September 30, 1997 (the "Merger Agreement"), among WesBanco, Inc., a West Virginia corporation ("WesBanco"), CBI Holding Company ("CBI"), a West Virginia corporation and wholly-owned subsidiary of WesBanco, and Commercial Bancshares, Incorporated, a West Virginia corporation ("Commercial"), and the transactions contemplated thereby, including the merger of Commercial with and into CBI, pursuant to which, among other things, each issued and outstanding share of common stock, par value $5.00 per share, of Commercial ("Commercial Common Stock"), immediately prior to the effective time of the Merger as defined in the Merger Agreement (except for shares of Commercial Common Stock issued and held in treasury of Commercial, or beneficially owned by CBI or WesBanco, other than in a fiduciary capacity by WesBanco for others, all of which will be canceled) will be converted into the right to receive 2.85 shares of common stock, par value $2.0833 per share, of WesBanco. A copy of the Merger Agreement is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus.

          2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


     Only holders of record of Commercial Common Stock at the close of business on February 6, 1998, and additional holders of record of Commercial Common Stock at the close of business on March 9, 1998, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.


     Whether or not you plan to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card promptly. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                          By Order of the Board of Directors,

                                          Larry G. Johnson
                                          Secretary

Parkersburg, West Virginia

February 13, 1998


                          YOUR VOTE IS VERY IMPORTANT

TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND
               MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                             JOINT PROXY STATEMENT

                                       OF

                                 WESBANCO, INC.

                                      AND
                      COMMERCIAL BANCSHARES, INCORPORATED

                                   PROSPECTUS
                                       OF

                                 WESBANCO, INC.



     This Joint Proxy Statement/Prospectus is being furnished to (i) holders of common stock, par value $2.0833 per share ("WesBanco Common Stock") of WesBanco, Inc., a West Virginia corporation ("WesBanco"), and (ii) holders of common stock, par value $5.00 per share ("Commercial Common Stock") of Commercial Bancshares, Incorporated, a West Virginia corporation ("Commercial"), in connection with the solicitation of proxies by the Boards of Directors of WesBanco and Commercial for use at the Special Meetings of WesBanco shareholders and Commercial shareholders, respectively, (each, the "WesBanco Special Meeting" and the "Commercial Special Meeting"), and at any adjournment or postponement thereof. The WesBanco Special Meeting will be held on March 19, 1998, at WesBanco's principal executive offices, One Bank Plaza, Wheeling, West Virginia, commencing at 11:00 a.m., local time. The Commercial Special Meeting will be held on March 19, 1998 at Commercial's principal executive offices, 415 Market Street, Parkersburg, West Virginia, commencing at 9:00 a.m., local time.


     The purpose of the Commercial Special Meeting is the approval and adoption by the shareholders of Commercial of the Agreement and Plan of Merger dated as of September 30, 1997 (the "Merger Agreement"), among WesBanco, CBI Holding Company ("CBI"), a West Virginia corporation and wholly-owned subsidiary of WesBanco, and Commercial, and the transactions contemplated thereby, including the merger of Commercial with and into CBI, pursuant to which, among other things, each issued and outstanding share of Commercial Common Stock immediately prior to the effective time of the Merger as defined in the Merger Agreement (except for shares of Commercial Common Stock issued and held in treasury of Commercial, or beneficially owned by CBI or WesBanco, other than in a fiduciary capacity by WesBanco for others, all of which will be canceled) will be converted into the right to receive 2.85 shares of WesBanco Common Stock. The purpose of the WesBanco Special Meeting is the approval of the issuance of shares of WesBanco Common Stock in connection with the Merger Agreement. A copy of the Merger Agreement is attached as Appendix I to the accompanying Joint Proxy Statement/Prospectus.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of WesBanco, Inc. for up to 4,938,690 shares of WesBanco Common Stock to be issued in the Merger (as defined herein) in exchange for outstanding shares of Commercial Common Stock.

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
 ADEQUACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


     This Joint Proxy Statement/Prospectus and accompanying proxy cards are first being mailed to shareholders of WesBanco and Commercial on or about February 13, 1998.



     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS FEBRUARY 9, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WESBANCO, COMMERCIAL OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WESBANCO OR COMMERCIAL SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     ALL INFORMATION CONCERNING COMMERCIAL CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY COMMERCIAL AND ALL INFORMATION CONCERNING WESBANCO CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY WESBANCO.

     INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENTS/PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVES," "CONTEMPLATES," "EXPECTS," "MAY," "WILL," "SHOULD," "WOULD" OR "ANTICIPATES" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, OR BY DISCUSSIONS OF STRATEGY. NO ASSURANCE CAN BE GIVEN THAT THE FUTURE RESULTS ENCOMPASSED WITHIN THE FORWARD-LOOKING STATEMENTS WILL BE ACHIEVED. IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS ENCOMPASSED WITHIN SUCH FORWARD-LOOKING STATEMENTS ARE DISCUSSED HEREIN AND IN OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN. OTHER FACTORS COULD ALSO CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS COVERED IN SUCH FORWARD-LOOKING STATEMENTS.

                             AVAILABLE INFORMATION

     WesBanco and Commercial each are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, and the Commission's regional offices at 7 World Trade Center, New York, New York, 10048, and Northeastern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov.

     WesBanco Common Stock is listed on the National Market System of the Nasdaq Stock Market and accordingly periodic reports, proxy and information statements concerning WesBanco may be inspected at the offices of the Nasdaq Stock Market, National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

     Commercial Common Stock is listed on the American Stock Exchange (the "AMEX") and accordingly periodic reports, proxy and information statements concerning Commercial may be inspected at the offices of AMEX, 86 Trinity Place, New York, New York 10006-1881.

     This Joint Proxy Statement/Prospectus is part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") that has been filed by WesBanco under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are, where the context indicates, intended to include descriptions of the material terms thereof, but are not necessarily complete. In each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document and each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Report on Form 10-K of WesBanco for the fiscal year ended December 31, 1996 (as amended by Form 10-K/A dated May 8, 1997), the Quarterly Reports on Form 10-Q of WesBanco for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, the Current Reports on Form 8-K of WesBanco dated September 30, 1997, August 1, 1997 and June 30, 1997, and WesBanco's 1997 Annual Proxy Statement, filed with the Commission pursuant to the Exchange Act (File No. 000-08467) are incorporated by reference in this Joint Proxy Statement/Prospectus.

     The Annual Report on Form 10-K of Commercial for the fiscal year ended December 31, 1996, the Quarterly Reports on Form 10-Q of Commercial for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, the Current Reports on Form 8-K of Commercial dated September 30, 1997, September 12, 1997 and August 15, 1997, and Commercial's 1997 Annual Proxy Statement, filed with the Commission pursuant to the Exchange Act (File No. 001-11791) are incorporated by reference in this Joint Proxy Statement/Prospectus.

     All documents and reports subsequently filed by WesBanco and Commercial pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the WesBanco Special Meeting and the Commercial Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents and reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE FILED BY WESBANCO WITH THE COMMISSION WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED TO SHIRLEY A. BUCAN, SECRETARY, WESBANCO, INC., ONE BANK PLAZA, WHEELING, WEST VIRGINIA 26003 (TELEPHONE (304) 234-9000). IN ORDER TO ENSURE TIMELY DELIVERY OF ANY DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN MARCH 9, 1998.



     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE FILED BY COMMERCIAL WITH THE COMMISSION WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, DIRECTED TO LARRY G. JOHNSON, SECRETARY, COMMERCIAL BANCSHARES, INC., 415 MARKET STREET, PARKERSBURG, WEST VIRGINIA 26101 (TELEPHONE (304) 424-0300). IN ORDER TO ENSURE TIMELY DELIVERY OF ANY DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN MARCH 9, 1998.

                               TABLE OF CONTENTS

                                                                                        PAGES
                                                                                        ----
Available Information................................................................     2
Incorporation of Certain Documents by Reference......................................     3
Summary..............................................................................     6
Comparative Per Share Data...........................................................    18
Market Prices and Dividend Data......................................................    19
  WesBanco Common Stock Dividend Policy..............................................    19
  Commercial Common Stock Dividend Policy............................................    20
The WesBanco Special Meeting.........................................................    21
  General............................................................................    21
  Date, Time and Place of the WesBanco Special Meeting...............................    21
  Voting and Revocation of Proxies...................................................    21
  Proxies............................................................................    21
  Solicitation of Proxies............................................................    22
  Independent Auditors...............................................................    22
The Commercial Special Meeting.......................................................    23
  General............................................................................    23
  Date, Time and Place of the Commercial Special Meeting.............................    23
  Voting and Revocation of Proxies...................................................    23
  Proxies............................................................................    24
  Solicitation of Proxies............................................................    24
  Accountants........................................................................    24
The Merger...........................................................................    25
  General............................................................................    25
  Background of the Merger...........................................................    25
  Recommendation of the Boards of Directors..........................................    26
  Commercial Reasons for the Merger..................................................    26
  WesBanco Reasons for the Merger....................................................    27
  Interest of Certain Persons in the Merger..........................................    28
  Opinion of Danielson Associates, Inc...............................................    29
  Effects of the Merger: The Surviving Corporation...................................    31
  Government Approvals...............................................................    32
  Rights of Dissenting Shareholders..................................................    32
  Resale Restrictions................................................................    33
  Accounting Treatment...............................................................    34
  Certain Federal Income Tax Consequences of the Merger..............................    34
The Merger Agreement.................................................................    36
  The Merger.........................................................................    36
  Conversion of Securities...........................................................    36
  Representations and Warranties.....................................................    37
  Certain Covenants..................................................................    37
  Conditions.........................................................................    38
  Termination; Expenses..............................................................    39
  Amendment or Waiver................................................................    40
The Option Agreement.................................................................    40
Comparative Rights of Shareholders...................................................    41
  Description of WesBanco Capital Stock..............................................    41
  Description of Commercial Capital Stock............................................    42
  Comparison of Rights of WesBanco and Commercial Shareholders.......................    43

                                                                                        PAGES
                                                                                        ----
Pro Forma Financial Data.............................................................    45
Information with Respect to WesBanco.................................................    52
  History............................................................................    52
  Recent Acquisitions................................................................    52
  Future Acquisitions................................................................    52
  Operations.........................................................................    52
  Competition........................................................................    53
  Principal Shareholders.............................................................    54
  WesBanco KSOP......................................................................    55
  Directors and Executive Officers...................................................    55
  Executive Compensation.............................................................    55
  Certain Relationships and Related Transactions.....................................    55
  Government Regulation..............................................................    55
Information with Respect to Commercial...............................................    56
  History............................................................................    56
  Pending Acquisition................................................................    56
  Operations.........................................................................    56
  Competition........................................................................    58
  Principal Shareholders.............................................................    58
  Commercial KSOP....................................................................    59
  Directors and Executive Officers...................................................    59
  Executive Compensation.............................................................    59
  Certain Relationships and Related Transactions.....................................    59
Legal Matters........................................................................    59
Experts..............................................................................    60
Legal Proceedings....................................................................    60
Appendix I--Agreement and Plan of Merger dated as of September 30, 1997, by and between WesBanco, Inc., Commercial Bancshares, Inc. and CBI Holding Company
Appendix II--Stock Option Agreement dated as of September 12, 1997 by and between
  WesBanco, Inc. and Commercial Bancshares, Inc.
Appendix III--Opinion of Danielson Associates, Inc.
Appendix IV--West Virginia Dissenters' Rights Statute--West Virginia Code Annotated
  sec. 31-1-123

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information and financial statements contained in this Joint Proxy Statement/Prospectus and in the Appendices hereto. Shareholders of WesBanco and Commercial are urged to read the entire Joint Proxy Statement/Prospectus before deciding how to vote their shares.

THE COMPANIES

WesBanco........................    WesBanco is a multi-bank holding company
                                    chartered under the laws of the State of West Virginia. WesBanco has banking subsidiaries located in West Virginia and Ohio. WesBanco, through its subsidiaries, conducts a general banking, commercial and trust business. The principal executive offices of WesBanco are located at One Bank
                                    Plaza, Wheeling, West Virginia 26003 and its telephone number is (304) 234-9000.

Commercial......................    Commercial is a multi-bank holding company
                                    chartered under the laws of the State of West Virginia. Commercial has banking subsidiaries located in West Virginia and Ohio. Commercial, through its subsidiaries conducts a general banking, commercial and trust business. The principal executive offices of Commercial are located at 415
                                    Market Street, Parkersburg, West Virginia
                                    26101 and its telephone number is (304)
                                    424-0300.

CBI.............................    CBI is a West Virginia banking corporation
                                    and is a wholly-owned subsidiary of
                                    WesBanco. CBI has been formed by WesBanco to operate the banking facilities of Commercial following the consummation of the Merger.
                                    The principal executive offices of CBI will be located at One Bank Plaza, Wheeling, West
                                    Virginia 26003 and its telephone number is
                                    (304) 234-9000.

THE WESBANCO SPECIAL MEETING


Date, Time and Place............    The WesBanco Special Meeting will be held on
                                    March 19, 1998 at 11:00 a.m., local time at the principal executive offices of WesBanco at One Bank Plaza, Wheeling, West Virginia
                                    26003. See "The WesBanco Special Meeting."



Record Date; Shares Entitled to
Vote............................    Only holders of record of shares of WesBanco
                                    Common Stock at the close of business on February 6, 1998 are entitled to notice of and to vote at the WesBanco Special Meeting.
                                    As of February 2, 1998, there were
                                    15,982,960 shares of WesBanco Common Stock outstanding, held by approximately 4,397 holders of record. Each holder of record of shares of WesBanco Common Stock on the record date is entitled to cast one vote per share on each matter to be acted upon or which may properly come before the WesBanco
                                    Special Meeting. "The WesBanco Special
                                    Meeting."


Purpose of the WesBanco Special
  Meeting.......................    The purpose of the WesBanco Special Meeting
                                    is to consider and vote upon the issuance of shares of WesBanco Common Stock in connection with the Merger Agreement providing for (i) the merger (the "Merger") of Commercial with and into

                                    CBI, a wholly owned subsidiary of WesBanco and (ii) the exchange of each outstanding share of Commercial Common Stock for 2.85 shares of WesBanco Common Stock. See "The WesBanco Special Meeting" and "The Merger."


Vote Required...................    The approval by WesBanco shareholders of the
                                    issuance of shares of WesBanco Common Stock in connection with the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of the holders of at least a majority of the shares of WesBanco Common Stock constituting a quorum, voting together as a single class. As of February 2, 1998, the Trust Department of
                                    WesBanco Bank Wheeling, One Bank Plaza,
                                    Wheeling, West Virginia, 26003 was the
                                    beneficial owner of 1,352,374 shares of
                                    WesBanco Common Stock, representing in the aggregate approximately 8.46% of the shares outstanding. Of these shares, WesBanco Bank
                                    Wheeling does not have voting control of 288,054 shares, representing 1.80% of the outstanding WesBanco Common Stock, has partial voting control of 36,280 shares, representing 0.22% of the outstanding
                                    WesBanco Common Stock and sole voting
                                    control of 1,028,039 shares representing
                                    6.43% of the voting power of outstanding
                                    WesBanco Common Stock. As of February 2,
                                    1998, the directors and executive officers of WesBanco and their affiliates were the beneficial owners of WesBanco Common Stock representing 4.31% or more of the voting power of outstanding WesBanco Common Stock.
                                    See "The WesBanco Special Meeting" and "The
                                    Merger."


THE COMMERCIAL SPECIAL MEETING


Date, Time and Place............    The Commercial Special Meeting will be held
                                    on March 19, 1998 at 9:00 a.m., local time at the principal executive offices of Commercial at 415 Market Street,
                                    Parkersburg, West Virginia 26101.



Record Date; Shares Entitled to
Vote............................    Only holders of record of shares of
                                    Commercial Common Stock at the close of
                                    business on February 6, 1998, and additional holders of record of Commercial Common Stock at the close of business on March 9, 1998 resulting from the acquisition by Commercial of Gateway Bancshares, Inc. ("Gateway"), are entitled to notice of and to vote at the Commercial Special Meeting. As of February
                                    5, 1998 there were 1,616,187 shares of
                                    Commercial Common Stock outstanding, held by approximately 1,115 holders of record. Each holder of record of shares of Commercial
                                    Common Stock on the record date is entitled to cast one vote per share on each matter to be acted upon or which may properly come before the Commercial Special Meeting. See
                                    "The Commercial Special Meeting."


Purpose of the Commercial
Special
  Meeting.......................    The purpose of the Commercial Special
                                    Meeting is to consider and vote upon the Merger Agreement, providing for (i) the Merger and (ii) the exchange of each share of Commercial Common Stock for 2.85 shares of WesBanco Common Stock. See "The
                                    Commercial Special Meeting" and "The
                                    Merger."

Vote Required...................    Pursuant to the West Virginia Corporation
                                    Act, the approval and adoption by Commercial shareholders of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of holders of a majority of the outstanding shares of Commercial Common Stock. As of December 31,
                                    1997, Commercial's Employee Stock Ownership
                                    Trust was the beneficial owner of 170,461 shares of Commercial Common Stock representing in the aggregate approximately
                                    10.55% of the voting power of outstanding
                                    Commercial Common Stock.



                                    As of December 31, 1997, the directors and executive officers of Commercial and their affiliates were the beneficial owners of Commercial stock representing approximately 16.03% of the voting power of outstanding Commercial Common Stock. See "The Commercial Special Meeting--Voting Information" and "The Merger."



                                    As of February 2, 1998, WesBanco held 4,210 shares of Commercial Common Stock. Christopher V. Criss, a member of WesBanco's Board of Directors is the President and Chief Executive Officer, a Director and a shareholder of Atlas Towing Co. ("Atlas"). Atlas is the holder of 39,023 shares of Commercial Common Stock. Also, Mr. Criss's brother, A. Vernon Criss, III, is a member of Commercial's Board of Directors and a shareholder of Atlas as well. Atlas has the sole power to vote and the sole power to dispose of the 39,023 shares of Commercial Common Stock owned by it. No other Directors, executive officers and affiliates of WesBanco owned shares of Commercial Common Stock as of such date. WesBanco currently holds options to purchase up to 321,620 shares of Commercial Common Stock pursuant to the Option Agreement, dated September 12, 1997, between WesBanco and Commercial.


THE MERGER

Terms of the Merger.............    Upon the effective date of the Merger, each
                                    outstanding share of Commercial Common Stock will be converted into 2.85 shares of WesBanco Common Stock. Cash will be paid in lieu of issuing fractional shares of WesBanco Common Stock, based on a whole share value of $28.37 per share, or at the election of each shareholder, such shareholder may purchase the remaining fraction of such share, at the aforesaid value. For additional information concerning the treatment of shares of Commercial Common
                                    Stock in the Merger, and the effect of the Merger upon Commercial shareholders, see
                                    "The Merger" and "The Merger
                                    Agreement--Conversion of Securities." It is contemplated that Commercial will be merged with and into CBI with CBI as the surviving corporation. CBI will maintain its separate identity and continue its operations as an affiliate of WesBanco. The Merger will be accounted for as a "pooling of interests" by WesBanco. If the Merger had been concluded on September 30, 1997, Commercial would have constituted 20.9% of deposits, 19.4% of assets, 15.0% of equity of WesBanco, and the former shareholders of Commercial would hold
                                    22.3% (assum-
                                    ing no Commercial shareholders exercise
                                    dissenters' rights) of the total outstanding shares of WesBanco on a consolidated pro forma basis. In addition, Commercial would have contributed 21.7% of net interest income and 17.4% of net income of WesBanco on a consolidated pro forma for the nine months ending September 30, 1997. See "The
                                    Merger--Effects of the Merger: The Surviving
                                    Corporation" and "Pro Forma Financial Data."

                                    Pursuant to the Merger Agreement, at the effective date of the Merger the Board of Directors of WesBanco will be comprised of Messrs. James C. Gardill (Chairman), Frank
                                    K. Abruzzino, James E. Altmeyer, Earl C.
                                    Atkins, Charles J. Bradfield, Ray A. Byrd,
                                    R. Peterson Chalfant, Christopher V. Criss,
                                    Stephen F. Decker, James D. Entress, Ernest
                                    S. Fragale, Roland L. Hobbs, John W. Kepner,
                                    Frank K. Kerekes, George M. Molnar, Eric
                                    Nelson, Melvin C. Snyder, Jr., Joan Stamp,
                                    Carter W. Strauss, Reed J. Tanner, John A.
                                    Welty and William E. Witschey, which are the current members and will appoint, pursuant to the Merger Agreement, Messrs. William E. Mildren, Jr., Robert K. Tebay, James W. Swearingen and Larry G. Johnson, current members of Commercial's Board of Directors, or its affiliate bank, Commercial Banking & Trust Co.

                                    It is expected that, as of the effective date of the Merger, the following persons will continue to be executive officers of
                                    WesBanco: James C. Gardill, Chairman of the
                                    Board; Robert H. Martin, Vice-Chairman;
                                    Edward M. George, President and Chief
                                    Executive Officer; Paul M. Limbert,
                                    Executive Vice President--Credit
                                    Administration and Chief Financial Officer;
                                    Dennis P. Yaeger, Executive Vice President and Chief Operating Officer; John W. Moore, Jr., Senior Vice President--Human Resources; Jerome B. Schmitt, Senior Vice President Investments; Edward G. Sloane, Vice President--Data Processing. Pursuant to the Merger Agreement, William E. Mildren, Jr. will be appointed Vice Chairman.

                                    See "The Merger--Interests of Certain
                                    Persons in the Merger."

Reasons for the Merger..........    For a discussion of the factors considered
                                    by the Board of Directors of WesBanco in reaching its decision with respect to the Merger, the Merger Agreement and the transactions contemplated thereby, see "The
                                    Merger--WesBanco Reasons for the Merger."
                                    For a discussion of the factors considered by the Board of Directors of Commercial in reaching its decision with respect to the Merger, the Merger Agreement and the transactions contemplated thereby. See "The
                                    Merger--Commercial Reasons for the Merger" and "The Merger--Recommendation of the Board of Directors."

Recommendation of the Boards of
  Directors.....................    The Boards of Directors of WesBanco and
                                    Commercial, by unanimous vote, each have determined that the Merger is in the best interests of WesBanco and Commercial and their respective shareholders, have approved the Merger Agreement. The Board of Directors of WesBanco recommends a vote FOR approval of the issuance of shares of WesBanco Common Stock in connection with the Merger Agreement by the shareholders of WesBanco. The Board of Directors of
                                    Commercial recommends a vote FOR approval and adoption of the Merger Agreement by the shareholders of Commercial. See "The
                                    Merger--Recommendation of the Board of
                                    Directors. "


Opinion of Financial Advisor....    Danielson Associates, Inc. ("Danielson
                                    Associates") has delivered its written
                                    opinion, dated as of September 12, 1997 and updated as of February 9, 1998, to the Board of Directors of Commercial to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by holders of Commercial Common Stock in the Merger is fair, from a financial point of view, to the holders of Commercial Common Stock. The full text of the opinion of Danielson Associates, which sets forth assumptions made, general procedures followed, matters considered and limits of review undertaken, is attached to this Joint Proxy Statement/Prospectus as
                                    Appendix III and is incorporated herein by reference. Shareholders of Commercial are urged to read the opinion of Danielson
                                    Associates carefully and in its entirety.
                                    See "The Merger--Opinion of Danielson
                                    Associates, Inc." and "Appendix III."


Certain Federal Income Tax
  Consequences..................    It is intended that the Merger will
                                    constitute a reorganization within the
                                    meaning of Section 368(a)(1) of the Internal
                                    Revenue Code of 1986 ("IRC"), and that
                                    WesBanco, Commercial and CBI will each be a "party to a reorganization" as defined in IRC Section 368(b), and that no gain or loss will be recognized by WesBanco, Commercial or CBI as a result of the transactions contemplated in the Agreement. Furthermore, it is intended that no gain or loss will be recognized by the shareholders of Commercial as a result of their exchange of Commercial
                                    Common Stock for WesBanco Common Stock,
                                    except to the extent any shareholder
                                    receives cash in lieu of a fractional share or as a dissenting shareholder. Consummation of the Merger is conditioned upon the receipt of an opinion from Kirkpatrick &
                                    Lockhart LLP. For a further discussion of certain federal income tax consequences of the Merger, see "The Merger--Certain Federal
                                    Income Tax Consequences" and "The Merger
                                    Agreement--Conditions."

Dissenters Rights...............    Any holder of Commercial Common Stock who
                                    files written objection to the proposed
                                    Merger prior to or at the Commercial Special
                                    Meeting, does not vote in favor of the
                                    proposed Merger, makes written demand on Commercial within ten days following the Commercial Special Meeting, and surrenders his certificates within twenty days after making the demand for notation thereon that such demand has been made, will be entitled to receive in cash the fair value of his shares determined as of the day prior to the date of the Commercial Special Meeting, without regard to any appreciation or depreciation in anticipation of the Merger, upon compliance with all statutory requirements. Holders of WesBanco Common
                                    Stock will not be
                                    entitled to dissenters' rights in the
                                    transaction. See "The Merger--Rights of
                                    Dissenting Shareholders," and "Appendix IV."
                                    It is a condition to the obligations of
                                    WesBanco and Commercial to consummate the Merger that the holders of not more than 10% of Commercial Common Stock exercise their dissenters' rights. See "The Merger
                                    Agreement--Conditions."


Regulatory Approvals............    Notwithstanding approval by the shareholders
                                    of WesBanco, Commercial and CBI, the
                                    consummation of the Merger is subject to certain conditions, including approval of the Board of Governors of the Federal
                                    Reserve System ("Federal Reserve System") and the Banking Board of West Virginia.
                                    Applications for approval with the
                                    regulatory authorities were filed in January
                                    1998. There can be no assurance that the Federal Reserve System or the West Virginia
                                    Board of Banking will approve the Merger. If the Merger is approved, there can be no assurance as to the date of such approval or the conditions required for such approval.
                                    See "The Merger Agreement-- Conditions and
                                    Covenants;" "The Merger--Government
                                    Approvals;" "The Merger
                                    Agreement--Termination; Expenses."


Effective Date of Merger........    The Effective Date of the Merger is
                                    anticipated to occur shortly after the
                                    WesBanco Special Meeting and the Commercial
                                    Special Meeting and when the Certificate of Merger is filed with the West Virginia
                                    Secretary of State, after receipt of all approvals, and satisfaction of all conditions in the Merger Agreement and in such approvals. See "The Merger" and "The
                                    Merger Agreement."

Exchange of Certificates........    As promptly as practicable after the
                                    Effective Date. Instructions on how to
                                    effect the exchange of certificates of
                                    Commercial Common Stock for certificates of WesBanco Common Stock will be sent to each Commercial shareholder of record as of the Effective Date. See "The Merger." Commercial shareholders should not send in stock certificates until they receive instructions to do so.

WesBanco Common Stock...........    Holders of WesBanco Common Stock are
                                    entitled to one vote per share on all
                                    matters voted upon by shareholders, are
                                    entitled to cumulative voting rights in the election of directors and do not have preemptive rights for the purchase of additional shares of any class of WesBanco
                                    Common Stock or preferred stock. Holders of WesBanco Common Stock are entitled to receive such dividends as may be declared by WesBanco's Board of Directors out of funds legally available therefor. In the event of the liquidation or winding up of the affairs of WesBanco, holders of WesBanco Common
                                    Stock would be entitled to share ratably in all assets remaining after payment to creditors. See "Comparative Rights of
                                    Shareholders."

Commercial Common Stock.........    Holders of Commercial Common Stock are
                                    entitled to one vote per share on all
                                    matters voted upon by shareholders, are
                                    entitled to cumulative voting rights in the election of directors and do not have preemptive rights for the purchase of additional shares of any class of Commercial
                                    Common Stock or preferred stock. Holders of Commercial Common Stock are entitled to receive such dividends as may be declared by Commercial's Board of Directors out of funds legally available therefor. In the event of the liquidation or winding up of the affairs of Commercial, holders of Commercial Common
                                    Stock would be entitled to share ratably in all assets remaining after payment to creditors. See "Comparative Rights of
                                    Shareholders."

Conditions to Consummation;
  Termination...................    Consummation of the Merger is subject to
                                    various conditions, including, among others, approval by the above noted regulatory authorities, the holders of Commercial
                                    Common Stock and the holders of WesBanco
                                    Common Stock. WesBanco has also reserved the right to terminate the Merger if the holders of more than 10% of Commercial Common Stock exercise dissenters rights with respect to their stock. WesBanco and Commercial have also reserved the right to terminate the Merger if the closing has not occurred by March 31, 1998. Commercial has reserved the right to terminate if the market value of WesBanco Common Stock should fall below
                                    $25.00 per share (based on the average price of WesBanco for the 30 calendar days preceding five business days before closing), in addition to other conditions.
                                    See "The Merger Agreement--Certain
                                    Covenants;" "The Merger
                                    Agreement--Conditions;" and "The Merger
                                    Agreement--Termination; Expenses."


Pending Acquisition.............    Commercial entered into a definitive
                                    agreement dated August 15, 1997 to acquire
                                    Gateway, a $30 million bank holding company.
                                    It is anticipated that the acquisition of Gateway by Commercial will be completed on March 9, 1998, prior to consummation of the Merger. See "Information with Respect to
                                    Commercial--Pending Acquisition."


Interests of Certain Persons in
the Merger......................    The Agreement provides that William E.
                                    Mildren, Jr., Robert K. Tebay, James W.
                                    Swearingen and Larry G. Johnson, Commercial directors, or directors of one of its affiliate banks, will become directors of WesBanco on the Effective Date. In addition, it is a condition to consummation of the Merger that William E. Mildren, Jr., W.
                                    Bryan Pennybacker, James A. Meagle, Jr., C.
                                    Randall Law and Thomas M. Lookbaugh enter into Employment Agreements with WesBanco.
                                    See "The Merger--Interest of Certain Persons in the Merger."

WesBanco Anti-Takeover
Provisions......................    The Merger Agreement provides for the
                                    exchange of each share of Commercial Common
                                    Stock for 2.85 shares of WesBanco Common
                                    Stock. The Articles of Incorporation of
                                    WesBanco contain certain anti-takeover
                                    provisions, including, among others, a super majority voting provision and a staggered
                                    Board of Directors provision as more fully explained herein. Additionally, the Articles of Incorporation of WesBanco provide that the Board of Directors of WesBanco may issue, without shareholder approval, up to 1,000,000 shares of preferred stock in one or more series, with such preferences, voting rights, conversion rights and other special rights as the Board may determine.
                                    The rights of holders of WesBanco Common
                                    Stock are subject to
                                    the rights and preferences of any preferred stock issued by the WesBanco Board of Directors to the extent set forth in a resolution fixing such terms and conditions.
                                    Under certain circumstances, additional
                                    shares of WesBanco Common Stock or shares of WesBanco preferred stock which are authorized but not issued could be used to create voting impediments or to frustrate persons seeking to gain control of WesBanco through acquisition of a substantial number of shares of WesBanco Common Stock. See
                                    "Comparative Rights of Shareholders--
                                    Comparison of Rights of WesBanco and
                                    Commercial Shareholders." These
                                    anti-takeover provisions provide the
                                    continuity and stability of management that is considered essential to providing shareholders with long-term value on their investments, allow the Board greater flexibility, and permit the issuance of additional common and preferred shares without the expense and delay of a shareholder's meeting. These provisions also constitute defensive measures which are designed, in part, to discourage and insulate WesBanco against certain hostile takeover efforts, which the WesBanco Board might determine are not in WesBanco's best interests and the best interests of its shareholders. The staggered board provision makes it more difficult to change the full
                                    Board of Directors of WesBanco at any one time and makes it more difficult to amend the specific provisions of the Articles of Incorporation which deal with the classification of directors. The staggered board provision reduces the number of directors to be elected at each annual meeting, so that minority shareholders may be in a less favorable position to elect directors through cumulative voting. Such provisions may also be beneficial to management in a hostile takeover attempt and adversely affect shareholders who might wish to participate in such a takeover. See
                                    "Comparative Rights of
                                    Shareholders--Comparison of Rights of
                                    WesBanco and Commercial Shareholders."

Financial Information...........    For the twelve months ended December 31,
                                    1996, WesBanco's net income was $21,161,000 or $1.39 per share. Total assets were approximately $1.7 billion, total deposits were approximately $1.3 billion and total shareholders' equity was approximately $228 million. For the nine months ended September
                                    30, 1997, WesBanco's net income was
                                    $17,091,000 or $1.08 per share. Total assets were approximately $1.76 billion, total deposits were approximately $1.4 billion and total shareholders' equity was approximately
                                    $246.5 million. See the Annual Report on
                                    Form 10-K of WesBanco for the fiscal year ended December 31, 1996 (as amended by Form
                                    10-K/A dated May 8, 1997) and the Quarterly
                                    Report on Form 10-Q of WesBanco for the
                                    fiscal quarter ended September 30, 1997.

                                    For the twelve months ended December 31, 1996, Commercial's net income was $4,781,011 or $2.96 per share. Total assets were approximately $413 million, total deposits were approximately $360 million and total stockholders' equity was approximately $41 million. For the nine months ended September 30, 1997, Commercial's net income was approximately

                                    $3,609,000 or $2.23 per share. Total assets were approximately $425 million, total deposits were approximately $366 million and total stockholders' equity was approximately $43 million. See the Annual Report on Form 10-K of Commercial for the fiscal year ended December 31, 1996 and the Quarterly Report on Form 10-Q of Commercial for the fiscal quarter ended September 30, 1997.

                                    For the twelve months ended December 31, 1996, Commercial's net income was $4,781,011 or $2.96 per share. Total assets were approximately $413 million, total deposits were approximately $360 million and total stockholders' equity was approximately $41 million. For the nine months ended September 30, 1997, Commmercial's net income was approximately $3,609,000 or $2.23 per share. Total assets were approximately $425 million, total deposits were approximately $366 million and total stockholders' equity was approximately $43 million. See the Annual Report on Form 10-K of Commercial for the fiscal year ended December 31, 1996 and the Quarterly Report on Form 10-Q of Commercial for the fiscal quarter ended September 30, 1997.


Recent Developments.............    For the year ended December 31, 1997,
                                    WesBanco's net income was $22.3 million
                                    compared to net income of $21.2 million for the year ended December 31, 1996, representing a 5% increase. Fourth quarter net income in 1997 was $5.2 million compared to $5.1 million for the same period in 1996.
                                    Total assets of WesBanco at December 31,
                                    1997 were $1.8 billion, total deposits were $1.4 billion and total shareholders' equity was $250 million compared to $1.7 billion, $1.3 billion and $228 million, respectively, for the year ended December 31, 1996, representing increases of 6%, 8% and 10%, respectively. Earnings per share for the year ended December 31, 1997 were $1.40 per share compared to $1.39 per share for the year ended December 31, 1996.

                                 WESBANCO, INC.
                      FIVE YEAR SELECTED FINANCIAL SUMMARY
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           FOR THE NINE MONTHS
                           ENDED SEPTEMBER 30,                           FOR THE YEARS ENDED DECEMBER 31,
                        --------------------------    -----------------------------------------------------------------------
                           1997           1996           1996           1995           1994           1993           1992
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
SUMMARY STATEMENT OF
  INCOME:
Interest income......   $    92,308    $    83,644    $   112,938    $   108,082    $   101,720    $   105,268    $   112,851
Interest expense.....        40,972         35,723         48,218         46,570         39,660         43,727         53,661
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net interest
  income.............        51,336         47,921         64,720         61,512         62,060         61,541         59,190
Provision for loan
  losses.............         2,864          2,848          4,336          2,788          6,073          3,247          3,297
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net interest income
  after provision for
  loan losses........        48,472         45,073         60,384         58,724         55,987         58,294         55,893
Other income.........        10,411          8,701         12,273         11,366         11,028         10,367         10,272
Other expense........        35,632         31,446         43,152         42,130         42,840         41,873         40,610
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Income before income
  taxes..............        23,251         22,328         29,505         27,960         24,175         26,788         25,555
Income tax
  provision..........         6,160          6,255          8,344          7,656          6,283          7,070          7,044
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Income before effect
  of change in
  accounting for post
  retirement
  benefits...........        17,091         16,073         21,161         20,304         17,892         19,718         18,511
Effect of change in
  accounting for post
  retirement
  benefits...........            --             --             --             --             --             --           (592)
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net income...........   $    17,091    $    16,073    $    21,161    $    20,304    $    17,892    $    19,718    $    17,919
                        ===========    ===========    ===========    ===========    ===========    ===========    ===========
Net income available
  for Common
  Shareholders.......   $    17,091    $    16,073    $    21,161    $    20,140    $    17,709    $    19,534    $    17,735
                        ===========    ===========    ===========    ===========    ===========    ===========    ===========
Primary earnings per
  share*.............   $      1.08    $      1.06    $      1.39    $      1.32    $      1.15    $      1.25    $      1.14
Average shares
  outstanding*.......    15,809,965     15,279,684     15,253,107     15,240,492     15,421,317     15,569,249     15,595,796
Dividends per common
  share*.............   $     0.586    $     0.533    $     0.720    $     0.640    $     0.573    $     0.527    $     0.467

                           AS OF SEPTEMBER 30,                                  AS OF DECEMBER 31,
                        --------------------------    -----------------------------------------------------------------------
                           1997           1996           1996           1995           1994           1993           1992
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
SELECTED BALANCE
  SHEET DATA:
Assets...............   $ 1,762,411    $ 1,600,769    $ 1,677,771    $ 1,549,019    $ 1,532,832    $ 1,534,131    $ 1,500,687
Securities...........       552,533        499,098        525,309        522,288        587,953        602,888        601,681
Net Loans............     1,012,953        949,952      1,010,842        880,480        798,413        759,318        726,114
Deposits.............     1,392,066      1,271,512      1,342,820      1,254,844      1,254,586      1,265,677      1,245,978
Shareholders'
  equity.............       246,578        214,426        227,532        206,996        192,305        191,801        180,641
Book value per common
  share*.............         15.35          13.98          14.41          13.55          12.57          12.35          11.61

---------

* Prior periods restated to reflect a 3 for 2 stock split effected in the form of a 50% stock dividend, paid August 1, 1997.

                      COMMERCIAL BANCSHARES, INCORPORATED.
                      FIVE YEAR SELECTED FINANCIAL SUMMARY
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           FOR THE NINE MONTHS
                           ENDED SEPTEMBER 30,                           FOR THE YEARS ENDED DECEMBER 31,
                        --------------------------    -----------------------------------------------------------------------
                           1997           1996           1996           1995           1994           1993           1992
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
SUMMARY STATEMENT OF
  INCOME:
Interest income......   $    24,807    $    23,368    $    31,445    $    30,425    $    26,933    $    25,559    $    27,468
Interest expense.....        10,540          9,918         13,394         12,552          9,621          9,965         11,974
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net interest
  income.............        14,267         13,450         18,051         17,873         17,312         15,594         15,494
Provision for loan
  losses.............           372            358            459            418            417            247            983
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net interest income
  after provision for
  loan losses........        13,895         13,092         17,592         17,455         16,895         15,347         14,511
Other income.........         2,225          2,513          3,384          3,019          2,015          2,355          1,995
Other expense........        10,698         10,585         13,891         13,553         12,986         12,070         11,630
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Income before income
  taxes..............         5,422          5,020          7,085          6,921          5,924          5,632          4,876
Income tax
  provision..........         1,813          1,676          2,304          2,176          1,526          1,916          1,636
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net income...........   $     3,609    $     3,344    $     4,781    $     4,745    $     4,398    $     3,716    $     3,240
                        ===========    ===========    ===========    ===========    ===========    ===========    ===========
Net income available
  for common
  shareholders.......   $     3,609    $     3,344    $     4,781    $     4,745    $     4,194    $     3,444    $     2,967
                        ===========    ===========    ===========    ===========    ===========    ===========    ===========
Primary earnings per
  share*.............   $      2.23    $      2.07    $      2.96    $      2.95    $      2.97    $      2.50    $      2.16
Average shares
  outstanding*.......     1,616,187      1,616,187      1,616,187      1,608,847      1,410,417      1,374,974      1,374,748
Dividends per common
  share*.............   $      0.88    $      0.82    $      1.09    $      1.02    $      0.94    $      0.85    $      0.75

                           AS OF SEPTEMBER 30,                                  AS OF DECEMBER 31,
                        --------------------------    -----------------------------------------------------------------------
                           1997           1996           1996           1995           1994           1993           1992
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
SELECTED BALANCE
  SHEET DATA:
Assets...............   $   425,164    $   409,454    $   412,979    $   385,656    $   372,223    $   349,713    $   337,005
Securities...........        72,842         78,756         75,021         87,424         84,090         92,564         72,248
Net Loans............       302,918        287,175        293,941        260,470        252,972        219,483        220,055
Deposits.............       366,812        357,353        359,840        340,584        323,959        311,303        301,714
Shareholders'
  equity.............        43,300         39,787         40,995         38,203         33,608         30,844         28,373
Book value per common
  share*.............         26.79          24.62          25.36          23.65          21.25          20.45          18.66

---------
* Prior periods restated to reflect a 10% stock dividend, paid March 14, 1997.

                                 WESBANCO, INC.
            FIVE YEAR SELECTED PRO FORMA-COMBINED FINANCIAL SUMMARY* (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           FOR THE NINE MONTHS
                           ENDED SEPTEMBER 30,                           FOR THE YEARS ENDED DECEMBER 31,
                        --------------------------    -----------------------------------------------------------------------
                           1997           1996           1996           1995           1994           1993           1992
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
SUMMARY STATEMENT OF
  INCOME:
Interest income......   $   117,115    $   107,012    $   144,383    $   138,507    $   128,653    $   130,827    $   140,319
Interest expense.....        51,512         45,641         61,612         59,122         49,281         53,692         65,635
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net interest
  income.............        65,603         61,371         82,771         79,385         79,372         77,135         74,684
Provision for loan
  losses.............         3,236          3,206          4,795          3,206          6,490          3,494          4,280
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net interest income
  after provision for
  loan losses........        62,367         58,165         77,976         76,179         72,882         73,641         70,404
Other income.........        12,636         11,214         15,657         14,385         13,043         12,722         12,267
Other expense........        46,330         42,031         57,043         55,683         55,826         53,943         52,240
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Income before income
  taxes..............        28,673         27,348         36,590         34,881         30,099         32,420         30,431
Income tax
  provision..........         7,973          7,931         10,648          9,832          7,809          8,986          8,680
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Income before effect
  of change in
  accounting for post
  retirement
  benefits...........        20,700         19,417         25,942         25,049         22,290         23,434         21,751
Effect of change in
  accounting for post
  retirement
  benefits...........            --             --             --             --             --             --           (592)
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net income...........   $    20,700    $    19,417    $    25,942    $    25,049    $    22,290    $    23,434    $    21,159
                        ===========    ===========    ===========    ===========    ===========    ===========    ===========
Net income available
  for common
  shareholders.......   $    20,700    $    19,417    $    25,942    $    24,885    $    21,903    $    22,977    $    20,702
                        ===========    ===========    ===========    ===========    ===========    ===========    ===========
Primary earnings per
  share*.............   $      1.01    $      0.98    $      1.31    $      1.26    $      1.13    $      1.18    $      1.06
Average shares
  outstanding*.......    20,416,098     19,885,817     19,859,240     19,825,706     19,441,005     19,487,925     19,513,928
Dividends per common
  share*.............   $     0.586    $     0.533    $     0.720    $     0.640    $     0.573    $     0.527    $     0.467
EQUIVALENT PER SHARE
  DATA (COMMERCIAL):
Primary earnings per
  share..............   $      2.88    $      2.79    $      3.73    $      3.59    $      3.22    $      3.36    $      3.02
Dividends per common
  share..............          1.67           1.52           2.05           1.82           1.63           1.50           1.33

                           AS OF SEPTEMBER 30,                                  AS OF DECEMBER 31,
                        --------------------------    -----------------------------------------------------------------------
                           1997           1996           1996           1995           1994           1993           1992
                        -----------    -----------    -----------    -----------    -----------    -----------    -----------
SELECTED BALANCE
  SHEET DATA:
Assets...............   $ 2,187,249    $ 2,010,223    $ 2,090,750    $ 1,934,675    $ 1,905,055    $ 1,883,844    $ 1,837,692
Securities...........       625,049        577,854        600,330        609,712        672,043        695,452        673,929
Net Loans............     1,315,871      1,237,127      1,304,783      1,140,950      1,051,385        978,801        946,169
Deposits.............     1,758,878      1,628,865      1,702,660      1,595,428      1,578,545      1,576,980      1,547,692
Shareholders'
  equity.............       289,612        254,213        268,527        245,199        225,913        222,645        209,014
Book value per common
  share*.............         14.02          12.75          13.17          12.33          11.41          11.34          10.59

---------
* Reflects pro forma combined WesBanco and Commercial Bancshares selected financial information, using the pooling of interests method of accounting. This information should be read in conjunction with the "Pro Forma Financial Data" section of this document. Share and per share amounts have been adjusted for the acquisition of all the outstanding common stock shares of Commercial.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table sets forth for WesBanco and Commercial certain historical and pro forma per share financial information for the nine month periods ended September 30, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994. The pro forma equivalent per share information is computed, where applicable, using the WesBanco pro forma information and an exchange ratio of 2.85 shares of WesBanco Common Stock for each share of Commercial Common Stock. This information is not necessarily an indicator of future operations and should be read in conjunction with the historical, supplemental and unaudited pro forma financial statements which are furnished within this Joint Proxy Statement/Prospectus or has been furnished separately.

                                                   FOR THE NINE
                                                   MONTHS ENDED         FOR THE YEARS ENDED DECEMBER
                                                   SEPTEMBER 30,                    31,
                                                 -----------------      ----------------------------
                                                  1997       1996        1996       1995       1994
                                                 ------     ------      ------     ------     ------
WESBANCO COMMON STOCK:
Primary earnings per share
  Historical..................................   $ 1.08     $ 1.06      $ 1.39     $ 1.32     $ 1.15
  Pro Forma...................................     1.01       0.98        1.31       1.26       1.13
Dividends per share
  Historical..................................    0.586      0.533       0.720      0.640      0.573
Book value per share
  Historical..................................    15.35      13.98       14.41      13.55      12.57
  Pro Forma...................................    14.02      12.75       13.17      12.33      11.41
COMMERCIAL COMMON STOCK:
Primary earnings per share
  Historical..................................   $ 2.23     $ 2.07      $ 2.96     $ 2.95     $ 2.97
  Pro Forma equivalent........................     2.88       2.79        3.73       3.59       3.22
Dividends per share
  Historical..................................     0.88       0.82        1.09       1.02       0.94
  Pro Forma equivalent........................     1.67       1.52        2.05       1.82       1.63
Book value per share
  Historical..................................    26.79      24.62       25.36      23.65      21.25
  Pro Forma equivalent........................    39.96      36.34       37.53      35.14      32.52

                        MARKET PRICES AND DIVIDEND DATA

     WesBanco Common Stock is quoted on the Nasdaq Stock Market and traded under the symbol "WSBC." Commercial Common Stock is listed on AMEX under the symbol "CWV." The table sets forth below for the calendar quarters indicated, the range of high and low sales prices of Commercial Common Stock as reported by AMEX and WesBanco Common Stock as reported by the Nasdaq Stock Market, and the cash dividends declared on Commercial Common Stock and WesBanco Common Stock. See "Comparative Per Share Data."


                                         COMMERCIAL COMMON STOCK*              WESBANCO COMMON STOCK**
                                      -------------------------------      -------------------------------
                                       HIGH       LOW       DIVIDENDS       HIGH       LOW       DIVIDENDS
                                      ------     ------     ---------      ------     ------     ---------
1996
  First Quarter....................   $31.82     $30.23      $ .2725       $19.17     $17.50       $.173
  Second Quarter...................    34.09      31.14        .2725        18.17      17.17        .173
  Third Quarter....................    35.80      34.09        .2725        19.00      17.50        .186
  Fourth Quarter...................    38.18      35.45        .2725        21.67      18.33        .186
1997
  First Quarter....................    39.375     37.78        .2800        22.17      21.17        .193
  Second Quarter...................    42.250     39.375       .3000        27.17      21.33        .193
  Third Quarter....................    77.00      42.50        .3000        30.50      25.75        .200
  Fourth Quarter...................    88.375     77.375       .3000        31.25      27.50        .200
1998
  First Quarter (through February
     2, 1998)......................    87.375     79.625          --        31.125     30.00          --


---------

 * Prior periods were restated to reflect a 10% stock dividend declared March 14, 1997.

** Prior periods were restated to reflect a 50% stock dividend declared June 19, 1997.


     On September 29, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per share of Commercial Common Stock as reported on AMEX was $77.50, and the closing price per share of WesBanco Common Stock as reported on the Nasdaq Stock Market was $29.75. On February 4, 1998, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price per share of Commercial Common Stock as reported on the AMEX was $85.00. On February 4, 1998, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price per share of WesBanco Common Stock as reported on the Nasdaq Stock Market was $30.375. Shareholders of Commercial are urged to obtain current market quotations for Commercial Common Stock. Prices at which WesBanco Common Stock may trade prior to the Merger may not be indicative of prices at which WesBanco Common Stock may trade following the Merger.


     It is anticipated that the annual rate of cash dividends to be declared on shares of WesBanco Common Stock following the Merger will initially be $.80 per share. There can be no assurance as to the length of time that the level of such dividend, or any other future dividend that may be declared by the Board of Directors of WesBanco, will be maintained. The declaration and payment by WesBanco of dividends and the amount thereof will depend upon WesBanco's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by its Board of Directors.

WESBANCO COMMON STOCK DIVIDEND POLICY

     It has been the policy of WesBanco to declare and pay cash dividends on WesBanco Common Stock on a quarterly basis. However, declaration and payment of future dividends will depend upon the earnings of WesBanco and its subsidiaries, their financial condition and other factors, including applicable governmental regulations and policies. The principal sources of WesBanco's income are dividends from its subsidiary banks.

     Dividends may be paid on WesBanco Common Stock at the discretion of WesBanco's Board of Directors out of any funds legally available therefor. Under the West Virginia Corporation Act, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the affirmative vote of holders of a majority of its outstanding shares, out of capital surplus, provided, however, that in no event may dividends be paid if WesBanco is at the time insolvent or would be insolvent after payment of such dividends. The amount and timing of any future dividends will depend upon the earnings of WesBanco and its subsidiaries, their financial condition, and other relevant factors.

COMMERCIAL COMMON STOCK DIVIDEND POLICY

     It has been the policy of Commercial to pay cash dividends on Commercial Common Stock on a quarterly basis. However, prior to the Merger, the declaration and payment of future dividends will depend upon the earnings of Commercial, its financial condition, and other factors, including applicable governmental regulations and policies. The principal source of Commercial's income is from its banking operations.

     Dividends may be paid on Commercial Common Stock at the discretion of Commercial's Board of Directors out of any funds legally available therefor. Under the West Virginia Corporation Act, dividends may be paid out of unreserved and unrestricted earned surplus, and, additionally, in certain circumstances and with the affirmative vote of the holders of a majority of its outstanding shares, out of capital surplus, provided, however, that in no event may dividends be paid if Commercial is at the time insolvent or would be insolvent after payment of such dividends. The amount and timing of any future dividends will depend upon the earnings of Commercial, its financial condition and other relevant factors.

     The Merger Agreement provides that Commercial may not pay or declare dividends or other distributions on Commercial Common Stock other than cash dividends which do not in the aggregate exceed the lesser of $1.20 per share or 50% of the after-tax income of Commercial for the tax year in which paid. See "The Merger Agreement--Certain Covenants."

                          THE WESBANCO SPECIAL MEETING

GENERAL


     This Joint Proxy Statement/Prospectus and the accompanying proxy are being furnished to the shareholders of WesBanco on or about February 13, 1998, in connection with the solicitation of proxies by the Board of Directors of WesBanco of the holders of WesBanco Common Stock to be voted at the WesBanco Special Meeting called to consider and vote upon the issuance of up to 4,938,690 shares of WesBanco Common Stock in connection with the Merger Agreement providing for (i) the Merger of Commercial with and into CBI, and (ii) the exchange of each outstanding share of Commercial Common Stock for 2.85 shares of WesBanco Common Stock. The Boards of Directors of Commercial and WesBanco unanimously have approved the Merger Agreement and the issuance of shares of WesBanco Common Stock in connection therewith, and the Board of Directors of WesBanco unanimously recommends that its shareholders vote FOR approval of such issuance. WesBanco is required to hold a special meeting of its shareholders to consider and vote upon the issuance of shares of WesBanco Common Stock in connection with the Merger pursuant to the rules of the Nasdaq Stock Market. For information concerning the background of, reasons for and terms and conditions of the Merger and the interests of certain persons, including members of the Board of Directors of WesBanco in the Merger, see "The Merger," including "Background of the Merger," "Recommendation of the Boards of Directors," "WesBanco Reasons for the Merger," "Commercial Reasons for the Merger," and "Interest of Certain Persons in the Merger."


     A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix I and is incorporated by reference herein in its entirety. See also "The Merger Agreement," "Certain Covenants," "Conditions," "Amendment or Waiver" and "Termination; Expenses."

DATE, TIME AND PLACE OF THE WESBANCO SPECIAL MEETING


     The WesBanco Special Meeting will be held on March 19, 1998, at 11:00 a.m., local time, in the principal executive offices of WesBanco, One Bank Plaza, Wheeling, West Virginia.


VOTING AND REVOCATION OF PROXIES


     Only holders of record of WesBanco Common Stock on February 6, 1998 (the "WesBanco Record Date") will be entitled to notice of, and to vote at, the WesBanco Special Meeting and any adjournments or postponements thereof. On the Wesbanco Record Date, there were outstanding and entitled to vote 15,982,960 shares of WesBanco Common Stock with each share entitled to one vote. As of February 2, 1998, WesBanco Common Stock was held by approximately 4,397 shareholders of record.


     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of WesBanco Common Stock entitled to vote is necessary to constitute a quorum at the WesBanco Special Meeting. The affirmative vote of the holders of at least a majority of the shares of WesBanco Common Stock constituting a quorum and entitled to vote at the WesBanco Special Meeting is required for approval of the issuance of WesBanco Common Stock in connection with the Merger Agreement. With respect to the WesBanco Common Stock, abstentions and broker non-votes will have the effect of a vote against the issuance of WesBanco Common Stock in connection with the Merger Agreement.


     As of the WesBanco Record Date, the directors and officers of WesBanco beneficially owned approximately, in the aggregate, 689,492 shares of WesBanco Common Stock, constituting in the aggregate approximately 4.31% of the outstanding WesBanco Common Stock as of such date.



     As of February 2, 1998, Commercial held no shares of WesBanco Common Stock. Directors, executive officers and affiliates of Commercial owned no shares of WesBanco Common Stock as of such date, except for A. Vernon Criss, III, a director of Commercial, who beneficially owns 42,807 shares of WesBanco Common Stock.


PROXIES

     All shares of WesBanco Common Stock represented at the WesBanco Special Meeting by properly executed proxies received prior to or at the WesBanco Special Meeting, and not revoked, will be voted at the

WesBanco Meeting in accordance with the instructions on the proxies. If no instructions are indicated, properly executed proxies will be voted to approve the issuance of WesBanco Common Stock in connection with the Merger Agreement.

     The Board of Directors of WesBanco does not know of any matters, other than as described in the Notice of WesBanco Special Meeting, which are to come before the WesBanco Special Meeting. If any other matters are properly presented at the WesBanco Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder, both of whom are shareholders of WesBanco, will have the authority to vote on such matters in their discretion.

     A shareholder giving a proxy has the right to revoke it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of WesBanco, at or before the taking of the vote at the WesBanco Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of WesBanco, before the taking of the vote at the WesBanco Special Meeting, or (iii) attending the WesBanco Special Meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to WesBanco, Inc., One Bank Plaza, Wheeling, West Virginia 26003,
Attention: Corporate Secretary, or hand delivered to the foregoing representative of WesBanco, at or before the taking of the vote at the WesBanco Special Meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by the Board of Directors of WesBanco for use at the WesBanco Special Meeting. WesBanco will bear the cost of the solicitation of proxies from the holders of its shareholders in connection with its WesBanco Special Meeting and substantially all the costs relating to the printing and mailing of the Joint Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of WesBanco in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of WesBanco Common Stock held of record by such persons, and WesBanco may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection therewith. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARD.

INDEPENDENT AUDITORS

     Ernst & Young LLP ("Ernst & Young"), independent auditors, have provided auditing services to WesBanco since 1996. Representatives of Ernst & Young are expected to be present at the WesBanco Meeting to respond to appropriate questions and will also have the opportunity to make a statement if they desire to do so. See "Experts."

                         THE COMMERCIAL SPECIAL MEETING

GENERAL


     This Joint Proxy Statement/Prospectus and the accompanying proxy are being mailed to the shareholders of Commercial on or about February 13, 1998, in connection with the solicitation of proxies by the Board of Directors of Commercial of the holders of Commercial Common Stock to be voted at the Commercial Special Meeting called to consider and vote upon the Merger Agreement providing for (i) the Merger of Commercial with and into CBI, a wholly owned subsidiary of WesBanco, and (ii) the exchange of each outstanding share of Commercial Common Stock for 2.85 shares of WesBanco Common Stock. The Boards of Directors of Commercial and WesBanco unanimously have approved the Merger Agreement, and the Board of Directors of Commercial unanimously recommends that its shareholders vote FOR approval thereof. For information concerning the background of, reasons for and terms and conditions of the Merger and the interests of certain persons, including members of the Board of Directors of Commercial in the Merger, see "The Merger," including "Background of the Merger," "Recommendation of the Boards of Directors," "WesBanco Reasons for the Merger," "Commercial's Reasons for the Merger," and "Interest of Certain Persons in the Merger."


     A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix I and is incorporated by reference herein in its entirety. See also "The Merger," "Conditions," "Certain Covenants," "Amendment or Waiver" and "Termination; Expenses."

DATE, TIME AND PLACE OF THE COMMERCIAL SPECIAL MEETING


     The Commercial Special Meeting will be held on March 19, 1998, at 9:00 a.m., local time, in the principal executive offices of Commercial, at 415 Market Street, Parkersburg, West Virginia.


VOTING AND REVOCATION OF PROXIES


     Only holders of record of Commercial Common Stock on February 6, 1998 and additional holders of record of Commercial Common Stock at the close of business on March 9, 1998 resulting from the acquisition by Commercial of Gateway (the "Commercial Record Date"), will be entitled to notice of and to vote at the Commercial Special Meeting and any adjournments or postponements thereof. On the Commercial Record Date, there were outstanding and entitled to vote 1,616,187 shares of Commercial Common Stock with each share entitled to one vote. As of February 5, 1998, Commercial Common Stock was held by approximately 1,115 holders of record.


     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Commercial Common Stock entitled to vote is necessary to constitute a quorum at the Commercial Special Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Commercial Common Stock entitled to vote at the Commercial Special Meeting is required for approval of the Merger Agreement and the Merger. With respect to the Commercial Common Stock, abstentions and broker non-votes will have the effect of a vote against approval of the Merger Agreement and the Merger.


     As of December 31, 1997, the directors and officers of Commercial beneficially owned approximately, in the aggregate, 170,461 shares of Commercial Common Stock, constituting in the aggregate 10.55% of the outstanding Commercial Common Stock as of such date.



     As of February 2, 1998, WesBanco held 4,210 shares of Commercial Common Stock. Christopher V. Criss, a member of WesBanco's Board of Directors is the President and Chief Executive Officer, a Director and a shareholder of Atlas. Atlas is the holder of 39,023 shares of Commercial Common Stock. Also, Mr. Criss's brother, A. Vernon Criss, III, is a member of the Commercial Board of Directors and a shareholder of Atlas as well. Atlas has the sole power to vote and the sole power to dispose of the 39,023 shares of Commercial Common Stock owned by it. No other directors, executive officers and affiliates of WesBanco owned shares of Commercial Common Stock as of such date. WesBanco currently hold an option to purchase up to 321,620 shares of Commercial Common Stock pursuant to the Stock Option Agreement, dated September 12, 1997, between WesBanco and Commercial (the "Option Agreement"). See "The

Option Agreement." A copy of the Option Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix II and is incorporated by reference herein in its entirety.

PROXIES

     All shares of Commercial Common Stock represented at the Commercial Special Meeting by properly executed proxies received prior to or at the Commercial Special Meeting, and not revoked, will be voted at the Commercial Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, properly executed proxies will be voted to approve the Merger Agreement and authorize the Merger in accordance with the terms and conditions of the Merger Agreement.

     The Board of Directors of Commercial does not know of any matters, other than as described in the Notice of Commercial Special Meeting, which are to come before the Commercial Special Meeting. If any other matters are properly presented at the Commercial Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder, both of whom are shareholders of Commercial, will have the authority to vote on such matters in their discretion.

     A shareholder giving a proxy has the right to revoke it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Commercial a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Commercial, before the taking of the vote at the Commercial Special Meeting, or (iii) attending the Commercial Special Meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Commercial Bancshares, Incorporated, 415 Market Street, Parkersburg, West Virginia 26101, Attention:
Corporate Secretary, or hand delivered to the foregoing representative of Commercial, at or before the taking of the vote at the Commercial Special Meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by the Board of Directors of Commercial for use at the Commercial Special Meeting. Commercial will bear the cost of the solicitation of proxies from the holders of its shareholders in connection with its Commercial Special Meeting, except that WesBanco will bear substantially all the costs relating to the printing and mailing of the Joint Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Commercial in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses they incur in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Commercial Common Stock held of record by such persons, and Commercial may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in connection therewith.

         SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR
                                  PROXY CARD.

ACCOUNTANTS

     Harman, Thompson, Mallory & Ice, A.C., independent public accountants, have provided auditing services to Commercial since 1990. Representatives of Harman, Thompson, Mallory & Ice, A.C. are expected to be present at the Commercial Meeting to respond to appropriate questions and will also have the opportunity to make a statement if they desire to do so and will be available to respond to questions. See "Experts".

                                   THE MERGER

     The following description of the terms of the Merger is qualified in its entirety by reference to the provisions of the Merger Agreement and the Option Agreement, which are attached hereto as Appendices I and II, respectively, and are incorporated herein by reference in their entirety. Shareholders of WesBanco and Commercial are strongly encouraged to read the Merger Agreement and the Option Agreement for a more complete description of the terms of the Merger.

GENERAL

     Pursuant to the Merger Agreement, Commercial will merge with and into CBI, a wholly owned subsidiary of WesBanco, with CBI continuing as the surviving corporation. Under the Merger Agreement, each outstanding share of Commercial Common Stock will be converted into 2.85 shares of WesBanco Common Stock and cash will be paid in lieu of fractional shares based on a whole share value of $28.37 per share or the opportunity to buy an additional fraction based on such per share value sufficient to result in a whole share for any resulting fraction, except for shares held by dissenting shareholders of Commercial. See "Rights of Dissenting Shareholders" below. The conversion is more fully described below. See "The Merger Agreement--Conversion of Securities."

BACKGROUND OF THE MERGER

     Commercial's management has been informally approached from time to time by other financial institutions in West Virginia and Ohio seeking either to initiate or expand their activities in northern West Virginia and southern Ohio. Commercial's Board of Directors appointed a Mergers and Acquisitions Committee, initially comprising the Chief Executive Officer and four other directors, to receive any acquisition proposals and to monitor any acquisition negotiations.

     WesBanco has maintained some communication with Commercial for several years. These informal discussions did not result in any substantive discussions between the parties. Edward M. George, President of WesBanco, met with William
E. Mildren, Jr. on June 26, 1997 in Parkersburg, West Virginia to express WesBanco's interest in discussing a transaction between the two companies. Mr. Mildren indicated that Commercial had no interest in pursuing a transaction at that time.

     In the spring of 1997, Commercial's Chief Executive Officer initiated discussions with two other bank holding companies concerning a three-way "merger of equals." At the time the three-way merger was first broached, Commercial and the other two entities retained Danielson Associates, an investment banking firm headquartered in Rockville, Maryland, to assist in structuring the transaction and determining the exchange ratio.

     In the spring 1997, Danielson Associates conducted a presentation for the chief executive officers of the three institutions, which included descriptions of the deal concept, franchise strengths, expense savings estimates, and value methodology. An exchange ratio was not suggested. Thereafter, the parties determined that each needed its own investment banking firm. With the agreement of the other two bank holding companies, Commercial retained Danielson Associates, and the other entities retained their own investment bankers.

     During summer 1997, negotiations continued, but the parties were unable to reach agreement on the exchange ratio or the fine points of the structure of the merged institution. It was not until mid-August that Commercial's Mergers and Acquisitions and Executive Committees met to consider an offer for the three-way transaction, with Danielson Associates making the presentation. The full board voted to proceed with negotiation of a definitive agreement and commence due diligence. Thereafter, due diligence and negotiation of a definitive agreement began in earnest, and exchange ratios were tentatively agreed to towards the end of August, with a signing of a definitive agreement anticipated the week after Labor Day.

     Mr. George contacted Mr. Mildren on August 27, 1997 by telephone, seeking an appointment with Mr. Mildren and Mr. Mildren declined to meet with Mr. George. On August 28, 1997, Mr. George mailed an unsolicited, definitive written acquisition proposal to Mr. Mildren outlining the terms and conditions of a proposed transaction with Commercial.

     Lathan M.Ewers, Jr., counsel for Commercial, clarified the WesBanco proposal in telephone conversations with James C. Gardill, counsel for WesBanco, on September 2, September 3, September 4, September 8, September 9 and September 10, 1997. During this period of time, on September 3, 1997, the Executive Committee of Commercial met to review the WesBanco proposal and two other banks, with whom Commercial had engaged in discussions concerning a possible merger transaction between them, were notified of the WesBanco proposal. These other parties were provided with copies of WesBanco's proposal and were invited to consider counter proposals.

     The Commercial Executive Committee was convened again on September 5, 1997, to consider the WesBanco offer and to compare it with a counter offer from one of the other two parties. One of the other two parties then submitted a revised proposal to Commercial which was considered by the Board of Directors of Commercial at a special meeting thereof held on September 9, 1997. Additional telephone conversations occurred between Mr. Ewers and Mr. Gardill on September 9, 1997 and September 10, 1997 during which WesBanco increased its offer. This increased offer was communicated to the other two parties, and they were encouraged to submit a counter proposal but did not do so. On September 12, 1997, a binding letter of agreement was entered into between Commercial and WesBanco with respect to the transaction. The parties then conducted preliminary due diligence and began negotiations toward the execution of the definitive Merger Agreement which was executed on September 30, 1997.


     On September 30, 1997, one of the other parties filed suit against Commercial in the United States District Court in Cleveland, making various allegations and demanding money damages. Several weeks later, the second party moved to intervene in the suit against Commercial, making similar allegations and demanding money damages. These suits were subsequently settled. See "Legal Proceedings."


     For additional information regarding the reasons for the decision of Commercial's Board of Directors, see "Commercial's Reasons for the Merger" below.

RECOMMENDATION OF THE BOARDS OF DIRECTORS

     The Boards of Directors of Commercial and WesBanco each have approved the Merger Agreement by unanimous vote of the directors of the respective corporations. The Board of Directors of WesBanco recommends a vote FOR approval of the issuance of shares of WesBanco Common Stock in connection with the Merger Agreement by the shareholders of WesBanco. The Board of Directors of Commercial recommends a vote FOR approval and adoption of the Merger Agreement by the shareholders of Commercial. The Boards of Directors of Commercial and WesBanco have determined that the Merger is in the best interests of their respective companies, shareholders and employees, and that the Merger will enhance the ability of WesBanco and Commercial to serve the financial needs of their respective customers.

     The Boards of Directors of WesBanco and Commercial each believe that the Merger will produce a stronger combined entity better able to compete with banks and a variety of non-bank institutions including securities companies, insurance companies, thrift institutions and retailers, in a financial services industry that has changed and is in the process of changing further.

COMMERCIAL REASONS FOR THE MERGER


     The Commercial Board believes that the terms of the Merger and the Merger Agreement are advisable and are fair to, and in the best interests of, Commercial and its shareholders. As explained below, this conclusion is supported by the opinion of Danielson Associates, the independent financial advisor retained by Commercial, that the consideration to be received in the Merger is fair to Commercial shareholders from a financial point of view. Scott & Stringfellow, an independent advisor, also consulted with the Commercial Board, and received a fee of $20,000 for such consultation.


     FINANCIAL TERMS OF MERGER. The Commercial Board was of the view that, based on historical and anticipated trading prices for WesBanco Common Stock, the value of the consideration to be received by Commercial shareholders represents fair multiples of Commercial's per share book value and earnings, and will be received in a tax-free exchange of stock. The Commercial Board also considered that, under the exchange ratio, the Merger will result in a substantial increase in dividend income per share to Commercial shareholders, although there can be no assurance that WesBanco's current dividends are indicative of future dividends.

     NON-FINANCIAL TERMS OF THE MERGER. The Commercial Board considered the social and economic effects of the Merger on its employees, depositors, customers, and others dealing with Commercial, and the communities in which Commercial's subsidiaries are located and operate. The Commercial Board took into consideration that for the foreseeable future certain of its banking subsidiaries will continue to operate as separately incorporated banks, although WesBanco will implement certain operating synergies.

     CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING WESBANCO. The Commercial Board considered the business and financial condition of WesBanco and its position among its peer group of financial institutions in West Virginia and Ohio in terms of profitability, capital adequacy and asset quality. The Commercial Board also considered that historical dividends per share and net income per share of WesBanco Common Stock to be received by Commercial shareholders, after giving effect to the exchange ratio, represent a substantial increase in historical dividends per share and net income per share of Commercial Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends or income per share of WesBanco. The Commercial Board further considered the reputation and business practices of WesBanco and its management as it would affect the employees of Commercial.

     OTHER POSSIBLE ALTERNATIVES. Having thoroughly explored a three-way merger combination, and based in part on the advice of Danielson Associates as to other possible alternatives to the transaction with WesBanco, including remaining independent, the Commercial Board believes it has fully explored all potential alternatives and that the transaction with WesBanco is the best available alternative for Commercial and its shareholders at this time.

     OPINION OF FINANCIAL ADVISOR. The Commercial Board considered the opinion of Danielson Associates as to the fairness of the consideration to be received in the Merger by Commercial shareholders from a financial point of view.

     OTHER CONSIDERATIONS. The Commercial Board further determined that the additional resources resulting in the Merger will enable Commercial to provide a wider and improved rate of financial services to consumers and businesses, and to achieve added flexibility in dealing with changing competitive environments. Commercial also considered that it would make a contribution to the Merger by providing a strong trust department presence in markets in which it serves.

     THE COMMERCIAL BOARD OF DIRECTORS BELIEVES THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE AND ARE FAIR TO AND IN THE BEST INTERESTS OF COMMERCIAL AND ITS SHAREHOLDERS. THE COMMERCIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMMERCIAL SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

WESBANCO REASONS FOR THE MERGER

     WesBanco's Board of Directors believes that the proposed Merger will allow WesBanco to combine its resources with those of Commercial, thereby affording the resulting combined institution better opportunities to compete with other financial and non-financial institutions (including other commercial banks, thrift institutions, finance companies, credit unions, money market mutual funds, brokerage firms, investment companies, credit companies, insurance companies and retail stores that maintain their own credit operations) in the markets in which Commercial and WesBanco's subsidiary banks conduct their business. The Merger will provide WesBanco with a greater presence in the Parkersburg area of West Virginia which will provide WesBanco with an opportunity for future growth in that market. In addition, the Merger will provide WesBanco with a greater presence in the other areas of West Virginia and Ohio in which Commercial currently conducts business, and will provide WesBanco with an opportunity for future growth in those markets. Moreover, the affiliation should permit a greater investment in data processing systems, accounting and other support services, as well as provide greater economies of scale. Benefits to the combined entity will also be available through the elimination of duplicative expenses.

     WesBanco will be able to offer a broader range of services than those currently available to Commercial customers, in particular trust services, mutual funds, and the combined entity will be able to offer a broader loan program and, through participations by the subsidiary banks, to service larger loan transactions. In summary, WesBanco's Board of Directors believes that the Merger will enable both Commercial's and WesBanco's subsidiaries to better serve the financial needs of their communities, and the Merger will enable WesBanco to obtain these benefits at a cost that, under all the facts and circumstances, is reasonable.

INTEREST OF CERTAIN PERSONS IN THE MERGER


     Directors and officers of Commercial beneficially owned, in the aggregate, approximately 259,034 shares, or 16.03% of Commercial Common Stock as of December 31, 1997.



     All of Commercial's directors and officers will, as a result of the Merger, obtain an equity interest in WesBanco in exchange for their shares of Commercial Common Stock. Each of them will receive the same number of shares of WesBanco Common Stock for each share of Commercial Common Stock owned by him or her as every other Commercial shareholder. As a result of the Merger, directors and officers of Commercial will beneficially own, in the aggregate, 738,247 approximately shares or 3.53% of WesBanco Common Stock. See "Information with Respect to Commercial--Directors and Executive Officers." Certain affiliates of Commercial will, however, be subject to certain restrictions on any resale of WesBanco stock received by them pursuant to the Merger. See "Resale Restrictions." The directors of Commercial do not own any shares of WesBanco Common Stock, except for A. Vernon Criss, III, a director of Commercial, who beneficially owns 42,807 shares of WesBanco Common Stock.



     As a result of the Merger each five percent shareholder of Commercial will receive, in exchange for the Commercial Common Stock beneficially owned by them, the amount and percentage of shares of WesBanco Common Stock set forth in "Information With Respect to Commercial--Principal Shareholders." Currently the only five-percent shareholder of Commercial Common Stock is Commercial Bancshares, Inc. Employee Stock Ownership Trust which owns approximately 170,461 shares or 10.55%.


     Under the Merger Agreement, William E. Mildren, Jr., Robert K. Tebay, James
W. Swearingen and Larry G. Johnson will become directors of WesBanco and Mr. Mildren will become a member of the Executive Committee of the Board of Directors. It is also a condition to WesBanco's obligations to consummate the Merger that William E. Mildren, Jr., Larry G. Johnson, W. Bryan Pennybacker, James A. Meagle, Jr., Thomas M. Lookbaugh and C. Randall Law (collectively, the "Employees") enter into employment agreements (the "Employment Agreements") with Commercial and/or its subsidiaries or successors (for purposes of this subsection only, the "Bank"), as described in the section entitled "The Merger Agreement--Certain Covenants" and "The Merger Agreement--Conditions," below. Wesbanco has previously entered into similar employment agreements with its current officers. There are no agreements that the other individuals who serve as directors and officers of Commercial will remain in their respective positions following the Merger. See "Effects of the Merger: The Surviving Corporation" below.

     All Employment Agreements would have substantially the same terms and conditions other than variations in compensation. The Employment Agreements provide that each Employee entering into such Employment Agreement will be paid a salary as determined by the Board of Directors annually, but in no event less than the amount to be stated in each Employment Agreement. Each Employment Agreement also requires the Bank to provide the same benefits to the Employees which it provides to other executive employees, during the period of his/her employment. Each Employment Agreement contains a termination for cause provision and a termination on death clause. In the event of the death of the Employee during the term of the agreement, the Bank is required to pay to such Employee's spouse or estate an amount equal to six months of such employee's base salary at his/her then current base rate. In the event the Bank attempts to terminate the Employee's employment other than (i) for cause, (ii) the death of the Employee, or (iii) by mutual consent with the Employee, Employee is entitled to receive an amount equal to the greater of six months base salary or the base salary payable under the remaining term of the agreement. The term of each Employment Agreement is for a term of three years, set forth in each agreement providing for an automatic extension on each anniversary date unless either party gives 90 days' prior written notice. WesBanco is a party to such contract and will unconditionally guarantee the performance of the bank thereunder. The agreement also provides that upon consummation of the Merger, each Employee shall serve in an executive capacity.

     As of February 2, 1998, WesBanco held 4,210 shares of Commercial Common Stock. Christopher V. Criss, a member of WesBanco's Board of Directors is the President and Chief Executive Officer, a Director and a shareholder of Atlas. Atlas is the holder of 39,023 shares of Commercial Common Stock. Also, Mr. Criss's brother, A. Vernon Criss, III, is a member of Commercial's Board of Directors and a shareholder of Atlas as well. Atlas has the sole power to vote and the sole power to dispose of the 39,023 shares of Commercial Common Stock owned by it. No other Directors, executive officers and affiliates of WesBanco owned shares of Commercial Common Stock as of such date. WesBanco currently holds options to purchase up to 321,620 shares of Commercial Common Stock pursuant to the Option Agreement, dated September 12, 1997, between WesBanco and Commercial. See "Other Agreements--The Option Agreement." Except for the stock ownership of Commercial described herein and for counsel fees paid to a director of WesBanco in the ordinary course of business in connection with this transaction, no directors, officers or affiliates of WesBanco have any special interest in the Merger or are receiving any special consideration or compensation as a result of the Merger.


     It is not anticipated that any outstanding transactions between Commercial or WesBanco and their respective affiliates, and any directors, officers, or principal shareholders of Commercial or WesBanco or their respective associates, including any outstanding loans or trust relationships, will be affected by the Merger.

OPINION OF DANIELSON ASSOCIATES, INC.


     On September 12, 1997, Danielson Associates rendered a definitive written opinion that the Merger is fair, from a financial point of view, to Commercial and its shareholders. Danielson Associates furnished an updating opinion dated February 9, 1998. Commercial may request Danielson Associates to update its opinion again if the closing of the Merger is held more than five days after the Commercial Special Meeting.



     THE FULL TEXT OF DANIELSON ASSOCIATES' OPINION DATED FEBRUARY 9, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED BY DANIELSON ASSOCIATES, IS ATTACHED AS APPENDIX III TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. DANIELSON ASSOCIATES' OPINION DELIVERED TO THE COMMERCIAL BOARD OF DIRECTORS WAS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMERCIAL COMMON STOCK FROM THE POINT OF VIEW OF THE HOLDERS OF COMMERCIAL COMMON STOCK OTHER THAN WESBANCO AND ITS AFFILIATES, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMMERCIAL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE COMMERCIAL MEETING. THE SUMMARY OF THE DANIELSON ASSOCIATES OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. COMMERCIAL SHAREHOLDERS ARE URGED TO READ THE ENTIRE OPINION CAREFULLY.


     Commercial retained Danielson Associates to advise the Commercial Board of Directors as to its "fair" sale value and the fairness to its shareholders of the financial terms of the offer to acquire Commercial. Danielson Associates is regularly engaged in the valuation of banks, bank holding companies, and thrifts in connection with mergers, acquisitions, and other securities transactions; and has knowledge of, and experience with, the West Virginia banking markets and banking organizations operating in those markets. Danielson Associates was selected by Commercial because of its knowledge of, expertise with, and reputation in the financial services industry.

     In such capacity, Danielson Associates reviewed the Merger Agreement with respect to the pricing and other terms and conditions of the Merger, but the decision as to accepting the offer was ultimately made by the Board of Directors of Commercial. Danielson Associates rendered its oral opinion to the Commercial Board of Directors, and subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the WesBanco offer were "fair" to Commercial and its shareholders from a financial point of view. No limitations were imposed by the Commercial Board of Directors upon Danielson Associates with respect to the investigation made or procedures followed by it in arriving at its opinion.

     In arriving at its opinion, Danielson Associates (a) reviewed certain business and financial information relating to Commercial and WesBanco, including annual reports for the fiscal year ended December 31, 1996 and call report data from 1989 to 1996 including quarterly reports for 1997; (b) discussed the past and current operations, financial condition and prospects of Commercial with its senior executives; (c) analyzed the pro forma impact of the merger on WesBanco's earnings per share, capitalization, and financial ratios; (d) reviewed the reported prices and trading activity for the Commercial and the WesBanco Common Stock and compared them to similar bank holding companies; (e) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions; (f) reviewed the Merger Agreement and certain related documents; and (g) considered such other factors as were deemed appropriate.

     Danielson Associates did not obtain any independent appraisal of assets or liabilities of Commercial or WesBanco or their respective subsidiaries. Further, Danielson Associates did not independently verify the information provided by Commercial or WesBanco and assumed the accuracy and completeness of all such information.

     In arriving at its opinion, Danielson Associates performed a variety of financial analyses. Danielson Associates believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all the factors, and analyses, could create an incomplete view of the analyses and the process underlying Danielson Associates opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis and summary description.

     Danielson Associates made certain assumptions with respect to future industry performance, business and economic conditions, and other matters, many of which were beyond Commercial's or WesBanco's control. Any estimates contained in Danielson Associates' analyses are not necessarily indicative of the future results of operation, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     The following is a summary of selected analyses considered by Danielson Associates in connection with its opinion letter.

  Pro Forma Merger Analyses

     Danielson Associates analyzed the changes in the amount of earnings and book value represented by the receipt of about $135.8 million for all of the outstanding shares of Commercial Common Stock, which will be paid in WesBanco Common Stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for WesBanco Common Stock.

  Comparable Companies

     Danielson Associates compared Commercial's (a) tangible capital of 10.13% of assets as of June 30, 1997, (b) .70% of assets nonperforming as of June 30, 1997, and (c) net operating income of 1.91% of average assets for the trailing twelve month period ending March 31, 1997, with the medians for selected West Virginia banks which Danielson Associates deemed comparable. These banks included American Bancorporation, Matewan Bancshares, Inc., Pocahontas Bankshares Corporation and Putnam Bancshares, Inc. Their medians were (a) tangible capital of 7.93% of assets, (b) 1.12% of assets nonperforming, and (c) net operating income of 1.88% of average assets.

     Danielson Associates also compared WesBanco's (a) stock price as of September 18, 1997 equal to 20.7 times earnings and 189% of book, (b) dividend yield based on trailing four quarters as of June 30, 1997 and stock price as of September 18, 1997 equal to 2.73%, (c) tangible capital as of June 30, 1997 of 13.16% of assets, (d) nonperforming assets as of June 30, 1997 equal to .99% of total assets, (e) return on average assets during the trailing four quarters ended June 30, 1997 of 1.31% and (f) return on average equity during the same period of 9.69%, with the medians for selected banks and bank holding companies that Danielson Associates deemed to be comparable to WesBanco. The selected institutions included BancFirst Ohio Corp., Citizens Bancshares, Inc., City Holding Company, CoBancorp, Inc., First Financial Bancorp, Horizon, Matewan Bancshares, Inc., Mid Am Inc., Park National Corporation, Second Bancorp, Incorporated and United Bankshares, Inc. The comparable medians were (a) stock price equal to 18.8 times earnings and 262% of book, (b) dividend yield of 2.16%, (c) tangible capital of 8.65% of assets, (d) .58% of assets nonperforming, (e) return on average assets of 1.16% and (f) return on average equity of 13.37%. Danielson Associates also compared other income, expense, and balance sheet information of such companies with similar information about WesBanco.

  Comparable Transaction Analysis

     Danielson Associates compared the consideration to be paid in the merger to the latest twelve months earnings and equity capital of Commercial with earnings and capital multiples paid in acquisitions of MidAtlantic banks in 1996 and 1997 through the opinion date. Of these, the most applicable recent transactions included Fulton Financial Corporation/Keystone Heritage Group, Inc., Area Bancshares Corporation/Cardinal Bancshares and Horizon Bancorp, Inc./Twentieth Bancorp, Inc. At the time Danielson Associates made its analysis, the consideration to be paid in the merger was 297% of Commercial's June 30, 1997 book value and 25.9 times Commercial's earnings for the trailing four quarters as of June 30, 1997. This compares to the median multiples of 247% of book value and 20.8 times earnings for the comparable acquisitions.

     The transaction price also was compared to the prices paid for five sales involving banks from Kentucky, Maryland, Ohio, Pennsylvania and West Virginia with assets over $100 million during 1997. The median comparable deal prices in these transactions were 239% of book and 20.8 times earnings.

  Other Analysis

     In addition to performing the analyses summarized above, Danielson Associates also considered the general market for bank and thrift mergers, the historical financial performance of Commercial and WesBanco, the deposit market shares of both banks, and the general economic conditions and prospects of those banks.

     No company or transaction used in this composite analysis is identical to Commercial or WesBanco. Accordingly, an analyses of the results of the foregoing is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

     The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson Associates in the course of arriving at its opinions. In payment for its services as the financial advisor to Commercial, Danielson Associates is to be paid an estimated fee of about $375,000.

EFFECTS OF THE MERGER: THE SURVIVING CORPORATION

     The Merger will become effective at the time the Articles of Merger are filed with the Secretary of State of the State of West Virginia, and the Certificate of Merger is issued by the Secretary of State of the State of West Virginia (the "Effective Time"). At the Effective Time of the Merger, the separate existence of Commercial will cease. CBI will be the surviving corporation (sometimes referred to as the "Surviving Corporation"). The assets, liabilities, and capital of Commercial will be merged into CBI and these assets, liabilities and capital will then constitute part of the assets, liabilities and capital of CBI. CBI will continue to operate under its Articles of Incorporation and Bylaws effective as of the day of the Merger.

     The Articles of Incorporation and Bylaws of WesBanco will be unaffected by the Merger, and the individuals who served as directors and officers of WesBanco immediately prior to the Merger will continue to serve as directors and officers of WesBanco after the Effective Time, until their successors shall have been elected and qualified or until their resignation or removal according to law. In addition, certain directors of Commercial will become directors of WesBanco. See "The Merger--Interests of Certain Persons in the Merger." For information concerning WesBanco's current management, see WesBanco's 1997 Definitive Proxy Statement filed pursuant to Section 14(a) of the Securities Act of 1934 on March 14, 1997. See "Incorporation Of Certain Documents By Reference."

     Commercial will be merged with and into CBI, which is a wholly-owned subsidiary of WesBanco, in the Merger. While WesBanco has advised Commercial that the officers and employees of the affiliate banks of Commercial immediately after the Merger will be the same as the officers and employees now holding such positions, there are no agreements to that effect, except for Employment Agreements for certain Employees. See "The Merger--Interests of Certain Persons in the Merger." It is anticipated that after the Effective Date, there will be a close liaison and a high level of cooperation among all WesBanco subsidiaries, including the officers of the affiliate banks of Commercial, which can be expected to result in improved services to their respective customers and greater efficiency.

     If the Merger had occurred as of September 30, 1997, Commercial would have, on a pro forma consolidated basis, constituted 20.9% of deposits, 19.4% of assets, 15.0% of equity of WesBanco, and its shareholders would have held 22.3% of the total outstanding shares of WesBanco on a pro forma consolidated basis. In addition, for the nine months ended September 30, 1997, Commercial would have contributed 21.7% of net interest income and 17.4% of net income to WesBanco on a pro forma consolidated basis. These percentages reflect the relative size of Commercial as of September 30, 1997. These percentages may change with the normal variances in the rates of growth for deposits and loans for all WesBanco affiliates. Additionally, it is contemplated that WesBanco may combine with other financial institutions in the future and these mergers may affect the percentages shown above. However, WesBanco is not presently involved in any other material merger transactions for which definitive agreements or letters of intent have been executed. See "Pro Forma Financial Data" and "Information With Respect To WesBanco--Recent Acquisitions."

GOVERNMENT APPROVALS

     The completion of the Merger is also conditioned upon the approval of the acquisition and Merger by the West Virginia Department of Banking, and the Federal Reserve Board.


     Applications for approval of the Merger were filed with the Federal Reserve Board and the West Virginia Department of Banking on January 2, 1998, and January 12, 1998, respectively, and were confirmed as filed by the Federal Reserve Board on January 12, 1998. Approval of the Merger has not yet been received from the West Virginia Board of Banking or the Federal Reserve Board.


     The Mergers cannot proceed in the absence of the requisite regulatory approvals. Although there can be no assurance that these regulatory approvals will be obtained, WesBanco and Commercial believe that the required governmental approvals will be obtained.

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Commercial Common Stock who object to the Merger and comply with
Section 31-1-123 of the West Virginia Corporation Act, are entitled to payment of the fair value of their shares (each such shareholder, a "Dissenting Shareholder"). The fair value of the shares held by a Dissenting Shareholder is determined as of the day prior to the date on which the Commercial shareholder vote on the Agreement was taken without regard to any appreciation or depreciation in anticipation of such corporate action.

     The following is a brief summary of the steps necessary to be taken by a shareholder to perfect his or her rights under West Virginia law to be paid the fair value of his or her shares as a Dissenting Shareholder. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of Section 31-1-123 of the West Virginia Corporation Act, which is reproduced in full as Appendix IV to this Joint Proxy Statement/Prospectus.

     1. Written Objection to the Merger Must Be Filed. A Dissenting Shareholder must file written objection to the proposed Merger with Commercial prior to or at the Commercial Meeting.

     2. Shares Must Not Be Voted in Favor of the Merger. A Dissenting Shareholder must not vote his or her shares of Commercial Common Stock in favor of the Merger. It is not required that they be voted against the Merger; however, a vote in favor of the Merger will preclude the exercise of dissenters' rights.

     3. Shareholders Must Make Written Demand for Fair Value. A Dissenting Shareholder must make written demand on Commercial or the Surviving Corporation for payment of the fair value of his or her shares of Commercial Common Stock within 10 days after the vote is taken at the Commercial Meeting. Voting against the Merger does not constitute the demand for payment required by law. A Dissenting Shareholder who fails to make such written demand within the 10-day period shall be bound by the terms of the Agreement. The written demand may be addressed to William E. Mildren, Jr., President, Commercial

Bancshares, Incorporated, 415 Market Street, Parkersburg, West Virginia, 26101. Once the demand has been made, it cannot be withdrawn without the permission of Commercial or the Surviving Corporation.

     4. Rights of a Dissenting Shareholder. Any shareholder making such demand shall thereafter be entitled only to payment as a Dissenting Shareholder as provided by law and shall not be entitled to vote or to exercise any other rights of a shareholder. No such demand may be withdrawn without the consent of Commercial or the Surviving Corporation. If, however, such demand is withdrawn upon consent, or if the proposed Merger is abandoned or rescinded, or if the shareholders revoke the authority to effect the Merger, or if no demand or petition for the determination of fair value by a court of general civil jurisdiction has been made or filed within the time set forth under Paragraph 7 below, or if a court of general civil jurisdiction determines that such shareholder is not entitled to the relief as a Dissenting Shareholder, then the right of such shareholder to be paid the fair value of his or her shares ceases and his or her status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

     5. Dissenting Shareholder Must Surrender Certificate(s). A Dissenting Shareholder must surrender his or her stock certificates to Commercial within 20 days after demanding payment for his or her shares in order for Commercial to place a notation on the stock certificates that such demand has been made. A Dissenting Shareholder's failure to surrender his or her certificate shall, at Commercial's option, terminate his or her dissenters' rights unless a court, for good cause shown, directs otherwise.

     6. Commercial Must Make Offer. Within 10 days after the Effective Date of the Merger, the Surviving Corporation must give written notice thereof and make a written offer to each Dissenting Shareholder who has made written demand ( as set forth in Paragraph 3 above) to pay for the Dissenting Shareholder's shares at a specified price deemed by it to be the fair value thereof, accompanied by a balance sheet of Commercial as of the latest available date (not more than twelve months prior to the making of the offer) and a profit and loss statement of Commercial for the twelve month period ended on the date of such balance sheet. If within 30 days after the Effective Date, a Dissenting Shareholder and Commercial agree upon the fair value, the Dissenting Shareholder shall be entitled to receive the agreed payment for his or her shares within 90 days after the Effective Date upon surrender of such shares. Upon payment of the agreed value, the Dissenting Shareholder shall cease to have any interest in such shares.

     7. Filing Suit. If a Dissenting Shareholder and Commercial fail to agree upon the fair value within 30 days after the Effective Date, then Commercial shall within 30 days after receipt of written demand from any Dissenting Shareholder, which written demand must be given within 60 days after the Effective Date, file a complaint in the Circuit Court of Wood County, West Virginia, requesting that the fair value of such shares be found and determined. In the event that Commercial fails to institute such a proceeding, the Dissenting Shareholder may do so in the name of Commercial.

     The foregoing does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise dissenters' rights. To exercise such rights, strict adherence to the provisions of those sections of the law of the State of West Virginia referred to above is required. EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE SUCH RIGHTS SHOULD CONSULT SUCH LAWS AND ADHERE TO THE PROVISIONS THEREOF. As in all legal matters, you would be well advised to seek the guidance of an attorney at law.

     The receipt of cash for shares of Commercial Common Stock held by a Dissenting Shareholder will be a taxable transaction to the Dissenting Shareholder for Federal income tax purposes. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with Sections 302 and 1001 (and in certain cases, other provisions) of the IRC. Any Commercial shareholder contemplating the possible exercise of dissenters' rights is urged to consult a tax advisor as to the Federal (and any applicable state and local) income tax consequences resulting from such an election.

RESALE RESTRICTIONS

     The shares of WesBanco Common Stock issuable upon the consummation of the Merger will be registered with the Commission under the Securities Act of 1933 (the "Securities Act"). Under current law, each holder of Commercial Common Stock who is not an affiliate of WesBanco or Commercial within the meaning of Rule 144 or 145 under the Securities Act, may sell or transfer any shares of WesBanco Common

Stock such holder receives in the Merger without need of further registration under the Securities Act. This Joint Proxy Statement/Prospectus does not cover and may not be used in connection with any resales of WesBanco Common Stock by such affiliates.

     Shares of WesBanco Common Stock issued to Commercial shareholders who may be deemed to be affiliates of Commercial before the Merger or affiliates of WesBanco after the Merger may be resold only in transactions permitted by Rules 145 and 144 under the Securities Act, pursuant to an effective registration statement or in transactions exempt from registration. Generally, a shareholder who is an executive officer, director or a principal shareholder or other control person of a company may be deemed to be an affiliate for these purposes, while other shareholders would not be deemed to be affiliates. Rules 144 and 145, insofar as relevant to shares acquired in the Merger, impose restrictions on the manner in which affiliates may make resales and also on the quantity of resales that such affiliates, and others with whom they might act in concert, may make within any three-month period.

     It is a condition to WesBanco's obligation to consummate the Merger that Commercial (i) deliver to WesBanco a schedule specifying the persons who may be deemed to be "affiliates" of Commercial within the meaning of Rule 145 under the Securities Act ("Affiliates"); and (ii) use its best efforts to cause each Affiliate to deliver to WesBanco, prior to Closing, a letter, providing that the shares of WesBanco Common Stock issued pursuant to the Merger in exchange for shares of Commercial Common Stock held by or for the benefit of such Affiliate
(a) will not be sold or otherwise disposed of except in accordance with Rule 145 (where the Affiliate has given WesBanco evidence of compliance with the Rule reasonably satisfactory to it) or pursuant to an effective registration statement under the Securities Act unless such person has furnished to WesBanco a no-action or interpretive letter from the Commission or an opinion of counsel reasonably satisfactory to WesBanco that such transaction is exempt from or otherwise complies with the registration requirements of the Securities Act; and
(b) may be represented by certificates which bear an appropriate legend.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "pooling of interests" by WesBanco. The results of this accounting treatment are shown in the summary unaudited combined pro forma financial data included elsewhere in this Joint Proxy Statement/Prospectus. See "Pro Forma Financial Data."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is conditioned upon receipt of an opinion of counsel, as to the principal federal income tax consequences expected to result from the Merger. It is anticipated that an opinion of counsel will be provided by counsel for WesBanco, Kirkpatrick & Lockhart LLP ("Kirkpatrick & Lockhart"), as to the principal federal income tax consequences of the Merger.

     The following is a summary of such opinion. This summary is qualified in its entirety by reference to the full text of such opinion, including the assumptions upon which such opinion is based. Such opinion is filed with the Registration Statement as Exhibit 8.1. Neither such opinion nor this summary address any tax considerations under foreign, state or local laws, or the tax considerations to shareholders other than individual United States citizens who hold their shares of WesBanco or Commercial Common Stock as a capital asset within the meaning of Section 1221 of the IRC.

     No rulings have been requested from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. Commercial shareholders should be aware that the opinion of Kirkpatrick & Lockhart is not binding on the Service and the Service is not precluded from taking a different position. Commercial shareholders should also be aware that some of the federal income tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. The opinion of Kirkpatrick & Lockhart is based upon the federal income tax laws as in effect on the date of such opinion and as those laws are currently interpreted. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein.

     The federal income tax consequences discussed below are conditioned upon, and the opinion of Kirkpatrick & Lockhart is based upon, the accuracy, as of the date hereof and at, as of and after the Effective Time, of certain assumptions, including, but not limited to, the following (taking into account for purposes hereof all events that are contemplated under the agreement): (A) that, pursuant to the Merger, the former shareholders of Commercial receive shares of WesBanco Common Stock having a value on the date on which the effective time of the Merger occurs of not less than fifty percent (50%) of the value of Commercial Common Stock as of the same date; (B) that following the Merger, WesBanco will continue the historic business of Commercial or use a significant portion of Commercial's historic business assets in a business; and (C) that a bona fide corporate business purpose exists for the Merger.

     WesBanco and Commercial believe that all of the foregoing assumptions are accurate as of the date hereof, and will be accurate at, as of and after the Effective Time. If either WesBanco or Commercial learns before the Effective Time that such assumptions are false and that its counsel therefore believes that the Merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the Merger.

     Kirkpatrick & Lockhart will render an opinion to WesBanco and Commercial, based upon the assumptions set forth therein, that the Merger will have the following federal income tax consequences:

          (i) The statutory merger of Commercial with CBI will constitute a reorganization within the meaning of Section 368(a)(1) of the IRC, and WesBanco, Commercial, and CBI will each be a "party to a reorganization" as defined in IRC Section 368(b);

          (ii) No gain or loss will be recognized by WesBanco, Commercial or CBI as a result of the transactions contemplated in the Agreement;

          (iii) No gain or loss will be recognized by the shareholders of Commercial as a result of their exchange of Commercial Common Stock for WesBanco Common Stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder.

          (iv) The holding period of the WesBanco Common Stock received by each holder of Commercial Common Stock will include the period during which the stock of Commercial surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange;

          (v) The federal income tax basis of the WesBanco Common Stock received by each holder of Commercial Common Stock will be the same as the basis of the stock exchanged therefore;

          (vi) A Commercial shareholder who dissents from the proposed Merger and receives solely cash in exchange for that shareholder's shares of Commercial Common Stock will be treated as having received that cash as a distribution in redemption of those shares subject to the provisions and limitations of Section 302 of the IRC. If the distribution is eligible for treatment as a distribution in redemption of that shareholder's shares, that shareholder will recognize gain to the extent of the consideration received less that shareholder's adjusted basis in those shares; and

          (vii) The receipt by a Commercial shareholder of cash in lieu of a fractional share of WesBanco Common Stock will be treated as if that fractional share was issued to that holder in the Merger and thereafter redeemed by WesBanco for cash. The receipt of cash by a Commercial shareholder will be treated as a distribution by WesBanco in full payment in exchange for the fractional share as provided in Section 302(a) of the IRC. If the distribution is eligible for treatment as a distribution in redemption of a Commercial shareholder's fractional share, that shareholder will recognize gain to the extent of the consideration received less that shareholder's allocable adjusted basis in that fractional share.

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND OTHER FACTORS, EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THAT SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN INCOME, PROPERTY, TRANSFER AND OTHER TAX LAWS.

                              THE MERGER AGREEMENT

     Following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Appendix I to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders of WesBanco and Commercial are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

THE MERGER

     The Merger Agreement provides that, following the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the shareholders of WesBanco and of Commercial, and the satisfaction or waiver of the other conditions to the Merger, Commercial will be merged with and into CBI, with CBI as the corporation surviving the Merger.

     If all such conditions to the Merger are satisfied or waived, the Merger will become effective at the Effective Time. At the Effective Time, the Articles of Incorporation and the Bylaws of CBI immediately prior to the Merger will constitute the Articles of Incorporation and Bylaws of the corporation surviving the Merger.

CONVERSION OF SECURITIES

     Upon consummation of the Merger, pursuant to the Merger Agreement, each share of Commercial Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Commercial Common Stock issued and held in treasury of Commercial or beneficially owned by CBI or WesBanco, other than in a fiduciary capacity, and shares as to which dissenters rights are exercised in accordance with the West Virginia Corporation Act), will be converted into and become, without action on the part of the holder thereof, the right to receive
2.85 shares of WesBanco Common Stock, having equal rights and privileges with respect to all other WesBanco Common Stock issued and outstanding as of the Effective Time of the Merger. No fractional shares of WesBanco Common Stock will be issued in connection with the Merger. Cash will be paid in lieu of issuing fractional shares of WesBanco Common Stock, based on a whole share value of $28.37 per share, or at the election of each Commercial shareholder, such shareholder may purchase the remaining fraction of such share at the aforesaid value. Shares of Commercial Common Stock issued and held in the treasury of Commercial or beneficially owned by WesBanco or CBI, other than in a fiduciary capacity, will be canceled and retired at the Effective Time. Each share of common stock of CBI issued and outstanding immediately prior to the Effective Time, shall at the Effective Time, become one issued and outstanding share of common stock of CBI as the corporation surviving the Merger.

     Promptly after the Effective Time, American Stock Transfer & Trust Company (the "Exchange Agent"), will mail transmittal forms and exchange instructions to each holder of record of Commercial Common Stock to be used to surrender and exchange certificates evidencing shares of Commercial Common Stock for certificates evidencing the shares of WesBanco Common Stock to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing shares of Commercial Common Stock will be able to surrender such certificates to the Exchange Agent, and each holder will receive in exchange therefor certificates evidencing the number of shares of WesBanco Common Stock to which such holder is entitled. Such transmittal letters will be accompanied by instructions specifying other details of the exchange. HOLDERS OF COMMERCIAL COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

     After the Effective Time, each certificate evidencing shares of Commercial Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of WesBanco Common Stock which the holder of such certificate is entitled to receive by virtue of the Merger, and the payment in cash for any fractional share of Commercial Common Stock which such holder is entitled to receive, without interest, should such shareholder not elect to purchase the remaining fraction of such share of common stock at the price set forth above. The holder of an unexchanged certificate will not be entitled to receive any dividends or other distributions payable by WesBanco until the certificate has been exchanged. Following such exchange such dividends or other distributions will be paid to the holder entitled thereto, without interest, together with payment of cash for the fractional share to which such holder is entitled.

     WesBanco or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable or issuable pursuant to the Merger Agreement to any holder of Commercial Common Stock such amounts as WesBanco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment or issuance under the IRC, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by WesBanco or the Exchange Agent, such withheld amounts shall be treated as having been paid to the holder of shares of Commercial Common Stock in respect of which such deduction and withholding was made by WesBanco or the Exchange Agent.

     Immediately upon the completion of the exchange of shares of Commercial Common Stock for shares of WesBanco Common Stock as described in the preceding paragraphs, the continuing Directors of Commercial or its subsidiaries who have been elected to serve on the board of directors of one or more banking subsidiaries of WesBanco will maintain at least the minimum number of shares of WesBanco Common Stock as is required to be held as directors' qualifying shares under applicable law for continued membership on the Board of Directors of WesBanco or any of its subsidiaries.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of WesBanco, Commercial and CBI (which will terminate upon the consummation of the Merger) relating to, among other things, (a) the corporate organization and qualification of Commercial and its subsidiaries, WesBanco and its subsidiaries and CBI and certain similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement and the consummation of the transactions contemplated thereby and related matters; (c) the absence of any violation under the respective charters and bylaws of Commercial or WesBanco, as the case may be, and certain instruments and laws; (d) the financial statements of each of WesBanco and Commercial; (e) no actions, suits, claims or proceedings being brought against either Commercial and its subsidiaries or WesBanco and its subsidiaries; (f) the capital structure of each of WesBanco, CBI and Commercial; (g) material contracts; (h) the absence of materially adverse contracts; (i) the absence of undisclosed liabilities; (j) title to properties; (k) the accuracy of information provided in this Joint Proxy Statement/Prospectus; (l) taxes, tax returns and audits and certain tax matters; (m) the absence of certain material adverse changes or events; (n) the maintenance of fidelity bonds by Commercial, WesBanco and their respective subsidiaries; (o) certain benefit matters; (p) the absence of labor disputes;
(q) the adequacy of reserves for possible loan losses; (r) the ownership by WesBanco and Commercial of their subsidiaries; (s) the filing and delivery of certain Exchange Act reports; and (t) the authority of WesBanco to issue shares of WesBanco Common Stock under the Merger Agreement.

CERTAIN COVENANTS

     Pursuant to the Merger Agreement, each of WesBanco and Commercial has agreed that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms, or the Effective Time, except as otherwise disclosed to the other party in writing in connection with the Merger Agreement, or consented to in writing by the other party, it will, with certain exceptions: (a) use its best efforts in good faith to take, or cause to be taken, all action required under the Merger Agreement on its part so as to permit the consummation of the Merger at the earliest possible date; (b) deliver certain securities filings; (c) cooperate in furnishing of information in preparation of this Joint Proxy Statement/Prospectus; (d) cooperate in the filing of any regulatory applications, including an application to the Federal Reserve Board and the West Virginia Department of Banking, with respect to the Merger; (e) cooperate in providing information with respect to the preparation and filing of this Registration Statement; and (f) advise WesBanco or Commercial, as the case may be, of any material adverse change in the financial condition, assets, business or operation of the other party or its subsidiaries.

     In addition, Commercial has further agreed that: (a) it will not make any change in its authorized capital stock; (b) except for shares to be issued in connection with a pending acquisition, it will not issue any shares of Commercial Common Stock (see "Information With Respect to Commercial--Future Acquisitions"); (c) it will not issue or grant any options, warrants or other rights to purchase shares of Commercial Common Stock;

(d) it will not declare or pay cash dividends other than those which do not in the aggregate exceed the lesser of $1.20 per share per year or 50% of the after-tax income of Commercial for such year; (e) it will not purchase, acquire or agree to acquire for consideration, any Commercial Common Stock (other than in a fiduciary capacity); (f) except as otherwise contemplated by the Merger Agreement or required by law, it will not amend any employment agreement, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan; (g) it will not take any action materially adversely affecting the financial condition (present or prospective) of it or its subsidiaries; (h) will not acquire or merge with any other company or acquire any branch or, other than in the ordinary course of business, any assets of any company; (i) except in the ordinary course of business, it will not create any mortgage, pledge or subject any of its material assets to a lien or other encumbrance, incur or cancel any material debts or claims, increase any compensation or benefits payable to its officers or employees, except in the ordinary course of its business as heretofore conducted, or take any other action not in the ordinary course of its business as heretofore conducted or incur any material obligation or enter into any material contract; (j) it will not amend its charter or bylaws; (k) it will advise WesBanco of the name, address and the number of shares of Commercial Common Stock held by each shareholder who elects to exercise his or her right to dissent to the Merger; (l) operate its business only in the ordinary course consistent with past practice; (m) it will not, and will not permit any person acting on its behalf, to solicit any acquisition proposal or to merge or consolidate with, or acquire all or any substantial portion of the assets of Commercial or its subsidiaries, or any tender or exchange offer (or proposal to make any tender or exchange offer) for any shares of stock of Commercial, or any proposal to acquire more than 10% of the outstanding shares of stock of Commercial or any options, warrants or rights to acquire, or securities convertible into or exchangeable for, more than 10% of the outstanding shares of stock of Commercial; (n) it will deliver to WesBanco all forms filed with the Commission after the date of the Merger Agreement; and (o) it will maintain its insurance at the existing levels.

     WesBanco has also agreed that: (a) prior to the Effective Time, it will deliver to the Exchange Agent, shares of WesBanco Common Stock and cash sufficient in amount to meet the requirements of the Merger; (b) it will file all documentation necessary to organize and incorporate CBI in West Virginia;
(c) it will deliver to Commercial copies of its Forms 10-K, 10-Q and 8-K filed after the execution of the Merger Agreement; and (d) as of the Effective Time, it will appoint (i) William E. Mildren, Jr., Robert K. Tebay, James W. Swearingen and Larry G. Johnson, or if one or more of them should be unwilling or unable to serve, a substitute, to the Board of Directors of WesBanco and (ii) William E. Mildren, Jr. (or a designated substitute) as a member of the Executive Committee of the Board of Directors of WesBanco.

CONDITIONS

     The respective obligations of WesBanco and Commercial to effect the Merger are subject to the following conditions, among others: (a) approval by the shareholders of WesBanco, CBI and Commercial of the Merger Agreement as required by law; (b) the West Virginia Banking Board shall have (i) approved the organization and incorporation of CBI and the Merger and (ii) shall not have entered an order disapproving the acquisition of Commercial by WesBanco pursuant to the Merger Agreement; (c) the issuance of a charter by the West Virginia Secretary of State for CBI; (d) the approval by the Board of Governors of the Federal Reserve System of the application of WesBanco to acquire Commercial and of CBI becoming a bank holding company; (e) the Registration Statement and any post-effective amendments thereto shall have been declared effective and no stop order or proceedings seeking a stop order shall have been issued or threatened;
(f) the absence of any order to restrain, enjoin or otherwise prevent the consummation of the Merger shall have been entered by any court or administrative body which remains in effect; (g) the receipt of all material governmental or other authorizations, consents, orders or approvals, including the filing of this Registration Statement with the Commission; (h) expiration of all periods for review, objection or appeal of any consents, approvals or permissions required for the consummation of the Merger; (i) the holders of no more than 10% of the issued and outstanding voting shares of Commercial shall have exercised dissenters' rights in accordance with the Act; (j) the receipt of an opinion of Kirkpatrick & Lockhart, dated as of the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the IRC and to certain other tax matters; (k) no action, proceeding, regulation or legislation shall have been instituted before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, this Merger Agreement or the consummation of the Merger; (l) the approvals sought in accordance with the Merger Agreement shall not have required any divestiture or cessation of any material part of the present operations of WesBanco, Commercial or any of their subsidiaries; (m) the accuracy in all material respects of the representations and warranties of the other party set forth in the Merger Agreement; (n) the delivery of certified copies of the resolutions duly adopted by the Boards of Directors and shareholders of WesBanco and Commercial; and (o) the receipt of certain legal opinions.

     In addition, the consummation of the Merger Agreement by WesBanco is also conditioned upon: (a) the receipt of an opinion from Ernst & Young, that the Merger will be treated as a "pooling of interests" for accounting purposes; (b) the receipt of a schedule identifying all persons who may be deemed "affiliates" of Commercial under Rule 145 of the Securities Act and the delivery of affiliate letters by such persons; (c) the execution and delivery of employment agreements for William E. Mildren, Jr., Larry G. Johnson, W. Bryan Pennybacker, James A. Meagle, Jr., Thomas M. Lookbaugh and C. Randall Law; (d) the absence of any pending suit, action or proceeding, including the case styled Citizens Bancshares, Inc. v. Commercial Bancshares, Inc. and the Complaint styled Peoples Bancorp, Inc. v. Commercial Bancshares, Inc. which, in the reasonable judgment of WesBanco, if successful, could have a material adverse effect on the financial condition or operations of Commercial or its subsidiaries; provided, however, that WesBanco shall not have the right to terminate the Merger Agreement unless (i) WesBanco's Board of Directors, acting reasonably and upon the advice of counsel, concludes that such suits could result in a loss exposure to Commercial, including fees, expenses and damages of $250,000 or more, or (ii) injunctive relief or specific performance has been awarded to Citizens or Peoples or substantive requests for the same are pending, which injunctive relief or specific performance, in the judgment of WesBanco's Board of Directors, acting reasonably and upon the advice of counsel, could materially hinder consummation of the Merger; (e) the delivery of the Option Agreement, dated September 12, 1997, between WesBanco and Commercial; (f) the rights issued under Commercial's Rights Plan shall have been terminated in accordance with the terms of the Rights Plan, the right to exercise the rights and the Rights Plan shall have been terminated in accordance with the provisions of such plan, with no further obligations to the shareholders of Commercial, the rights and the Rights Plan shall no longer be in force or effective, and no right or claim pursuant to the Rights Plan shall have been made, alleged or threatened by any shareholder of Commercial; and (g) the delivery by Gateway of the First Amendment Agreement modifying certain terms of the Agreement and Plan of Merger dated August 15, 1997 by and between Commercial, Gateway and CWV Holding Company, Inc.

     The consummation of the Merger Agreement by Commercial is also conditioned upon: (a) the receipt of an opinion of Danielson Associates as to the effect that the Merger and the transactions contemplated by the Merger Agreement are fair from a financial point of view, to Commercial and its shareholders; (b) the absence of a change in control of WesBanco since July 1, 1997; and (c) the assumption by WesBanco of the Change in Control Arrangements with William E. Mildren, Jr. and Larry G. Johnson dated November 1, 1996.

TERMINATION; EXPENSES

     The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual consent of WesBanco and Commercial; (b) by either WesBanco or Commercial if any of the conditions to such party's obligations to close under the Merger Agreement have not been met and such conditions have not been waived by the party adversely affected thereby; (c) by either WesBanco or Commercial if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; (d) by either WesBanco or Commercial if the Merger has not been consummated by March 31, 1998;
(e) by Commercial, unless waived by Commercial, if the market value of WesBanco Common Stock falls below $25.00 per share as of the closing date, calculated as the average bid price of WesBanco Common Stock quoted by Nasdaq for the 30 calendar days preceding five business days before the closing date; and (f) by either WesBanco or Commercial, if at the Commercial Special Meeting or WesBanco Special Meeting (including any adjournment or postponement thereof), the requisite vote of the shareholders of either WesBanco or Commercial in favor of the Merger Agreement is not obtained.

     In the event of any termination of the Merger Agreement by either WesBanco or Commercial as provided above, the Merger Agreement will become void and there will be no liability or obligation on the part of WesBanco, Commercial, CBI or their respective officers, directors, stockholders or affiliates, except with respect to certain specified matters, including without limitation, those related to confidentiality and expenses.

     Whether or not the Merger is consummated, all legal and accounting fees, and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

AMENDMENT OR WAIVER

     The provisions of the Merger Agreement may be waived at any time by the party which, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party. Any of the terms or conditions of the Merger Agreement may be amended or modified in writing (signed by all the parties to the Merger Agreement) before or after the Commercial Special Meeting at any time prior to the Effective Time, provided, however, that if amended after such meeting, the conversion ratio per share at which each share of Commercial Common Stock will be converted in the Merger and any other material terms of the Merger shall not be amended unless the amended terms are resubmitted to the shareholders of Commercial for approval.

                              THE OPTION AGREEMENT

     Following is a summary of the Option Agreement. Such summary is qualified in its entirety by reference to the Option Agreement which is attached to this Joint Proxy Statement/Prospectus as Appendix II and is incorporated by reference herein in its entirety.

     In connection with the execution of the letter of intent, WesBanco and Commercial entered into the Option Agreement.

     The Option Agreement provides for the purchase by WesBanco of up to 321,620 shares of Commercial Common Stock (the "Option") at an exercise price of $50.00 per share (the "Option Price"); provided, however, that in the event Commercial issues or agrees to issue any shares of Commercial Common Stock (other than in certain circumstances) at a price less than $50.00 per share, the exercise price shall be equal to such lesser price. In the event of any change in Commercial Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and/or the purchase price per share, shall be adjusted appropriately. Also, in the event that any additional shares of Commercial Common Stock are issued or otherwise become outstanding after the date of the Option Agreement (other than pursuant to the Option Agreement), the number of shares of Commercial Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Commercial Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option.

     WesBanco may exercise the Option only upon the occurrence of certain events (each, a "Purchase Event"). The Option Agreement provides that a Purchase Event shall mean the occurrence of any of the following events after the date of execution of the Option Agreement: (i) any person (other than WesBanco, an affiliate thereof, Commercial or any Commercial subsidiary) shall have commenced a bona fide tender or exchange offer to purchase shares of Commercial Common Stock such that upon consummation of such offer such person would own or control 15% or more of the outstanding shares of Commercial Common Stock; (ii) any person (other than Commercial or any Commercial subsidiary), other than in connection with a transaction to which WesBanco has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval, to (x) merge, consolidate or enter into any similar transaction with Commercial or any of its subsidiaries, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Commercial or any of its subsidiaries, or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 51% or more of the voting power of Commercial or any of its subsidiaries; (iii) any other person (other than WesBanco, an affiliate thereof, Commercial, any subsidiary thereof, or any WesBanco subsidiary or Commercial subsidiary in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Commercial Common Stock; (iv) any person (other than Commercial or any of its subsidiaries) shall have made a bona fide proposal to Commercial by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire Commercial or any of its subsidiaries by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or
(y) make an offer described in clause (i) above; or (v) Commercial shall have willfully breached Section 7.21(d) of the Merger Agreement which breach would entitle WesBanco to terminate the Merger Agreement and such breach shall not have been cured prior to the date on which WesBanco shall notify Commercial of its intent to exercise the Option.

     The Option may be exercised in whole or in part, at one or more closings, and may be exercised at any time if a Purchase Event shall have occurred and be continuing and before the Option Agreement is terminated. The Option Agreement provides that to the extent that it shall have not been exercised, the Option shall terminate (a) on the effective date of the Merger; (b) upon the termination of the Merger Agreement in accordance with the respective provisions thereof (other than a termination resulting from a willful breach by Commercial of Section 7.21(d) of the Merger Agreement or following the occurrence of a Purchase Event, failure of Commercial's shareholders to approve the Merger Agreement by the vote required under applicable law); or (c) six months after termination of the Merger Agreement due to a willful breach by Commercial of
Section 7.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of Commercial's shareholders to approve the Merger Agreement by the vote required under applicable law.

     If at any time during the 18 months immediately following the first purchase of shares of Commercial Common Stock pursuant to the Option, WesBanco desires to sell, assign, transfer or otherwise dispose of all or any of the shares of Commercial Common Stock acquired by it pursuant to the Option, it will offer Commercial an opportunity to purchase such shares on the same terms and conditions and at the same price at which WesBanco is proposing to transfer such shares to a third party, subject to the provisions and exceptions set forth in the Option Agreement.

     Upon the consummation of a Purchase Event such that (i) a merger, consolidation, purchase, lease or acquisition of all or substantially all of the assets of Commercial, purchase or other acquisition of securities representing 51% or more of the voting power of Commercial or any subsidiary of Commercial has been consummated, or (ii) a willful breach under Section 7.21(d) of the Merger Agreement has occurred so that WesBanco would be entitled to terminate such agreement, and prior to the expiration of the Option in accordance with the terms of the Option Agreement, at the request of WesBanco, Commercial shall repurchase the Option from WesBanco at a price equal to the difference between the market/offer price (as defined in the Option Agreement) for shares of Commercial Common Stock and the Option Price, multiplied by the number of shares for which the Option being surrendered hereunder may then be exercised but only if the market/offer price is greater than the Option Price.

     The Option Agreement provides that at the request of WesBanco, Commercial will file a registration statement in order to permit the sale or other disposition of the shares of Commercial Common Stock that have been acquired upon exercise of the Option with the intended method of sale or other disposition requested by WesBanco. Commercial will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

DESCRIPTION OF WESBANCO CAPITAL STOCK


     The authorized capital stock of WesBanco consists of 25,000,000 shares of Common Stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock without par value. The shares of WesBanco Common Stock now outstanding are fully paid and nonassessable. As of February 2, 1998, there were approximately 4,397 holders of record of WesBanco Common Stock. Of the 25,000,000 shares of authorized common stock, 15,982,960 shares were issued and outstanding as of February 2, 1998. For a description of

WesBanco dividend rights, see "Comparative Stock Prices and Dividends--WesBanco Common Stock Dividend Policy".


     As of February 2, 1998, there were no shares of preferred stock outstanding. Shares of preferred stock may be issued in one or more classes or series with such preferences, voting rights, full or limited, but not to exceed one vote per share, conversion rights and other special rights as the Board of Directors may fix in the resolution providing for the issuance of the shares. The issuance of shares of preferred stock could affect the relative rights of the common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the company, redemption rights, rights to convert their preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the company by the holders of WesBanco Common Stock.


     Subject to the above limitations, in the event of any liquidation, dissolution or winding up of WesBanco, and subject to the application of state and federal laws, holders of WesBanco Common Stock are entitled to share ratably in the assets available for distribution to stockholders remaining after payment of the corporation's obligations.

     Each share of WesBanco Common Stock is entitled to one vote, and to cumulate votes in the election of directors. No holder of shares of WesBanco Common Stock has any preemptive right to subscribe for or purchase any other securities of WesBanco, and there are no conversion rights or redemption or sinking fund provisions applicable to WesBanco Common Stock. However, WesBanco elects directors on a staggered basis by class with terms of three years. This provision of its Articles of Incorporation requires a super majority vote of its shareholders to change. See "Comparison of Rights of WesBanco and Commercial Shareholders."

DESCRIPTION OF COMMERCIAL CAPITAL STOCK


     The authorized capital stock of Commercial consists of 5,000,000 shares of Common Stock, par value of $5.00 per share. As of February 2, 1998, Commercial has authorized 43,328 shares of cumulative $100 preferred stock, none of which has been issued. The shares of Commercial Common Stock now outstanding are fully paid and nonassessable. As of February 5, 1998, there were approximately 1,115 holders of record of Commercial Common Stock with 1,616,187 shares issued and outstanding.


     Each share of Commercial Common Stock is entitled to one vote and to cumulate votes in the election of directors. No holder of shares of Commercial Common Stock has any preemptive right to subscribe for or purchase any other securities of Commercial, and there are no conversion rights or redemption or sinking fund provisions applicable to Commercial Common Stock.

     Dividends may be paid on Commercial Common Stock at the discretion of Commercial's Board of Directors out of any funds legally available therefore. For a discussion of Commercial's dividend policy and restrictions on the payment of dividends see "The Merger--Commercial Dividend Policy."

     In the event of liquidation or dissolution of Commercial, either voluntary or involuntary, the holders of Commercial Common Stock are entitled to receive pro rata, subject to the application of state and federal laws, such net assets of Commercial as are distributable to shareholders on the respective shares held by them after payment of all liabilities of the corporation.

     In the event of a dissolution of Commercial, the liquidation of its assets, or the winding up of its affairs, and subject to the application of state and federal laws, the holders of Commercial Common Stock will be entitled to share ratably in the assets of Commercial available for distributions to its shareholders remaining after payment of the corporation's obligations.

     On August 14, 1996, the Board of Directors of Commercial, declared a dividend distribution of one Right for each outstanding share of Commercial Common Stock to shareholders of record at the close of business on August 30, 1996 (the "Record Date"). Each Right entitles the registered holder to purchase from Commercial 1/1000 of a share of a new series of preferred stock designated "Junior Participating Cumulative

Preferred Stock, Series A" . Shareholders received one Right per share of Common Stock held of record at the close of business on the Record Date. The exercise price of each Right will be $116, subject to adjustment.

     Rights also attach to shares of Common Stock issued after the Record Date but prior to the Distribution Date unless the Board of Directors determines otherwise at the time of issuance. The description and terms of the Rights are set forth in a Rights Agreement, dated as of August 14, 1996, between the Company and Fifth Third Bank, as Rights Agent.

     The Board of Directors redeemed Rights outstanding under its Rights Agreement at a meeting thereof held on September 19, 1997 at a cash redemption price of $0.01 per Right. Payment of the $0.01 per Right redemption price was made with the regular quarterly cash dividend paid on Commercial Common Stock on December 12, 1997.

COMPARISON OF RIGHTS OF WESBANCO AND COMMERCIAL SHAREHOLDERS

     The rights of the Commercial shareholders and the WesBanco shareholders are governed by the respective Articles of Incorporation and Bylaws of each corporation and West Virginia law. In many respects, the rights of Commercial shareholders and WesBanco shareholders are similar. Holders of common stock of each corporation are entitled to one vote for each share of common stock and to receive pro rata any assets distributed to shareholders upon liquidation. The affirmative vote of the holders of the majority of the outstanding shares of common stock of either corporation is required to approve major corporate transactions including mergers and consolidations. Cumulative voting is permitted in the election of directors for both corporations. Shareholders of neither corporation have preemptive rights to purchase their pro rata shares of any additional stock issued. The shareholders of both corporations have the right under West Virginia law to dissent from certain corporate transactions and to elect dissenters' rights. See "The Merger--Rights of Dissenting Shareholders."

     (I) DIFFERENCES IN RIGHTS:

     There are, however, differences between the rights of Commercial shareholders and WesBanco shareholders. For example, WesBanco's Bylaws require that shareholders who intend to nominate candidates for election to the Board of Directors must give written notice of such intent at least 30 days prior to the date of any shareholders meeting called for such purpose. Commercial's Bylaws do not require prior written notice of shareholders nominations for directors.

     The Directors of WesBanco are elected for staggered terms of three years, with no more than one-third of the Directors being elected in any one year. The Directors of Commercial are elected annually, each to serve for a term of one year.

     Furthermore, WesBanco's Articles of Incorporation contain certain "super majority provisions." These provisions provide that the affirmative vote of the holders of not less than 75% of the outstanding shares of the voting stock of the corporation will be required to amend or repeal the Articles of Incorporation provision dealing with the classification of the Directors into three separate classes, each to serve for staggered terms of three years. Commercial's Articles of Incorporation require only a majority vote of the shareholders to elect the directors of the corporation.

     (II) ADVANTAGES OF WESBANCO ANTI-TAKEOVER PROVISIONS:

     The provisions constitute defensive measures which are designed in part, to discourage, and to insulate the corporation against, hostile takeover efforts, which the WesBanco Board of Directors might determine are not in the best interests of WesBanco and its shareholders. The provisions are designed as reasonable precautions to protect against, and to assure the opportunity to assess and evaluate such confrontations.

     (III) DISADVANTAGES OF WESBANCO ANTI-TAKEOVER PROVISIONS:

     The classification of the Board of Directors makes it more difficult to change Directors since they are elected for terms of three years rather than one year, and at least two annual meetings instead of one are required to change a majority of the Board of Directors. Furthermore, due to the smaller number of Directors to be elected at each annual meeting, holders of a minority of the voting stock may be in a less favorable position to elect Directors through the use of cumulative voting. The super majority provision makes it more difficult for shareholders to effect changes in the classification of Directors. The ability of the Board of Directors to issue additional shares of common and preferred stock also permits the Board of Directors to authorize issuances of stock which may be dilutive and, in the case of preferred stock, which may affect the substantive rights of shareholders without requiring an additional shareholder vote. Collectively, the provisions may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in such a takeover attempt.

     The foregoing identification of certain specific differences between the rights of WesBanco and Commercial shareholders is not intended to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the West Virginia Corporation Act and the articles and bylaws of WesBanco and Commercial.

                            PRO FORMA FINANCIAL DATA

 CERTAIN INFORMATION ABOUT THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                      DATA

     The following unaudited pro forma combined balance sheets as of September 30, 1997 and the pro forma combined statements of income for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 of WesBanco and Commercial, are presented on the following pages, after giving effect to the Merger.

     The Merger will be accounted for using the pooling of interests method of accounting. Under this method, the historical financial statements are combined for all periods presented. The unaudited pro forma financial statements were prepared as if the combination became effective on January 1 of the earliest year presented, January 1, 1994, and are for informational purposes only. These pro forma financial statements may not be indicative of the results that actually would have occurred if the acquisition had been in effect on the dates indicated or which may be obtained in the future. This information should be read in conjunction with other financial information presented herein and the separate historical financial statements, including the notes thereto, of WesBanco and Commercial incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

     On August 15, 1997, Commercial executed a definitive agreement to acquire Gateway. As of September 30, 1997, Gateway reported total assets of approximately $31 million, which represented 1.4% of the pro forma combined total assets of WesBanco and Commercial. Gateway is considered immaterial to the transaction between WesBanco and Commercial, and therefore has not been included in the pro forma combined analysis.

     Per share data for WesBanco has been restated for a 3 for 2 stock split effected in the form of a 50% stock dividend paid August 1, 1997. Per share data for Commercial has been restated for a 10% stock dividend paid March 14, 1997. Earnings per share were computed by dividing net income, less preferred stock dividends and accretion where applicable, by the weighted average number of common shares outstanding during each period.


     Expenses relating to the acquisition of Commercial are estimated within a range of $650,000 to $750,000.

                                 WESBANCO, INC.
                        PRO FORMA COMBINED BALANCE SHEET
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  SEPTEMBER 30, 1997
                                       -------------------------------------------------------------------------
                                                          COMMERCIAL         ADJUSTMENTS            PROFORMA
                                                          BANCSHARES,    -------------------        COMBINED
                                       WESBANCO, INC.     INCORPORATED   DEBIT        CREDIT     WESBANCO, INC.
                                       ---------------    ----------     ------       ------     ---------------
ASSETS
Cash and due from banks.............     $    55,520      $   16,606                               $    72,126
Due from banks--interest bearing....             198           1,119                                     1,317
                                          ----------       ---------     ------       ------        ----------
    Total cash and due from banks...          55,718          17,725         --           --            73,443
Federal funds sold..................          48,600           9,960                                    58,560
Available for sale securities.......         318,794          48,965                  $  326(b)        367,433
Held to maturity securities.........         233,739          23,877                                   257,616
                                          ----------       ---------     ------       ------        ----------
    Total securities................         552,533          72,842         --          326           625,049
Loans held for sale.................          13,991              --                                    13,991
Loans, net of unearned income.......       1,028,475         306,747                                 1,335,222
Allowance for loan losses...........         (15,522)         (3,829)                                  (19,351)
                                          ----------       ---------     ------       ------        ----------
    Net loans.......................       1,012,953         302,918         --           --         1,315,871
Bank premises and equipment.........          34,480          10,431                                    44,911
Other assets........................          44,136          11,288                                    55,424
                                          ----------       ---------     ------       ------        ----------
    TOTAL ASSETS....................     $ 1,762,411      $  425,164     $   --       $  326       $ 2,187,249
                                          ==========       =========     ======       ======        ==========
LIABILITIES
Non interest bearing deposits.......     $   162,141      $   47,235                               $   209,376
Interest bearing deposits...........       1,229,925         319,577                                 1,549,502
                                          ----------       ---------     ------       ------        ----------
    Total deposits..................       1,392,066         366,812         --           --         1,758,878
Other borrowings....................         105,062          10,384                                   115,446
                                          ----------       ---------     ------       ------        ----------
    Total interest bearing
       liabilities..................       1,497,128         377,196         --           --         1,874,324
Other liabilities...................          18,705           4,668     $   60(b)                      23,313
                                          ----------       ---------     ------       ------        ----------
    TOTAL LIABILITIES...............       1,515,833         381,864         60           --         1,897,637
SHAREHOLDERS' EQUITY
Preferred stock.....................              --              --                                        --
Common stock........................          33,484           8,081         25(b)    $1,515(a)         43,055
Capital surplus.....................          44,536          15,114      1,515(a)
                                                                            151(b)                      57,984
Retained earnings...................         166,784          19,842                                   186,626
Treasury stock......................            (208)             --                                      (208)
Market value adjustment on
  securities available for sale--net
  of tax effect.....................           2,999             263         90(b)                       3,172
Deferred director and employee
  benefits..........................          (1,017)             --                                    (1,017)
                                          ----------       ---------     ------       ------        ----------
    TOTAL SHAREHOLDERS' EQUITY......         246,578          43,300      1,781        1,515           289,612
                                          ----------       ---------     ------       ------        ----------
    TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY.........     $ 1,762,411      $  425,164     $1,841       $1,515       $ 2,187,249
                                          ==========       =========     ======       ======        ==========
Book value per share................     $     15.35      $    26.79                               $     14.02
Shares outstanding..................      16,064,449       1,616,187                                20,658,584


              SEE NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 WESBANCO, INC.
                        PRO FORMA COMBINED BALANCE SHEET
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           FOR THE NINE MONTHS ENDED
                      ----------------------------------------------------------------------------------------------------
                                                    SEPTEMBER 30, 1997                                  SEPTEMBER 30, 1996
                      ----------------------------------------------------------------------------------------------------
                                         COMMERCIAL       PROFORMA                           COMMERCIAL       PROFORMA
                                         BANCSHARES,      COMBINED                           BANCSHARES,      COMBINED
                      WESBANCO, INC.     INCORPORATED  WESBANCO, INC.     WESBANCO, INC.     INCORPORATED  WESBANCO, INC.
                      ---------------    ----------    ---------------    ---------------    ----------    ---------------
INTEREST INCOME
Interest and fees
  on loans.........     $    67,411      $  20,877       $    88,288        $    60,046      $  19,182       $    79,228
Interest on
  securities.......          23,249          3,533            26,782             22,305          3,934            26,239
Interest on federal
  funds sold.......           1,648            397             2,045              1,293            252             1,545
                        -----------      ----------      -----------        -----------      ----------      -----------
    Total interest
      income.......          92,308         24,807           117,115             83,644         23,368           107,012
INTEREST EXPENSE
Interest on
  deposits.........          37,728         10,180            47,908             33,010          9,712            42,722
Interest on other
  borrowings.......           3,244            360             3,604              2,713            206             2,919
                        -----------      ----------      -----------        -----------      ----------      -----------
    Total interest
      expense......          40,972         10,540            51,512             35,723          9,918            45,641
NET INTEREST
  INCOME...........          51,336         14,267            65,603             47,921         13,450            61,371
Provision for loan
  losses...........           2,864            372             3,236              2,848            358             3,206
                        -----------      ----------      -----------        -----------      ----------      -----------
NET INTEREST INCOME
  AFTER PROVISION
  FOR LOAN
  LOSSES...........          48,472         13,895            62,367             45,073         13,092            58,165
OTHER INCOME
Trust fees.........           4,985            622             5,607              4,039            558             4,597
Service charges and
  other income.....           5,264          1,605             6,869              4,713          1,932             6,645
Net security
  transaction gains
  (losses).........             162             (2)              160                (51)            23               (28)
                        -----------      ----------      -----------        -----------      ----------      -----------
    Total other
      income.......          10,411          2,225            12,636              8,701          2,513            11,214
OTHER EXPENSE
Salaries, wages and
  benefits.........          19,037          6,060            25,097             17,406          5,856            23,262
Premise and
  equipment, net...           5,315          1,491             6,806              4,354          1,338             5,692
Other operating....          11,280          3,147            14,427              9,686          3,391            13,077
                        -----------      ----------      -----------        -----------      ----------      -----------
    Total other
      expense......          35,632         10,698            46,330             31,446         10,585            42,031
Income before
  income taxes.....          23,251          5,422            28,673             22,328          5,020            27,348
Provision for
  income taxes.....           6,160          1,813             7,973              6,255          1,676             7,931
                        -----------      ----------      -----------        -----------      ----------      -----------
NET INCOME.........     $    17,091      $   3,609       $    20,700        $    16,073      $   3,344       $    19,417
                        ===========      ==========      ===========        ===========      ==========      ===========
Earnings per
  share............     $      1.08      $    2.23       $      1.01        $      1.06      $    2.07       $      0.98
Average shares
  outstanding......      15,809,965      1,616,187        20,416,098         15,279,684      1,616,187        19,885,817

              SEE NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 WESBANCO, INC.
                    PRO FORMA COMBINED STATEMENTS OF INCOME
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FOR THE YEAR ENDED DECEMBER 31, 1996
                                                    -------------------------------------------------------
                                                                          COMMERCIAL           PROFORMA
                                                                          BANCSHARES,          COMBINED
                                                    WESBANCO, INC.       INCORPORATED       WESBANCO, INC.
                                                    ---------------    -----------------    ---------------
INTEREST INCOME
Interest and fees on loans.......................     $    81,449         $    25,979         $   107,428
Interest on securities...........................          29,708               5,115              34,823
Interest on federal funds sold...................           1,781                 351               2,132
                                                       ----------           ---------              ------
     Total interest income.......................         112,938              31,445             144,383
INTEREST EXPENSE
Interest on deposits.............................          44,432              13,080              57,512
Interest on other borrowings.....................           3,786                 314               4,100
                                                       ----------           ---------              ------
     Total interest expense......................          48,218              13,394              61,612
NET INTEREST INCOME..............................          64,720              18,051              82,771
Provision for loan losses........................           4,336                 459               4,795
                                                       ----------           ---------              ------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES.........................................          60,384              17,592              77,976
OTHER INCOME
Trust fees.......................................           5,442                 738               6,180
Service charges and other income.................           6,592               2,620               9,212
Net security transaction gains...................             239                  26                 265
                                                       ----------           ---------              ------
     Total other income..........................          12,273               3,384              15,657
OTHER EXPENSE
Salaries, wages and benefits.....................          23,610               7,732              31,342
Premise and equipment, net.......................           5,786               1,793               7,579
Other operating..................................          13,756               4,366              18,122
                                                       ----------           ---------              ------
     Total other expense.........................          43,152              13,891              57,043
Income before income taxes.......................          29,505               7,085              36,590
Provision for income taxes.......................           8,344               2,304              10,648
                                                       ----------           ---------              ------
NET INCOME.......................................     $    21,161         $     4,781         $    25,942
                                                       ==========           =========              ======
Earnings per share...............................     $      1.39         $      2.96         $      1.31
Average shares outstanding.......................      15,253,107           1,616,187          19,859,240

              SEE NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 WESBANCO, INC.
                    PRO FORMA COMBINED STATEMENTS OF INCOME
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             FOR THE YEAR ENDED DECEMBER 31, 1995
                                                    -------------------------------------------------------
                                                                          COMMERCIAL           PROFORMA
                                                                          BANCSHARES,          COMBINED
                                                    WESBANCO, INC.       INCORPORATED       WESBANCO, INC.
                                                    ---------------    -----------------    ---------------
INTEREST INCOME
Interest and fees on loans.......................     $    74,452         $    24,609         $    99,061
Interest on securities...........................          31,138               5,243              36,381
Interest on federal funds sold...................           2,492                 573               3,065
                                                       ----------           ---------              ------
     Total interest income.......................         108,082              30,425             138,507
INTEREST EXPENSE
Interest on deposits.............................          43,403              12,161              55,564
Interest on other borrowings.....................           3,167                 391               3,558
                                                       ----------           ---------              ------
     Total interest expense......................          46,570              12,552              59,122
NET INTEREST INCOME..............................          61,512              17,873              79,385
Provision for loan losses........................           2,788                 418               3,206
                                                       ----------           ---------              ------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES.........................................          58,724              17,455              76,179
OTHER INCOME
Trust fees.......................................           4,716                 684               5,400
Service charges and other income.................           6,213               2,336               8,549
Net security transaction gains (losses)..........             437                  (1)                436
                                                       ----------           ---------              ------
     Total other income..........................          11,366               3,019              14,385
OTHER EXPENSE
Salaries, wages and benefits.....................          23,217               7,486              30,703
Premise and equipment, net.......................           5,133               1,904               7,037
Other operating..................................          13,780               4,163              17,943
                                                       ----------           ---------              ------
     Total other expense.........................          42,130              13,553              55,683
Income before income taxes.......................          27,960               6,921              34,881
Provision for income taxes.......................           7,656               2,176               9,832
                                                       ----------           ---------              ------
NET INCOME.......................................     $    20,304         $     4,745         $    25,049
                                                       ==========           =========              ======
Earnings per share...............................     $      1.32         $      2.95         $      1.26
Average shares outstanding.......................      15,240,492           1,608,847          19,825,706


              SEE NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                 WESBANCO, INC.
                    PRO FORMA COMBINED STATEMENTS OF INCOME
            (UNAUDITED, DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             FOR THE YEAR ENDED DECEMBER 31, 1994
                                                    -------------------------------------------------------
                                                                          COMMERCIAL           PROFORMA
                                                                          BANCSHARES,          COMBINED
                                                    WESBANCO, INC.       INCORPORATED       WESBANCO, INC.
                                                    ---------------    -----------------    ---------------
INTEREST INCOME
Interest and fees on loans.......................     $    64,906         $    21,777         $    86,683
Interest on securities...........................          34,776               4,894              39,670
Interest on federal funds sold...................           2,038                 262               2,300
                                                       ----------           ---------              ------
     Total interest income.......................         101,720              26,933             128,653
INTEREST EXPENSE
Interest on deposits.............................          37,703               9,370              47,073
Interest on other borrowings.....................           1,957                 251               2,208
                                                       ----------           ---------              ------
     Total interest expense......................          39,660               9,621              49,281
NET INTEREST INCOME..............................          62,060              17,312              79,372
Provision for loan losses........................           6,073                 417               6,490
                                                       ----------           ---------              ------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES.........................................          55,987              16,895              72,882
OTHER INCOME
Trust fees.......................................           4,425                 529               4,954
Service charges and other income.................           6,237               1,706               7,943
Net security transaction gains (losses)..........             366                (220)                146
                                                       ----------           ---------              ------
     Total other income..........................          11,028               2,015              13,043
OTHER EXPENSE
Salaries, wages and benefits.....................          23,260               7,000              30,260
Premise and equipment, net.......................           5,006               1,630               6,636
Other operating..................................          14,574               4,356              18,930
                                                       ----------           ---------              ------
     Total other expense.........................          42,840              12,986              55,826
Income before income taxes.......................          24,175               5,924              30,099
Provision for income taxes.......................           6,283               1,526               7,809
                                                       ----------           ---------              ------
NET INCOME.......................................     $    17,892         $     4,398         $    22,290
                                                       ==========           =========              ======
Earnings per share...............................     $      1.15         $      2.97         $      1.13
Average shares outstanding.......................      15,421,317           1,410,417          19,441,005


              SEE NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The pro forma combined balance sheets include adjustments for:

     (a) Issuance of 4,606,133 shares of WesBanco common stock at par value of $2.0833 and the related adjustment to capital surplus.

     (b) Retirement of 4,210 shares of Commercial common stock held by WesBanco in its securities available for sale portfolio and the related adjustments to shareholders' equity and deferred taxes.

     There were no significant intercompany transactions or adjustments to the pro forma combined statements of income.

                      INFORMATION WITH RESPECT TO WESBANCO

HISTORY


     WesBanco is a multi-bank holding company chartered under the laws of the State of West Virginia. As of September 30, 1997, WesBanco had five banking affiliates located in Wheeling, Parkersburg, Charleston and Fairmont in West Virginia and Barnesville, Ohio. On a consolidated historical basis, as of September 30, 1997, WesBanco had total assets of approximately $1.76 billion, net loans of approximately $1.0 billion, deposits of approximately $1.4 billion and shareholders' equity of $247 million. As of February 2, 1998, WesBanco had approximately 4,397 shareholders, and 15,982,960 shares of common stock outstanding. WesBanco has no preferred stock issued and outstanding.


     WesBanco is a decentralized banking operation, with affiliates acting autonomously in day to day decisions. The principal role of the holding company is to provide management, leadership and access to specialized staff resources in areas such as: asset/liability management, regulations, lending policies, data processing, accounting, investment and budgeting.

     Dividends received from affiliates are WesBanco's major source of income. Dividend payments by the banking affiliates depend primarily on their earnings and are limited by various regulatory restrictions. On September 30, 1997, the affiliates, without prior approval from the regulators, could have distributed dividends of approximately $1,332,000. WesBanco has not issued debt securities as a source of funding for the assets of the affiliate banks.

     WesBanco has reported to its stockholders that it may engage in other activities of a financial nature authorized by the Board of Governors of the Federal Reserve System either directly through a subsidiary or through acquisition of established companies, though no specific proposals are underway. As of September 30, 1997, neither the parent corporation nor any of the subsidiaries were engaged in any operation in foreign countries and have had no material transactions with customers in foreign countries.

RECENT ACQUISITIONS

     On June 30, 1997, WesBanco, Inc. consummated the acquisition of Shawnee Bank, Inc. ("Shawnee") through a statutory merger of Shawnee into WesBanco affiliate, WesBanco Bank Charleston. The acquisition, which was accounted for as a purchase transaction, was effected through an exchange of stock, whereby Shawnee shareholders received 10.094 shares of WesBanco Common Stock for each share of Shawnee common stock. WesBanco registered 323,506 common shares for the purpose of issuance with respect to this acquisition. For the twelve months ended December 31, 1996, Shawnee's net income was $553,269 or $17.28 per share. Shawnee's total assets were approximately $38,939,000 total deposits were approximately $29,676,000, and total stockholders' equity was approximately $5,501,000.

FUTURE ACQUISITIONS

     WesBanco continues to foster discussion with respect to additional acquisitions of banks, thrifts and thrift and bank holding companies. The tentative nature of such discussions, however, makes it impossible to predict the number or size of any future acquisitions.

OPERATIONS

     WesBanco, through its subsidiaries, conducts a general banking, commercial and trust business. Its full service banks offer, among other things, retail banking services, such as demand, savings and time deposits; commercial, mortgage and consumer installment loans; credit card services through VISA and MasterCard; personal and corporate trust services; and discount brokerage services. The banking machines are linked to CIRRUS, a nationwide banking network.

     The principal operations of WesBanco are conducted at the main offices of WesBanco and WesBanco Bank Wheeling located at Bank Plaza, Wheeling, West Virginia. This facility was constructed in 1976, and consists of a modern eight story glass enclosed commercial building with a main lobby for banking operations and an integral four-lane drive-in facility with additional space for customer parking. The structure provides office space for WesBanco and WesBanco Bank Wheeling.

     WesBanco Bank Wheeling (formerly Wheeling Dollar Bank), a state banking corporation is the largest banking subsidiary of WesBanco. It is a full service bank offering a wide range of services to consumers, businesses and government bodies, including but not limited to, checking and savings accounts, certificates of deposit, consumer loans, mortgage loans, commercial loans, personal and corporate trusts, data processing and other banking services. The bank has approximately 419 full-time equivalent employees. The bank's Trust Department is one of the largest in the State of West Virginia and offers a wide range of services as Executor, Trustee, Guardian and Agent. It serves as Transfer Agent and Registrar for corporations and performs fiduciary services for municipalities. Total market value of assets under management in the Trust Department was approximately $1.9 Billion as of September 30, 1997. As of September 30, 1997, the Bank had total assets of $869,220,000, and deposits of $650,267,000. The Bank also operates fourteen branch offices, five of which are located in Wheeling, two of which are located in Follansbee, two in New Martinsville, one in Pine Grove, one in Sistersville, one in Wellsburg and two in Weirton, West Virginia. All branch offices of the bank also operate drive-in facilities.

     WesBanco Bank Charleston (formerly South Hills Bank) is a state banking corporation located in Charleston, West Virginia. The bank also provides general banking services similar to the services provided by WesBanco Bank Wheeling. The bank operates a drive-in facility which is located at its main banking facility and a full service facility with drive-in lanes in Sissonville. As of September 30, 1997, the bank had total assets of approximately $145,627,000 deposits of approximately $117,454,000 and 62 full time equivalent employees.

     WesBanco Bank Parkersburg (formerly Mountain State Bank) is also a state banking corporation located in Parkersburg, West Virginia. The bank also provides general banking and trust services similar to the services provided by WesBanco Bank Wheeling. The bank also operates a drive-in facility which is located at its main banking facility and two full service branches which are located at Mineral Wells and Elizabeth, West Virginia. As of September 30, 1997, the bank had approximately $121,131,000 in assets, $107,079,000 in deposits, and 67 full time equivalent employees.

     WesBanco Bank Barnesville is an Ohio banking corporation located in Barnesville, Ohio, the bank also provides general banking and trust services similar to the services provided by WesBanco Bank Wheeling. The bank operates out of its principal office located at 101 E. Main Street, Barnesville, Ohio, and also operates branch facilities in Beallsville, Bethesda and Woodsfield, Ohio. As of September 30, 1997, the bank had approximately $155,315,000 in assets and $134,862,000 in deposits, and 65 full time employees.

     WesBanco Bank Fairmont is a West Virginia banking corporation located in Fairmont, West Virginia. The bank also provides general banking and trust services. The bank operates out of its principal office located at 301 Adams Street, Fairmont, West Virginia, and also operates seventeen branch offices in Monongalia, Marion, Preston and Harrison Counties, in West Virginia. As of September 30, 1997, the bank had approximately $489,446,000 in assets and $390,739,000 in deposits and 253 full-time employees.

     WesBanco Mortgage Company is primarily a single residence mortgage lender with business operations in Bridgeport, South Charleston, Morgantown, Wheeling, Huntington and Elkins, West Virginia. WesBanco Mortgage Company offers Veterans Administration and Federal Housing Administration Home Loans, as well as home buyer loans facilitated through the West Virginia Housing Development Fund, which provides assistance for low-to-moderate income families. Loan originations, which are sold in various secondary markets, will approximate $60 million for the year 1997.

COMPETITION

     The Bank Holding Company Act was amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995. The Interstate Banking Act repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that WesBanco and any other bank holding company located in West Virginia or another state may now acquire a bank located in any other state, and any bank holding company located outside West Virginia may lawfully acquire any West Virginia-based bank, regardless of state law to the contrary subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether.

     West Virginia adopted comprehensive legislation on this issue in 1996 with Senate Bill 280, signed by the Governor on April 1, 1996, and went into effect ninety (90) days from passage. The Bill conforms the interstate provisions of state law with the mandatory requirements of the Interstate Banking Act. Senate Bill 280 provides the full range of additional interstate branching opportunities permitted by the Interstate Banking Act, including de novo branching and interstate branch acquisitions. The interstate branching sections of the Bill were effective May 31, 1996. In addition, Senate Bill 280 revises elements of the law addressing the maximum level of insured deposits which any affiliated group may control within West Virginia. The new language defines the deposits included in the calculation and precludes an acquisition transaction which would result in the control of 25% or greater of such deposits.

     Each bank faces strong competition for local business in its respective market areas. Competition exists in efforts to obtain new deposits, in the scope and types of services offered, and the interest rates paid on time deposit and charged on loans, and in other aspects of banking. Banks encounter substantial competition not only from other commercial banks but also from other financial institutions. Savings banks, savings and loan associations, and credit unions actively compete for deposits. Such institutions, as well as consumer finance companies, brokerage firms, insurance companies and other enterprises, are important competitors for various types of business. In addition, personal and corporate trust services and investment counseling services are offered by insurance companies, investment counseling firms and other business firms and individuals.

PRINCIPAL SHAREHOLDERS


     To the best of management's knowledge, the Trust Department of WesBanco Bank Wheeling, Bank Plaza, Wheeling, West Virginia, 26003, is the only holder or beneficial owner of more than 5% of Wesbanco Common Stock. As of February 2, 1998, 1,352,374 shares of Wesbanco Common Stock, representing 8.46% of the shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 288,054 shares, representing 1.80% of the shares outstanding, has partial voting control of 36,280 shares, representing 0.22% of the shares outstanding, and sole voting control of 1,028,039 shares, representing 6.43% of the shares outstanding. In accordance with its general practice, shares of Wesbanco Common Stock over which the Bank has sole voting control will be voted in accordance with the recommendations of management. Shares over which the Bank has partial voting control will be similarly voted if the Bank has the concurrence of the co-fiduciary or co-fiduciaries.



     The following table lists each stockholder known to WesBanco to be the beneficial owner of more than 5% of WesBanco Common Stock as of February 2, 1998, as more fully described above:


PRINCIPAL HOLDERS


                                  NAME &                  AMOUNT AND NATURE
          TITLE                 ADDRESS OF                  OF BENEFICIAL           PERCENT
          CLASS              BENEFICIAL OWNER                 OWNERSHIP             OF CLASS
        ---------        ------------------------         -----------------         --------
        Common            WesBanco Bank                       1,352,374*              8.46%
                          Wheeling Trust Dept.
                          Bank Plaza
                          Wheeling, WV 26003


---------

* Nature of beneficial ownership more fully described in text immediately preceding table.


     Holders of WesBanco Common Stock will not experience a change in the number of shares held by them as a result of the Merger; however, their percentage ownership will decrease. Based on stock ownership as of February 2, 1998, and assuming a total of 20,921,650 shares of WesBanco Common Stock outstanding immediately after the Merger, the Trust Department of WesBanco Bank Wheeling would own 6.46%, with sole voting and investment power over 4.91% and 0.17% with shared power. Directors and officers, as a group, would beneficially hold 3.29% or more of the outstanding WesBanco Common Stock. For stock ownership of WesBanco directors and officers see WesBanco's 1997 Definitive Proxy Statement filed pursuant to

Section 14(a) of the Securities Exchange Act of 1934, filed on March 14, 1997, incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

WESBANCO KSOP

     The information with respect to WesBanco's KSOP is set forth in WesBanco's Proxy Statement filed pursuant to Section 14(a) of the Securities Act of 1934, filed on March 14, 1997, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

DIRECTORS AND EXECUTIVE OFFICERS

     The information with respect to directors and executive officers of WesBanco is set forth in WesBanco's Proxy Statement filed pursuant to Section 14(a) of the Securities Act of 1934, filed on March 14, 1997, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

EXECUTIVE COMPENSATION

     The information with respect to executive compensation is set forth in WesBanco's Proxy Statement filed pursuant to Section 14(a) of the Securities Act of 1934, filed on March 14, 1997, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information with respect to certain relationships and related transactions is set forth in WesBanco's Proxy Statement filed pursuant to
Section 14(a) of the Securities Act of 1934, filed on March 14, 1997, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

GOVERNMENT REGULATION

     The information with respect to government regulation of WesBanco is set forth in Wesbanco's Annual Report on Form 10-K (as amended by Form 10-K/A dated May 8, 1997), and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                     INFORMATION WITH RESPECT TO COMMERCIAL

HISTORY

     The management of Commercial Banking and Trust Company ("CB&T") of Parkersburg, West Virginia, caused Commercial to be formed in 1982 to provide greater flexibility in meeting CB&T's capital requirements and to permit future acquisition and ownership of bank-related businesses and the pursuit of other bank-related activities not permitted CB&T under applicable law. On October 28, 1983, the shareholders of CB&T became shareholders of Commercial and CB&T became a wholly-owned subsidiary of Commercial.

     On January 29, 1985, shareholders of Jackson County Bank, Ravenswood, West Virginia ("Jackson") approved an agreement and plan of merger pursuant to which Jackson would merge into a wholly-owned subsidiary of Commercial and thereby become a wholly-owned subsidiary of Commercial. The transaction was finalized March 1, 1985.

     On May 15, 1987, shareholders of Farmers and Merchants Bank of Ritchie County ("F&M") (formerly Farmers and Merchants Bank of Cairo), Harrisville, West Virginia, approved an agreement and plan of merger pursuant to which F&M would merge into a wholly-owned subsidiary of Commercial and thereby become a wholly-owned subsidiary of Commercial. The transaction was finalized November 30, 1987.

     On March 21, 1991, shareholders of The Dime Bank, Marietta, Ohio approved an agreement and plan of merger pursuant to which The Dime Bank would merge into a wholly-owned subsidiary of Commercial and thereby become a wholly-owned subsidiary of Commercial. The transaction was finalized February 28, 1992.

     On June 7, 1994, shareholders of Hometown Bancshares, Inc., ("Hometown") approved an agreement and plan of merger pursuant to which Hometown would merge with Commercial. Commercial would be the surviving corporation and the former subsidiaries of Hometown (The Union Bank of Tyler County, The Community Bank, the Bank of Paden City, and Hometown Insurance Inc.) would become wholly-owned subsidiaries of Commercial. The transaction was finalized August 1, 1994.

PENDING ACQUISITION


     On August 15, 1997, Commercial and Gateway entered into a definitive agreement whereby Gateway will become a wholly-owned subsidiary of Commercial. The agreement has been approved by the boards of directors of both companies and is subject to the approval of Gateway's shareholders and appropriate regulatory agencies. The merger is expected to close by March 9, 1998.


     Gateway, a $30 million bank holding company, is the parent of The Bank of McMechen, a state-chartered bank that operates offices in McMechen and Benwood in Marshall County, West Virginia. Its full-service offices provide complete banking service to individuals and small businesses in its trade area. The transaction will allow Commercial to expand its presence into the northern panhandle of West Virginia. The acquisition of Gateway will give Commercial a retail network of 18 banking offices, in one Ohio and seven West Virginia counties. The combined total assets will be $450 million, with total deposits of $387 million. See Commercial's Form 8-K dated August 19, 1997, which is incorporated by reference in its entirety, for a more detailed description of Commercial's acquisition of Gateway.

     The agreement with Gateway will be structured as a pooling of interests, and provides for a tax free exchange of Commercial common shares for Gateway common shares at a value of $80 per share of Gateway, or a purchase price of $5.3 million. The exchange ratio will be a minimum of 1.742 and a maximum of
2.129 shares of Commercial. The acquisition of Gateway will not represent a significant acquisition for accounting purposes.

OPERATIONS

     Commercial is the parent company of seven community banks with 17 banking locations in Wood, Jackson, Ritchie, Wetzel and Tyler Counties in West Virginia and in Washington County, Ohio. Its subsidiaries include CB&T, Jackson, F&M, The Dime Bank, Union Bank of Tyler County, The Community Bank, Bank of Paden City, Hometown Finance Company, Hometown Insurance Agency, Inc. and

CommBanc Investments, Inc. Commercial has also recently executed a definitive agreement to acquire Gateway, with offices in Benwood and McMechen, Marshall County, West Virginia.

     As of September 30, 1997, Commercial had consolidated assets of $425 million, deposits of $366 million, and loans of $302 million. The company operates seven banks in the mid and upper Ohio Valley region of West Virginia and Ohio. For the six months ended September 30, 1997, Commercial's net earnings were $3,609,000.

     Set forth below is a description of each of Commercial's major subsidiaries. As of December 31, 1996, Commercial and its subsidiaries had 223 full-time equivalent employees.

     CB&T was chartered as a West Virginia Banking Corporation on August 18, 1903, and opened its doors on the corner of Third Street and Court Square, Parkersburg, West Virginia. CB&T remained in its original location until January, 1916, when it acquired the assets of the Parkersburg Banking and Trust Company and moved to its present location at 415 Market Street, Parkersburg, West Virginia. On December 10, 1984 it opened a branch in Mineral Wells, West Virginia. On September 29, 1986, a second branch was opened on Grand Central Avenue in Vienna, West Virginia. It was enlarged and remodeled extensively during 1995. A third branch was opened at 2107 Pike Street, Parkersburg, West Virginia on May 8, 1989. In 1996, the West Virginia Division of Banking authorized CB&T to open a branch on West Virginia State Route 47 near West Virginia University--Parkersburg. Construction on that facility has not been started. CB&T provides a complete range of financial services to both retail and commercial customers. Additionally, CB&T has full trust powers and provides a wide variety of those services to individuals, corporations, foundations and others.

     Jackson was chartered as a West Virginia Banking Corporation on April 1, 1899, and was originally located on Walnut Street in Ravenswood, West Virginia. In 1958 the present quarters on Wall Street were first occupied. As the only full-service commercial bank headquartered in Ravenswood, Jackson provides a complete range of retail banking services to the community's individuals and businesses. Jackson does not provide trust or correspondent banking services.

     F&M was incorporated in 1941 as a West Virginia Banking Corporation with the name "Farmers and Merchants Bank of Cairo" and was located in Cairo, West Virginia. In 1984, offices were rented at 1500 East Main Street in Harrisville, West Virginia, to serve as a branch location. In 1985, the main offices of F&M were moved from Cairo to the Harrisville location, and the Cairo office continued as a branch facility. The Harrisville offices were purchased by F&M in 1987. F&M is the smaller of two banks in Harrisville, the county seat of Ritchie County. It offers services normally offered by a full-service commercial bank, including all types of deposit accounts and loans. It does not offer trust services or correspondent banking services.

     The Dime Savings Society of Marietta, Ohio, was converted to a commercial bank, The Dime Bank, on May 1, 1972. At that time, The Dime Savings Society of Marietta had moved from the former Dime Savings Society Building at the corner of Front and Greene Streets to the corner of Second and Putnam Streets in Marietta. On April 1, 1982, The Dime Bank of Ross County, N.A. was merged into The Dime Bank. On December 31, 1983, The Dime Bank sold its branch in Ross County, formerly The Dime Bank of Ross County, N.A., to Kingston National Bank. On March 31, 1986, a group of forty-two investors purchased one hundred percent of the stock of The Dime Bank from American Bancorporation of Wheeling, West Virginia. The main offices of The Dime Bank have remained at the Second and Putnam location since May 1, 1972. In June of 1974, The Dime Bank established a branch at Second and Butler Streets in Marietta, Ohio. In February of 1981, The Dime Bank established a branch in Devola, on State Route 60. A branch in Barlow, Ohio, at the intersection of State Routes 339 and 501 was opened in November, 1995.

     The Dime Bank is a State of Ohio bank and a member of the Federal Reserve System. Its main operations are conducted at its offices at 200 Putnam Street in Marietta, Ohio, with drive-in banking services at each of the two branches. The Dime Bank provides services normally offered by a full-service commercial bank, but does not offer trust services and is not active in correspondent banking services.

     The Union Bank of Tyler County ("Union") was organized and chartered under the laws of the State of West Virginia as "Tyler County Bank" on February 18, 1947. The bank has been at its present location at the corner of Fair and Dodd Streets in Middlebourne, West Virginia, since 1977. On January 1, 1984, the bank merged with Union National Bank of Sistersville and was rechartered under the name "Union Bank of Tyler

County." Its main office remains in Middlebourne and the Sistersville branch is the former main office of the merged Union National Bank. Union operates as a full-service bank in both Middlebourne and Sistersville, offering a wide range of financial services to retail and commercial customers, including trust services.

     The Community Bank ("Community") was organized and chartered as a West Virginia banking corporation on September 30, 1936. It is located at 112 Collins Avenue, Pennsboro, West Virginia and operates a drive-through facility on Masonic Avenue, also in Pennsboro. A new branch is under construction in Ellenboro, West Virginia. Community offers a wide range of financial services to retail and commercial customers in its local area, although it does not offer trust or correspondent banking services.

     The Bank of Paden City ("Paden City") was organized and chartered under the laws of the State of West Virginia on May 14, 1976. Its principal office is located at 4th and Main Streets in Paden City, West Virginia. In December, 1984, Paden City opened a full-service branch on State Route 2 in New Martinsville, West Virginia, referred to as the Steelton Financial Center. Paden City offers the wide range of services usually offered by a full-service commercial bank, but it does not offer trust or correspondent banking services.

     The Hometown Insurance Agency, Inc. ("Hometown Insurance") is a wholly-owned subsidiary corporation chartered under the laws of West Virginia on June 21, 1989. The agency was historically operated through July 31, 1993, under provisions of the Federal Reserve Board's Regulation Y, allowing a bank holding company to operate an insurance agency in a place with a population of 5,000 or less. The insurance agency is presently inactive, conducts no business and has no employees. The charter exists to preserve the name.

     Hometown Finance Company was chartered June 13, 1997. On July 15, 1997, Hometown Finance Company purchased the loan assets of Mid Ohio Valley Loan Company and began operating a consumer loan subsidiary which offers secured and unsecured consumer loans in St. Marys, Pleasants County, West Virginia. The total investment in Hometown Finance Company is approximately $120,000.

     CommBanc Investments, Inc. was chartered on November 14, 1996 and began operations in October 1997. CommBanc Investments, Inc. is a broker-dealer subsidiary which operates a broker-dealer business in Parkersburg, West Virginia and Marietta, Ohio.

COMPETITION

     The information with respect to competition is set forth in Commercial's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

PRINCIPAL SHAREHOLDERS


     To the best of management's knowledge, the Commercial BancShares, Inc., Employee Stock Ownership Plan (with 401(k) Provisions) (the "KSOP") is the only holder or beneficial owner of more than 5% of Commercial Common Stock. As of December 31, 1997, the KSOP held 170,461 shares of Commercial Common Stock, representing 10.55% of the shares outstanding.


     The KSOP states that Commercial Common Stock held in the KSOP shall normally be voted by the Trustees of the KSOP as determined by their sole discretion. However, with respect to any corporate matter which involves the voting of Commercial Common Stock as to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or such similar transactions as may be prescribed by applicable law, each participant is entitled to direct the Trustees as to the exercise of any voting rights attributable to shares of Commercial Common Stock then allocated to his or her Commercial Common Stock account. In the case of the Merger, participants may direct the Trustees how to vote the shares allocated to their individual accounts. In the event that a participant does not provide direction to the Trustees within a reasonable time prior to the Commercial Special Meeting, the KSOP documents and applicable law provide that the Trustees will vote the undirected shares in accordance with the recommendation of the Board of Directors.

     The following table lists each stockholder known to Commercial to be the beneficial owner of more than 5% of Commercial Common Stock as of December 31, 1997, as more fully described above:


PRINCIPAL HOLDERS


                                 NAME &                  AMOUNT AND NATURE
        TITLE OF               ADDRESS OF                  OF BENEFICIAL           PERCENT
         CLASS              BENEFICIAL OWNER                 OWNERSHIP             OF CLASS
        --------        ------------------------         -----------------         --------
        Common          Employee Stock Ownership              170,461*               10.55%
                        Trust of Commercial,
                        415 Market Street
                        Parkersburg, WV 26101


---------

* Nature of beneficial ownership more fully described in text immediately preceding table.

     For stock ownership of Commercial's Directors and Officers see Commercial's Annual Proxy Statement filed pursuant to Section 14(a) of the Securities Act of 1934, filed April 21, 1997, incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

COMMERCIAL KSOP

     The information with respect to the Commercial KSOP is set forth in Commercial's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 as in incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

DIRECTORS AND EXECUTIVE OFFICERS

     The information with respect to directors and executive officers of Commercial is set forth in Commercial's Proxy Statement filed pursuant to
Section 14(a) of the Securities Act of 1934, filed on April 21, 1997, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

EXECUTIVE COMPENSATION

     The information with respect to executive compensation is set forth in Commercial's Proxy Statement filed pursuant to Section 14(a) of the Securities Act of 1934, filed on April 21, 1997, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information with respect to certain relationships and related transactions is set forth in Commercial's Proxy Statement filed pursuant to
Section 14(a) of the Securities Act of 1934, filed on April 21, 1997, and is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                 LEGAL MATTERS


     Certain matters will be passed upon for WesBanco by its counsel, Phillips, Gardill, Kaiser & Altmeyer, 61 Fourteenth Street, Wheeling, WV, 26003. As of February 2, 1998, the members of Phillips, Gardill, Kaiser & Altmeyer participating in the preparation of this Joint Proxy Statement/Prospectus owned an aggregate of 45,607 shares of WesBanco Common Stock. James C. Gardill, a partner in said firm, serves as Chairman and as a director of WesBanco, and as a director of its subsidiary, WesBanco Bank Wheeling.



     Certain matters will be passed upon for Commercial by its counsel, Bowles, Rice, McDavid, Graff & Love, 600 Quarrier Street, P.O. Box 1386, Charleston, WV 25325-1386. As of February 2, 1998, the members of Bowles, Rice, McDavid, Graff & Love participating in the preparation of this Joint Proxy Statement/ Prospectus do not own any shares of Commercial Common Stock.

                                    EXPERTS

     The consolidated financial statements of WesBanco incorporated by reference in WesBanco's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report, given upon the authority of such Firm as experts in auditing and accounting.

     The consolidated financial statements of WesBanco as of December 31, 1995 and for each of the two years then ended, incorporated in this Prospectus by reference to WesBanco's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, included therein, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Bank of Weirton, a wholly owned subsidiary of WesBanco, as of December 31, 1995, and for each of the two years in the period then ended, incorporated in this Joint Proxy Statement/Prospectus by reference to WesBanco's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended by Form 10-K/A dated May 8, 1997), have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, included therein, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Commercial as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated in this Prospectus, have been so incorporated in reliance on the report of Harman, Thompson, Mallory & Ice, A.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               LEGAL PROCEEDINGS


     The other two banking institutions who were in discussions with Commercial had instituted legal proceedings in response to Commercial's decision to accept the WesBanco proposal. Suit was filed in the United States District Court for the Northern District of Ohio by Citizens Bancshares, Inc. ("Citizens") in the case styled Citizens Bancshares, Inc. v. Commercial Bancshares, Inc., under Civil Action No. 97CV 2355. On January 9, 1998, the suit involving Citizens was settled and a dismissal order was entered. Subsequently, Peoples Bancorp, Inc. ("Peoples") filed a Motion in the United States District Court for the Northern District of Ohio, Eastern Division, seeking to intervene as a plaintiff in the case filed by Citizens and styled Citizens Bancshares, Inc. v. Commercial Bancshares, Inc. On January 27, 1998, the suit involving Peoples was settled. WesBanco concurred with and approved both settlements.

                                   APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (hereinafter called "Agreement"), made and entered into as of the 30th day of September, 1997, by and between WESBANCO, INC., a West Virginia corporation, with its principal place of business located at Bank Plaza, Wheeling, West Virginia (hereinafter called "Wesbanco"), party of the first part, and COMMERCIAL BANCSHARES, INCORPORATED, a West Virginia corporation, with its principal place of business located at 415 Market Street, Parkersburg, West Virginia, 26101, (hereinafter called "Commercial") party of the second part, and CBI HOLDING COMPANY (hereinafter called "CBI"), a corporation to be formed under the laws of the State of West Virginia by Wesbanco as its wholly-owned subsidiary solely for the purpose of effecting the acquisition contemplated by this Agreement, party of the third part, (effective as of its organization and execution of this Agreement).

     WHEREAS, Wesbanco is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and

     WHEREAS, Commercial is a West Virginia corporation duly organized and validly existing under the laws of the State of West Virginia, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, which owns ten subsidiaries, namely, Commercial Banking and Trust Company, Jackson County Bank, Farmers & Merchants Bank of Ritchie County, The Dime Bank, Union Bank of Tyler County, The Community Bank, Bank of Paden City, Hometown Finance Company, Hometown Insurance Agency, Inc. and CommBanc Investments, Inc. (hereinafter collectively called "Subsidiaries"), and

     WHEREAS, CBI will be a corporation duly organized and validly existing under the laws of the State of West Virginia which corporation shall be organized to effect the terms and conditions of this Agreement, and

     WHEREAS, the Board of Directors of Wesbanco, by a majority vote of all the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts and subject to the terms hereof will direct that it be submitted to its shareholders; the Board of Directors of CBI shall, prior to the execution hereof by CBI, have by a majority vote of all of the members and shareholders thereof, approved this Agreement and authorized the execution hereof in counterparts, all upon the issuance of CBI's charter as hereinafter provided, and

     WHEREAS, Wesbanco desires to acquire Commercial and the Board of Directors of Commercial has determined that, subject to all of the conditions of this Agreement, including but not limited to the requirement that certain tax rulings and fairness opinions be obtained, it would be in the best interests of Commercial and its shareholders for Commercial to enter into this Agreement to become affiliated with Wesbanco, and

     WHEREAS, it is proposed that Wesbanco, Commercial and CBI enter into this Agreement whereby Commercial will merge with and into CBI and the outstanding shares of common stock of Commercial ("Commercial Common Stock") will be converted into shares of common stock of Wesbanco ("Wesbanco Common Stock");

     NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, and in accordance with the provisions of applicable law, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   SECTION 1

                                      CBI

     1.1 Formation. Wesbanco shall promptly cause CBI to be duly organized as a business corporation under the laws of the State of West Virginia. CBI will be wholly-owned by Wesbanco at all times through the closing of the transactions contemplated by this Agreement.

     1.2 Conduct of Business. Wesbanco shall not permit CBI to conduct any business operations other than such activities which are necessary to consummate the merger contemplated in the Agreement (the "Merger").

     1.3 Execution of Agreement. Promptly after the organization of CBI, Wesbanco shall cause CBI to take all necessary and proper action to ratify, approve, adopt and execute the Agreement and to undertake the performance of all of the terms and conditions of the Agreement to be performed by CBI.

     1.4 Voting of CBI Shares. Promptly after the organization of CBI, Wesbanco, as sole shareholder of CBI, shall vote all of the shares of CBI in favor of the Merger.

                                   SECTION 2

                                   THE MERGER

     2.1 The Merger. At the Effective Time (as defined in Section 2.5), subject to the provisions of this Agreement, CBI shall merge with Commercial (the "Merger"), under the charter of CBI. CBI shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation").

     2.2 Effect of Merger. At the Effective Time, the corporate existence of CBI, with all of its purposes, powers and objects, and all of its rights, assets, liabilities and obligations, shall continue unaffected and unimpaired by the Merger, and CBI as the Surviving Corporation shall continue to be governed by the laws of the State of West Virginia. CBI as the Surviving Corporation shall also succeed to all of the rights, assets, liabilities and obligations of Commercial in accordance with the West Virginia Corporation Act ("WVCA"). Upon the Effective Date, (as defined in Section 11.5 hereof), the separate existence and corporate organization of Commercial shall cease.

     2.3 Closing. Wesbanco, Commercial and CBI will jointly request the Secretary of State of West Virginia to issue a Certificate of Merger on the date of the closing described in Section 11.4 hereof (the "Closing" and the "Closing Date").

     2.4 Commercial's Obligations. Commercial shall at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds, or other instruments, and shall take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof, all at the expense of the Surviving Corporation.

     2.5 Articles of Merger. Subject to the terms and conditions herein provided, Articles of Merger, incorporating this Agreement, shall be executed to comply with the applicable filing requirements of the WVCA at the Closing and on the Closing Date. On the Closing Date, such Articles of Merger shall be filed with the Secretary of State of the State of West Virginia, who will duly issue a Certificate of Merger. The Surviving Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Wood County. The Merger shall become effective on the date (the "Effective Date") and at the time (which time is hereinafter called the "Effective Time") when such Certificate of Merger is issued by the Secretary of State.

                                   SECTION 3

                           ARTICLES OF INCORPORATION;
                    BYLAWS; BOARD OF DIRECTORS AND OFFICERS

     3.1 CBI Corporation. The Articles of Incorporation of CBI, as organized, shall constitute the Articles of Incorporation of the Surviving Corporation. The Bylaws of CBI as in effect on the Effective Date shall constitute the Bylaws of the Surviving Corporation. The directors and officers of CBI on the Effective Date shall become the directors and officers of the Surviving Corporation. Any vacancy in the Board of Directors or officers may be filled in the manner provided in the Bylaws of the Surviving Corporation. The directors and officers shall hold office as prescribed in the Bylaws.

     3.2 Subsidiaries of Commercial. The Articles of Incorporation of the Subsidiaries and the Bylaws of the Subsidiaries, as in effect on the Effective Date, shall continue respectively as the Articles of Incorporation and Bylaws of the Subsidiaries until the same shall thereafter be altered, amended or repealed in accordance with law, such Articles of Incorporation or said Bylaws. The directors and officers of the Subsidiaries on the Effective Date shall continue as the directors and officers of the Subsidiaries after the Merger, except to the extent that such Subsidiaries may be restructured or consolidated on or after the Merger, and shall hold office as prescribed in the Bylaws of such Subsidiaries and applicable law, until their successors shall have been elected and shall qualify.

     3.3 Wesbanco Directors. Wesbanco covenants and agrees that as of the Effective Date it will appoint as directors of Wesbanco William E. Mildren, Jr., Robert K. Tebay, James W. Swearingen and Larry G. Johnson, or, if one or more of them should be unwilling or unable to serve, a person or persons to be designated by Commercial ("Substituted Person"), and acceptable to Wesbanco. Such individuals shall serve until the next annual meeting of shareholders, and Wesbanco shall include such persons on the list of nominees for the position of director presented by the Wesbanco Board of Directors and for which said Board shall solicit proxies at its next annual meeting of shareholders, with such persons to be nominated for such terms as are available under Wesbanco's Bylaws, except that such Directors shall be elected to separate classes of Wesbanco's classified Board of Directors to the extent feasible; and provided that in the event that one or more of the Commercial nominees are nominated as set forth above by the Wesbanco Board of Directors for less than full three year terms, upon the expiration of any such lesser term, Wesbanco covenants and agrees that it will again include such person or persons on the list of nominees for the position of Wesbanco director presented by its Board of Directors for a full three year term and shall solicit proxies for said person or persons for the annual meeting or meetings of shareholders at which such election or elections shall be held. Wesbanco also covenants and agrees that as of the Effective Date it will appoint William E. Mildren, Jr. as a member of the Executive Committee of the Board of Directors of Wesbanco, and covenants and agrees that it will continue to appoint or elect William E. Mildren, Jr. (or the designated Substituted Person for the said William E. Mildren, Jr. if he should be unable to serve) for so long as he serves as a Director of Wesbanco pursuant to the requirements of this Section 3.3.

                                   SECTION 4

                             SHAREHOLDER APPROVALS

     4.1 Commercial Shareholders' Meeting. Subject to the receipt by Commercial of the fairness opinion described in Section 11.3(c) hereof, Commercial shall submit the Agreement to its shareholders in accordance with the WVCA at a meeting duly called, properly noticed and held at the earliest practicable date (considering the regulatory approvals required to be obtained) after the receipt of such opinion. In connection with such meeting, Commercial shall send to its shareholders the Proxy Statement referred to in Section 13.1 hereof. Subject to the fiduciary duties of the Board of Directors of Commercial to Commercial and its shareholders, the Board of Directors of Commercial shall recommend a vote in favor of the Merger and shall use its best efforts to obtain at such meeting the affirmative vote of the Commercial shareholders required to effectuate the transactions contemplated by the Agreement.

     4.2 CBI Shareholder Meeting or Consent. CBI shall promptly submit the Agreement to its shareholder, Wesbanco, for approval in accordance with the WVCA.

     4.3 Wesbanco Shareholder Meeting. Wesbanco shall submit the Agreement to its shareholders in accordance with the WVCA at a meeting duly called, properly noticed and held at the earliest practicable date (considering the regulatory approvals required to be obtained). In connection with such meeting, Wesbanco shall send to its shareholders the Proxy Statement referred to in Section 13.1 hereof. Subject to the fiduciary duties of the Board of Directors of Wesbanco to Wesbanco and its shareholders, the Board of Directors of Wesbanco shall recommend a vote in favor of the Merger and shall use its best efforts to obtain at such meeting the affirmative vote of the Wesbanco shareholders required to effectuate the transactions contemplated by the Agreement.

                                   SECTION 5

                              CONVERSION OF SHARES

     5.1 Conversion, Ratio and Option. The manner of converting or exchanging the shares of CBI and Commercial shall be as follows:

          (a) Each share of Commercial Common Stock issued and outstanding immediately prior to the Effective Time, except shares of Commercial Common Stock issued and held in treasury of Commercial or beneficially owned by CBI or Wesbanco, other than in a fiduciary capacity by Wesbanco for others, and shares as to which dissenters' rights are exercised pursuant to W.Va. Code Annot. Section 31-1-122, shall by virtue of the Merger and at the Effective Time of the Merger:

             (i) Be exchanged for and become, without action on the part of the holder thereof, 2.85 shares of the Common Stock of Wesbanco, having equal rights and privileges with respect to all other Common Stock of Wesbanco issued and outstanding as of the Effective Time of the Merger.

             (ii) No fractional shares of Wesbanco Common Stock will be issued in connection with the Merger. In lieu thereof each stockholder of Commercial otherwise entitled to a fractional share of Wesbanco will receive cash therefore in an amount based on a value of $28.37 per whole share of Wesbanco stock, at the time of the exchange, or at the election of such holder, shall be entitled to purchase the remaining fraction of such share from Wesbanco based on such price.

             (iii) In the event of any change in Wesbanco Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares to be issued pursuant to Section 5.1(a)(i) and (ii) hereof shall be adjusted proportionately.

          (b) Each share of common stock of CBI issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, become one issued and outstanding share of common stock of the Surviving Corporation.

     5.2 Shares Owned by Commercial, Wesbanco or CBI. Each share of Commercial Common Stock issued and held in the treasury of Commercial or beneficially owned by Wesbanco or CBI, other than in a fiduciary capacity, at the Effective Time of the Merger shall be canceled and retired, and no shares of stock or the securities of Wesbanco shall be issuable with respect thereto.

     5.3 Exchange for Stock. On and after the Effective Date of the Merger, each holder of Commercial Common Stock, upon presentation and surrender of a certificate or certificates therefore to the Exchange Agent (Wesbanco Bank Wheeling), shall be entitled to receive in exchange therefore a certificate or certificates representing the number of shares of Wesbanco Common Stock to which he or she is entitled as provided herein, and payment in cash for any fractional share of common stock which he is entitled to receive, without interest, should such shareholder not elect to purchase the remaining fraction of such share of common stock at the price above set forth. Until so presented and surrendered in exchange for a certificate representing Wesbanco Common Stock, each certificate which represented issued and outstanding shares of Commercial Common Stock immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of the number of shares of Wesbanco Common Stock into which such shares of stock have been converted pursuant to the Merger. Until surrender of such certificates in exchange for certificates representing the converted stock, the holder thereof shall not receive any dividend or other distribution payable to holders of shares of such stock; provided, however, that upon surrender of such certificates representing such converted stock in exchange for certificates representing the stock into which it has been converted, there shall be paid to the record holder of the certificate representing Wesbanco Common Stock issued upon such surrender, the amount of dividends or other distributions (without interest) which theretofore became payable with respect to the number of shares of such stock represented by the certificate or certificates to be issued upon such surrender, together with payment of cash for any fractional share to which such holder is entitled, as above set forth.

     5.4 Closing of Stock Transfer Books. On the Effective Date, the stock transfer books of Commercial shall be closed, and no shares of Common Stock or Preferred Stock of Commercial outstanding the day prior to the Effective Date shall thereafter be transferred.

     5.5 Directors' Qualifying Shares. Immediately upon completion of the conversion provided for above, the continuing Directors of Commercial or its Subsidiaries who are elected to serve on the board of directors of one or more banking Subsidiaries of Wesbanco shall maintain at least the minimum number of shares of common stock of Wesbanco as are required to be held as directors' qualifying shares under applicable law for continued membership on the Board of Directors of any of the Wesbanco Subsidiaries.

                                   SECTION 6

                               DISSENTERS RIGHTS

     6.1 Subject to the rights of Wesbanco and Commercial, as permitted by
Section 11.1(i) of the Agreement, to terminate the Agreement and abandon the Merger in the event that the number of Objecting Shares (as hereinafter defined) shall exceed 10% of the shares of Commercial issued and outstanding on the date of the shareholders' meeting described in Sections 4.1 and 13.1 of this Agreement and entitled to vote on this Agreement (hereinafter, "Voting Shares"), the rights and remedies of a dissenting shareholder under the WVCA shall be afforded to any shareholder of Commercial who objects to the Merger in a timely manner in accordance with the WVCA, and who takes the necessary steps in a timely manner in accordance with the WVCA to perfect such shareholder's rights as a dissenting shareholder (such shareholder being hereafter referred to as a "Dissenting Shareholder"). The Surviving Corporation will make such payments as are required to be made to Dissenting Shareholders in the exercise of such rights. The term "Objecting Shares" shall mean the shares of those holders of Commercial Common Stock who shall file written objections with respect to such shares, in a timely manner in accordance with the WVCA, to the Agreement, shall not vote in favor of the Agreement, and have made written demand for the fair value of such shares within ten days, in accordance with WVCA Section 31-1-123. The Objecting Shares held by shareholders who do not become Dissenting Shareholders shall be converted into Wesbanco Common Stock in accordance with
Section 5 hereof.

                                   SECTION 7

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMMERCIAL

     Commercial represents and warrants to and covenants with Wesbanco and CBI, in its own right and with respect to its wholly owned Subsidiaries, that:

     7.1 Organization and Qualification of Commercial. Commercial is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it or its Subsidiaries to be qualified to do business in any other jurisdiction, except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Commercial and its Subsidiaries taken as a whole.

     7.2 Authorization of Agreement. The Board of Directors of Commercial has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of Commercial as provided in the Articles of Incorporation and Bylaws of Commercial and West Virginia Code 31-1-117, Commercial has the corporate power and is duly authorized to merge with CBI pursuant to this Agreement, and this Agreement is a valid and binding agreement of Commercial enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

     7.3 No Violation of Other Instruments. Subject to obtaining any required consent (which consents will be obtained by Commercial prior to Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the transactions contemplated hereby will not, violate any provisions of

Commercial's Articles of Incorporation or Bylaws, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree or in the termination of any material license, franchise, lease or permit to which Commercial or its Subsidiaries (as defined in Section 7.5) are a party or by which they are bound. After the approval of this Agreement by the shareholders of the common stock of Commercial, the Board of Directors and the shareholders of Commercial will have taken all corporate action required by applicable law, the Articles of Incorporation of Commercial, its Bylaws or otherwise to authorize the execution and delivery of this Agreement and to authorize the Merger of Commercial and CBI pursuant to this Agreement.

     7.4 Financial Statements. Commercial has delivered to Wesbanco copies of its consolidated statements of condition as of December 31, 1996, 1995, and 1994, and the interim period ended June 30, 1997, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1996, and the interim period ended June 30, 1997, together with the notes thereto, accompanied by an audit report relating to the financial statements for the three years ended December 31, 1996, of Harman, Thompson, Mallory & Ice, A.C., independent auditors. Such statements, together with the related notes to all of said financial statements, present fairly the consolidated financial position of Commercial and its Subsidiaries and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto and subject to normal recurring year end adjustments.

     7.5 Subsidiaries of Commercial. The Subsidiaries of Commercial are Commercial Banking and Trust Company, Jackson County Bank, Farmers & Merchants Bank of Ritchie County, The Dime Bank, Union Bank of Tyler County, The Community Bank, Bank of Paden City, Hometown Finance Company, Hometown Insurance Agency, Inc. and CommBanc Investments, Inc. Such corporations are duly organized, validly existing, and in good standing under the laws of the States of West Virginia or Ohio, as the case may be, and have the requisite corporate power and authority to own and lease their properties and to conduct their business as they are now being conducted and are currently contemplated to be conducted. Commercial owns 100% of the issued and outstanding stock of such corporations. All issued and outstanding shares of stock of the Subsidiaries have been fully paid, were validly issued and are nonassessable.

     7.6 No Action, Etc. Except as disclosed in the Disclosure Schedule of Commercial dated not more than 60 days from the date hereof (the "Commercial Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Commercial, threatened against or relating to Commercial, its Subsidiaries, their business or any of their properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations against Commercial, its Subsidiaries, properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of Commercial or its Subsidiaries or the ability of Commercial or its Subsidiaries to conduct their business as presently conducted or to consummate the transaction contemplated hereby, and Commercial does not know of any basis for any such action or proceeding. Except as disclosed in the Commercial Disclosure Schedule, Commercial and its Subsidiaries are not parties or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts their operations or requires any action, and neither Commercial nor its Subsidiaries are transacting business in material violation of any applicable law, ordinance, requirement, rule, regulation or order.

     7.7 Capitalization. The authorized capital stock of Commercial consists of 5,000,000 shares of common stock, par value of $5.00 per share, of which 1,616,187 shares are duly authorized, validly issued and outstanding and are fully paid and nonassessable as of the date hereof, and 43,328 shares of preferred stock with a par value of $100.00 per share, of which no shares are issued and outstanding as of the date hereof.

There are no other options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, Commercial Common Stock, except as provided in the Option Agreement dated the date hereof to be issued in accordance with this Agreement, and the Shareholder Rights Plan adopted by the Board of Directors of Commercial on August 14, 1996.

     The rights issued to shareholders of Commercial pursuant to the Shareholder Rights Plan adopted by Commercial on August 14, 1996 (the "Rights Plan") have been redeemed in accordance with the terms of the Rights Plan. The rights and the Rights Plan have been terminated in accordance with the provisions of such plan, with no further obligations to the shareholders of Commercial, and the rights and the Rights Plan are no longer in force or effective.

     7.8 Copies of All Contracts, Leases, Etc. Commercial has furnished, or will furnish, to Wesbanco a list of all material contracts, leases and other agreements to which Commercial is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan with respect to any of the directors, officers or other employees of Commercial and its Subsidiaries which list will be included in the Commercial Disclosure Schedule, and which will be updated on the Effective Date. Commercial will provide to Wesbanco true and complete copies of such documents as may be reasonably requested by Wesbanco.

     7.9 Materially Adverse Contracts. Neither Commercial nor its Subsidiaries are a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking which is materially adverse, materially onerous or materially harmful to Commercial and its Subsidiaries taken as a whole. There is no breach or default by any party of or with respect to any material provision of any material contract to which Commercial or its Subsidiaries are a party that would have a material adverse effect upon the financial condition, operations, results of operations, business or prospects of Commercial and its Subsidiaries taken as a whole.

     7.10 Undisclosed Liabilities. Commercial and its Subsidiaries have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 7.4 hereof, or as may be disclosed in the Commercial Disclosure Schedule, none of which would have a material adverse effect upon the financial condition of Commercial and its Subsidiaries taken as a whole.

     7.11 Title to Properties. Except for capitalized leases, liens and encumbrances not material to the property and liens and encumbrances on property acquired by Commercial and its Subsidiaries in foreclosure of loans and existing at the time of foreclosure, Commercial and its Subsidiaries have good and marketable title to all of the property, interest in properties and other assets, real and personal, set forth in their consolidated balance sheet as of December 31, 1996, and applicable interim period balance sheets or acquired since the date thereof, other than property disposed of since such dates, subject to no material liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheets or set forth in the financial statements delivered pursuant to Section 7.4 hereof, and all of their material leases are in full force and effect and neither Commercial nor its Subsidiaries are in material default thereunder. No asset included in the financial statements referred to above has been valued in such statements in excess of its cost less depreciation or, in the case of investment securities, in excess of cost, adjusted for amortization of premiums or accretion of discounts. All material real and tangible personal property owned by Commercial or its Subsidiaries and used or leased by Commercial or its Subsidiaries in their business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the States of West Virginia or Ohio.

     7.12 Proxy Statement. The Proxy Statement referred to in Section 13 or any amendment or supplement thereto mailed to the holders of the common stock of Commercial and Wesbanco will not contain any untrue statement of a material fact concerning Commercial or omit to state a material fact concerning Commercial required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Commercial, and will comply, as to form in all material respects, with the requirements of federal and West Virginia securities laws and any other applicable Blue Sky Laws.

     7.13 ERISA. Except as disclosed in the Commercial Disclosure Schedule, (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Commercial, or its Subsidiaries, (hereinafter referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the Internal Revenue Code ("IRC") applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable, and all premiums required to have been paid to PBGC as of the date hereof have and as of the Effective Date will have been paid; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) no Plan is a multi-employer Plan; (vi) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any plan; (vii) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section 401(a) of the IRC;
(viii) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (ix) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (x) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed or distributed with respect to each Plan.

     7.14 Exchange Act Reports. Commercial has delivered to Wesbanco true and correct copies of its Form 10-K (Annual Report) for the year ended December 31, 1996, its Form 10-Q (Quarterly Report) for the quarters ended March 31, 1997, and June 30, 1997, as filed with the SEC, all of which were prepared and filed in accordance with the applicable requirements and regulations of the SEC, and all other documents and reports filed by Commercial with the Securities & Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934 (the "Act") since January 1, 1997 (the "Reports"). Commercial has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Act in a timely manner. All of the Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

     7.15 Labor Disputes. Neither Commercial nor its Subsidiaries are directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely affect their financial condition, assets, businesses or operations taken as a whole. No collective bargaining representatives represent any employees of Commercial or the employees of its Subsidiaries, and no petition for election of any collective bargaining representative has been filed and to the knowledge of Commercial and its Subsidiaries no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of the employees of Commercial or its Subsidiaries.

     7.16 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheets of Commercial and its Subsidiaries as of December 31, 1996, and June 30, 1997, delivered pursuant to this Agreement is adequate in all material respects as of the respective dates thereof.

     7.17 Taxes. Except as may be disclosed in the Commercial Disclosure
Schedule:

          (a) Commercial and its Subsidiaries have timely and properly filed all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports being true and correct and complete in all material respects, and have paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them;

          (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Commercial or its Subsidiaries, or, to its knowledge, threatening to assert against them, or any of them, any material deficiency or claim for additional taxes, interest or penalty;

          (c) There is no pending or, to its knowledge, threatened examination of the Federal Income Tax Returns of Commercial or its Subsidiaries, and, except for tax years still subject to the assessment and collection of additional Federal income taxes under the three year period of limitations prescribed in IRC Section 6501(a), no tax year of Commercial or its Subsidiaries remains open to the assessment and collection of additional material Federal Income Taxes; and

          (d) There is no pending or, to its knowledge, threatened examination of the West Virginia Business Franchise or Ohio Franchise Tax Returns of Commercial or its Subsidiaries, and, except for tax years still subject to the assessment and collection of additional Business Franchise Taxes under the three year period of limitations prescribed in W.Va. Code Annot.
     Section 11-10-15, and corresponding provision of the Ohio Revised Code, no tax year of Commercial or its Subsidiaries remains open to the assessment and collection of additional Business Franchise Taxes.

          (e) Commercial, and its Subsidiaries, have properly accrued and reflected on their December 31, 1996, consolidated balance sheet, delivered pursuant to Section 7.4 hereof, and have thereafter to the date hereof properly accrued, and will from the date hereof through the Closing Date properly accrue, all liabilities for taxes and assessments, and will timely and properly file all such federal, state, local and foreign tax returns and reports and forms which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports and forms to be true and correct and complete in all respects, and will pay or cause to be paid when due all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

     7.18 Absence of Certain Changes. Except as may be disclosed in the Commercial Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1996:

          (a) There has been no change in the material assets, financial condition or liabilities (contingent or otherwise), business, or results of operations of Commercial and its Subsidiaries which has had, or changes which in the aggregate have had, a material adverse effect on the assets, financial condition or results of operations of Commercial and its Subsidiaries taken as a whole, nor to their knowledge, has any event or condition occurred which may result in such change or changes;

          (b) There has not been any material damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations of Commercial or its Subsidiaries taken as a whole;

          (c) Other than in the ordinary course of business, neither Commercial nor its Subsidiaries have disposed of, or agreed to dispose of, any of their material properties or assets, nor have they leased to others, or agreed to so lease, any of such material properties or assets;

          (d) There has not been any change in the authorized, issued or outstanding capital stock of Commercial except as provided for in this Agreement, or any material change in the outstanding debt of Commercial or its Subsidiaries, other than changes due to payments in accordance with the terms of such debt or changes in deposits, Federal funds purchased, repurchase agreements or other short-term borrowings in the ordinary course of business;

          (e) Except as otherwise disclosed in this Agreement, Commercial has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

          (f) Commercial and its Subsidiaries have, and shall have at Closing, personnel sufficient to adequately staff all key positions within their respective operations. There has not been any material increase in the compensation or fees payable by Commercial or its Subsidiaries to their respective directors or officers for services in their capacities as such, other than increases in the regular course of business in accordance with past practices or the personnel policies of Commercial or its Subsidiaries, respectively, nor any material increase in expenditures for any bonus, insurance, pension or other employee benefit plan, payment or arrangement for or with any of such directors or officers other than increases in the regular course of business in accordance with past practices or the personnel policies of Commercial or its Subsidiaries;

          (g) Neither Commercial nor its Subsidiaries have made any material loan or advance other than in the ordinary course of business;

          (h) Neither Commercial nor its Subsidiaries have made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material other than in the ordinary course of business;

          (i) Neither Commercial nor its Subsidiaries have entered into any other material transaction, contract or lease or incurred any other material obligation or liability other than in the ordinary course of business; and

          (j) There has not been any other event, condition or development of any kind which materially and adversely affects the material assets, financial condition or results of operations of Commercial or its Subsidiaries, taken as a whole, and neither Commercial nor its Subsidiaries have knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or results of operations of Commercial and its Subsidiaries, taken as a whole.

     7.19 Fidelity Bonds. The Subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty by each of their officers and employees in such amounts as are required by law and as are customary, usual and prudent for banks of their size. Since January 1, 1997, there have been no claims under such bonds and, except as disclosed in the Commercial Disclosure Schedule, neither Commercial nor its Subsidiaries are aware of any facts which would form the basis of a claim under such bonds. Neither Commercial nor its Subsidiaries have any reason to believe that their fidelity coverage will not be renewed by the applicable carrier on substantially the same terms as its existing coverage.

     7.20 Negative Covenants. Except as otherwise contemplated hereby, between the date hereof and the Effective Date, or the time when this Agreement terminates as provided herein, Commercial will not, except as contemplated by this Agreement, without the prior written approval of Wesbanco:

          (a) Make any change in its authorized capital stock;

          (b) Except for a minimum of 116,000 shares and a maximum of 142,000 shares issuable in Commercial's acquisition of Gateway Bancshares, Inc., issue any shares of its common stock, securities convertible into its common stock, or any long term debt securities;

          (c) Issue or grant any options, warrants or other rights to purchase shares of its common stock;

          (d) Declare or pay any dividends or other distributions on any shares of common stock other than cash dividends which do not in the aggregate exceed the lesser of $1.20 cents per share per year (to be paid on a quarterly basis in such proportions as are consistent with past practices) or 50% of the after-tax income of Commercial for the tax years in which paid;

          (e) Purchase or otherwise acquire, or agree to acquire, for a consideration any share of its capital stock (other than in a fiduciary capacity);

          (f) Except as otherwise contemplated by this Agreement or as disclosed in or permitted by or under the conditions set forth in Section 7.18(f) above and except for any amendments required by law, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan in respect of any of its directors, officers or other employees for services in their capacities as such or materially increase its contribution to any pension plan, except as disclosed in the Commercial Disclosure Schedule, regarding pension or retirement plans or increases in accordance with past practices;

          (g) Take any action materially and adversely affecting the financial condition (present or prospective), businesses, properties or operations of Commercial or its Subsidiaries, taken as a whole;

          (h) Acquire or merge with any other company or acquire any branch or, other than in the ordinary course of business, any assets of any other company;

          (i) Except in the ordinary course of business as heretofore conducted, and except as hereinabove provided, mortgage, pledge or subject to a lien or any other encumbrance any of its material assets, dispose of any of its material assets, incur or cancel any material debts or claims, or increase any compensation or benefits payable to its officers or employees (other than as permitted in Sections 7.18(f) and 7.20(f) hereof), except in the ordinary course of business as heretofore conducted, or take any other action not in the ordinary course of its business as heretofore conducted or incur any material obligation or enter into any material contract; or

          (j) Amend its Articles of Incorporation or Bylaws, except as may be necessary to carry out this Agreement or as required by law.

     7.21. Additional Covenants. Except as otherwise contemplated by this Agreement, Commercial covenants and agrees:

          (a) That it will promptly advise Wesbanco in writing of the name and address of, and the number of shares of Commercial stock held by, each stockholder who elects to exercise his or her right to dissent to the Merger pursuant to West Virginia Code Annot. Sections 31-1-122 and 123;

          (b) Subsequent to the date of this Agreement and prior to the Effective Date, that it will operate its business only in the ordinary course and in a manner consistent with past practice;

          (c) To the extent consistent with the fiduciary duties of the Board of Directors to Commercial and its shareholders and in compliance with applicable law, that it will use its best efforts to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end;

          (d) Commercial will not, and will not permit any person acting on behalf of Commercial or its Subsidiaries to, directly or indirectly, initiate or solicit any acquisition proposal by any person, corporation or entity. For the purposes of this subsection, "acquisition proposal" means any proposal to merge or consolidate with, or acquire all or any substantial portion of the assets of, Commercial or its Subsidiaries, or any tender or exchange offer (or proposal to make any tender or exchange offer) for any shares of stock of Commercial, or any proposal to acquire more than 10% of the outstanding shares of stock of Commercial or any options, warrants or rights to acquire, or securities convertible into or exchangeable for, more than 10% of the outstanding shares of stock of Commercial. Commercial will give Wesbanco notice by telephone, promptly after receipt thereof, of all material facts relating to any acquisition proposal or any inquiry with respect to any acquisition proposal and shall confirm such notice in writing immediately thereafter;

          (e) To deliver to Wesbanco all Forms filed with the SEC for periods ending after the date of this Agreement within seven (7) days after the filing of each such report with the SEC;

          (f) To promptly advise Wesbanco of any material adverse change in the financial condition, assets, businesses or operations of Commercial or its Subsidiaries, taken as a whole, or any material changes or inaccuracies in data provided to Wesbanco pursuant to this Agreement;

          (g) To maintain in full force and effect its and its Subsidiaries' present fire, casualty, public liability, employee fidelity and other insurance coverages or replacement insurance coverage at substantially the same premium and insurance levels;

          (h) To cooperate with Wesbanco in furnishing such information concerning the business and affairs of Commercial, its Subsidiaries and their respective directors and officers as is reasonably necessary or requested in order to prepare and file any application for regulatory or governmental approvals, including, but not limited to, an application to the Federal Reserve Board and the West Virginia Department of Banking for prior approval of the acquisition of Commercial by Wesbanco as contemplated hereunder. Consistent with its fiduciary duties, Commercial will use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction and of any other party to the extent that such approvals or consents are required to effect the Merger and the transactions contemplated hereby or are required with respect to the documents described in Section 7.3 hereof; and

          (i) To cooperate with Wesbanco in furnishing such information concerning the business of Commercial and its Subsidiaries as is reasonably necessary or requested in order to prepare and file any Registration Statement to be prepared in connection with the issuance of Wesbanco Common Stock as provided in Section 13 hereof.

                                   SECTION 8

         REPRESENTATIONS, WARRANTIES AND COVENANTS OF WESBANCO AND CBI

     Wesbanco and CBI represent and warrant to Commercial and covenant with Commercial that:

     8.1 Corporate Organization of Wesbanco and Subsidiaries. Wesbanco is, and upon execution hereof CBI will be, a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia, with full corporate power and authority to carry on its business as it is now being conducted and as contemplated by the Agreement and to own the properties and assets which it owns, and neither the ownership of its property nor the conduct of its business requires it, or any of its subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco and its subsidiaries taken as a whole. Each of Wesbanco's subsidiaries ("Wesbanco Subs"), other than CBI, is a West Virginia, Ohio or Delaware corporation, duly organized and validly existing in good standing under the laws of Ohio, West Virginia or Delaware, as the case may be, with full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets which it owns. All issued and outstanding shares of stock of CBI and Wesbanco Subs are held, beneficially and of record, by Wesbanco and have been or, as to CBI, on the date of its execution hereof, will have been, fully paid, were validly issued and are nonassessable. There are no options, warrants to purchase or contracts to issue, or contracts or any other rights entitling anyone to acquire, any other stock of CBI or any of the Wesbanco Subs or securities convertible into shares of stock of CBI or any of the Wesbanco Subs.

     8.2 Corporate Power and Action. The Board of Directors of Wesbanco has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of Wesbanco as provided in its Articles of Incorporation, its Bylaws and the WVCA, Wesbanco has the corporate power and is duly authorized to merge with Commercial, pursuant to this Agreement, and this Agreement is a valid and binding agreement of Wesbanco enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder. Upon execution hereof by CBI and subject to the approval hereof by Wesbanco as its sole shareholder, CBI has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize and approve such execution and delivery, the performance of the Agreement, the Merger and the consummation of the transactions contemplated hereby; and this Agreement is a valid and binding agreement of CBI enforceable in accordance with its terms, except as enforceability may be subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

     8.3 Transfer of Securities to Exchange Agent Prior to, or as of the Closing Date. Prior to, or at the Closing Date, Wesbanco will deliver to the Exchange Agent, Wesbanco Bank Wheeling, for the benefit of the holders of the common stock of Commercial, an amount of common stock of Wesbanco and cash sufficient to meet the necessary amount of securities and cash required pursuant to Section 5.

     8.4 No Violation of Other Instruments. Subject to obtaining any required consents (which consents will be obtained by Wesbanco prior to the Closing), the execution and delivery of this Agreement do not, and the consummation of the Merger and the transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of Wesbanco or any of the Wesbanco Subs or any provision of, or result in the acceleration of any obligation under, any material mortgage, Deed of Trust, note, lien, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree, or in the termination of any material license, franchise, lease or permit, to which Wesbanco or any of the Wesbanco Subs, is a party or by which they are bound.

     8.5 Application for CBI. Wesbanco shall cause to be filed with the West Virginia Secretary of State an application to organize and incorporate CBI as a West Virginia corporation, in accordance with the provisions of the West Virginia Code, and upon the approval of such application and the issuance of a Certificate of Incorporation for CBI by the Secretary of State of West Virginia, Wesbanco shall cause CBI to execute and enter into this Agreement and cause CBI to take such action as is provided in this Agreement on CBI's part to be taken.

     8.6 Good Faith. Wesbanco shall use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date and cooperate fully with the other parties to that end.

     8.7 Exchange Act Reports. Wesbanco has delivered to Commercial true and correct copies of its Form 10-K (Annual Report) for the year ended December 31, 1996, and its Forms 10-Q (Quarterly Report) for the quarters ended March 31, 1997, and June 30, 1997, as filed with the SEC, all of which were prepared and filed in accordance with the applicable requirements and regulations of the SEC. Wesbanco has also delivered to Commercial true and correct copies of all documents and reports filed by Wesbanco with the SEC pursuant to the Exchange Act since January 1, 1997 (the "Wesbanco Reports"). Wesbanco has filed and will continue to file all reports and other documents required to be filed with the SEC pursuant to the Exchange Act in a timely manner. All of the Wesbanco Reports complied in all material respects with the Act and did not contain, as of their respective dates, any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

     8.8 Subsidiaries of Wesbanco. In addition to CBI, the subsidiaries of Wesbanco are Wesbanco Bank Wheeling, a West Virginia banking corporation, Wesbanco Bank Charleston, a West Virginia banking corporation, Wesbanco Bank Parkersburg, a West Virginia banking corporation, Wesbanco Bank Fairmont, Inc., a West Virginia banking corporation, Wesbanco Bank Barnesville, an Ohio banking corporation, FFB Corporation, a West Virginia corporation, Vandalia National Corporation, a Delaware corporation, Wesbanco Properties, Inc., a West Virginia corporation and Wesbanco Mortgage Company, a West Virginia corporation. All have the requisite corporate power and authority to own and lease their respective properties and to conduct their respective businesses as they are now being conducted and are currently contemplated to be conducted. Wesbanco owns 100% of the issued and outstanding stock of all such corporations.

     8.9 Registered Bank Holding Company. Wesbanco is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended.

     8.10 Authority to Issue Shares. The shares of common stock of Wesbanco to be issued pursuant to this Agreement will be duly authorized at the time the Merger is consummated. When issued upon the terms and conditions specified in this Agreement, such shares shall be validly issued, fully paid, and nonassessable. The shareholders of Wesbanco have, and will have, no preemptive rights with respect to the issuance of the shares of Wesbanco Common Stock to be authorized and issued in the transaction contemplated in this Agreement.

     8.11 Financial Statements. Wesbanco has delivered to Commercial copies of its consolidated balance sheets as of December 31, 1996, 1995, and 1994 and the interim period ended June 30, 1997, and its consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of changes in financial position for the three year period ended December 31, 1996, and the interim period ended June 30, 1997, together with the notes thereto, accompanied by an audit report of Ernst & Young, LLP, independent auditors. Such statements and the related notes to all of said financial statements, present fairly the consolidated financial position of Wesbanco and its consolidated subsidiaries and the consolidated results of their operations as of the dates and for the periods ended on the dates specified in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, except as may be specifically disclosed in those financial statements, including the notes to the financial statements attached thereto, and subject to normal recurring year end adjustments.

     8.12 No Action, Etc. Except as disclosed in the Wesbanco Disclosure Schedule, dated not more than 60 days from the date hereof (the "Wesbanco Disclosure Schedule"), and as supplemented on the Effective Date, there are no suits, actions, proceedings, claims or investigations (formal or informal) pending, or to the knowledge of Wesbanco pending or threatened, against or relating to Wesbanco, its subsidiaries, its businesses or any of its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency. There are no suits, actions, proceedings, claims or investigations against or relating to Wesbanco, its subsidiaries, its businesses, its properties or against any of their officers or directors (in their capacity as such) in law or in equity or before any governmental agency, which, individually or in the aggregate, would, or is reasonably likely to, if determined adversely to such party, materially adversely affect the financial condition (present or prospective), businesses, properties or operations of Wesbanco or its subsidiaries or the ability of Wesbanco or its subsidiaries to conduct its business as presently conducted or consummate the transaction contemplated hereby, and Wesbanco does not know of any basis for any such action or proceeding. Neither Wesbanco nor any of its subsidiaries are a party or subject to any cease and desist order, agreement or similar arrangement with a regulatory authority which restricts its operations or requires any action and neither Wesbanco nor any of its subsidiaries are transacting business in material violation of any applicable law, ordinance, requirement, rule, order or regulation.

     8.13 Capitalization. The authorized capital stock of Wesbanco consists of 25,000,000 shares of common stock, par value of $2.0833 per share, of which 16,050,795 shares are duly authorized, validly issued and outstanding (as of June 30, 1997) and are fully paid and nonassessable, and 1,000,000 shares of preferred stock, without par value, none of which are issued or outstanding. There are no options, warrants, calls or commitments of any kind entitling any person to acquire, or securities convertible into, Wesbanco Common Stock, except as herein provided. At June 30, 1997, Wesbanco held 21,542 shares of its common stock as treasury stock. Wesbanco has no other reserve commitments with respect to its common stock. The current Wesbanco dividend is $0.20 per calendar quarter and subject to regulatory, statutory and fiduciary requirements, it has no present plan or intention to change such dividend.

     Upon execution hereof by CBI, the authorized capital stock of CBI will consist of 500 shares of common stock, par value of $10.00 per share, of which all such shares will be duly authorized and validly issued and outstanding and will be fully paid and nonassessable. There are no options, warrants, calls or commitments of any kind relating to, or securities convertible into CBI Common Stock.

     8.14 Copies of All Contracts, Leases, Etc. Wesbanco has furnished, or will furnish, to Commercial a list of all material contracts, leases and other agreements to which Wesbanco is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance and similar plans with respect to any of the directors, officers or other employees of Wesbanco which list will be included in the Wesbanco Disclosure Schedule, and which will be updated on the Effective Date. Wesbanco will provide to Commercial true and complete copies of such documents as may be reasonably requested by Commercial.

     8.15 Materially Adverse Contracts. Neither Wesbanco nor any of its subsidiaries are a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment or undertaking, which is materially adverse, materially onerous, or materially harmful to Wesbanco or its subsidiaries taken as a whole. There is no breach or default by any party of or with respect to any material provision of any material contract to which Wesbanco or its subsidiaries is a party that would have a material adverse effect upon the financial condition, operations, results of operations, business or prospects of Wesbanco or its subsidiaries taken as a whole.

     8.16 Undisclosed Liabilities. Wesbanco and the Wesbanco Subs have no material liabilities other than those liabilities disclosed on or provided for in the financial statements delivered pursuant to Section 8.11 of this Agreement, or as may be disclosed in the Wesbanco Disclosure Schedule, none of which would have a material adverse effect upon the financial condition of Wesbanco and the Wesbanco Subs, taken as a whole.

     8.17 Title to Properties. Except for capitalized leases and liens and encumbrances not material to the property and liens and encumbrances on property acquired by the Wesbanco Subs in foreclosure of loans and existing at the time of foreclosure, Wesbanco and its subsidiaries have good and marketable title to all of the property, interest in properties and other assets, real or personal, set forth in its consolidated balance sheet as of December 31, 1996, and applicable interim periods, or acquired since that date, subject to no material liens, mortgages, pledges, encumbrances, or charges of any kind except liens reflected on said balance sheets, and all of its leases are in full force and effect and neither Wesbanco nor any of its subsidiaries is in material default thereunder.

     No asset included in the financial statements referred to above has been valued in such statements in excess of cost less depreciation or, in the case of investment securities, in excess of cost, adjusted for amortization of premiums or accretion of discounts. All real and tangible personal property owned by Wesbanco or its subsidiaries and used or leased by Wesbanco or its subsidiaries, or for its business is in good condition, normal wear and tear excepted, and is in good operating order. All of such property is insured against loss for at least 80% of the full replacement value thereof (less applicable deductibles) by reputable insurance companies authorized to transact business in the State of West Virginia.

     8.18 Proxy Statement. The Proxy Statement referred to in Section 13.2 of this Agreement or any amendment or supplement thereto mailed to the holders of the common stock of Commercial and Wesbanco will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading with respect to Wesbanco, and will comply as to form in all material respects with the requirements of federal and West Virginia securities laws and any other applicable Blue Sky laws.

     8.19 Taxes. Except as may be disclosed in the Wesbanco Disclosure Schedule:

          (a) Wesbanco and its subsidiaries have timely and properly filed all Federal Income Tax Returns and all other federal, state, municipal and other tax returns which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports being true and correct and complete in all material respects, and have paid all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them;

          (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against Wesbanco or any of its subsidiaries, or, to its knowledge, threatening to assert against them, or any of them, any material deficiency or claim for additional taxes, interest or penalty;

          (c) There is no pending or, to its knowledge, threatened examination of the Federal Income Tax Returns of Wesbanco or any of its subsidiaries, and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in IRC Section 6501(a), no tax year of Wesbanco or any of its subsidiaries remains open to the assessment and collection of additional material Federal Income Taxes; and

          (d) There is no pending or, to its knowledge, threatened examination of the West Virginia Business Franchise or Ohio Franchise Tax Returns of Wesbanco or any of its subsidiaries, and, except for tax years still subject to the assessment and collection of additional Business Franchise Taxes under the three-year period of limitations prescribed in W.Va. Code Annot. Section 11-10-15, and corresponding provision of the Ohio Revised Code, no tax year of Wesbanco or any of its subsidiaries remains open to the assessment and collection of additional Business Franchise Taxes.

          (e) Wesbanco, and its subsidiaries, have properly accrued and reflected on their December 31, 1996, consolidated balance sheet, delivered pursuant to Section 8.11 hereof, and have thereafter to the date hereof properly accrued, and will, from the date hereof, through the Closing Date, properly accrue all liabilities for taxes and assessments, and will timely and properly file all such federal, state, local and foreign tax returns and reports and forms which they are required to file, either on their own behalf or on behalf of their employees or other persons or entities, all such returns and reports and forms to be true and correct and complete in all respects, and will pay or cause to be paid when due all taxes, including penalties and interest, if any, which have become due pursuant to such returns or reports or forms or pursuant to assessments received by them, all such accruals being in the aggregate sufficient for payment of all such taxes and assessments.

     8.20 Absence of Certain Changes. Except as may be disclosed in the Wesbanco Disclosure Schedule, or except in connection with the transactions contemplated by this Agreement, since December 31, 1996:

          (a) There has been no change in the material assets, financial condition, liabilities (contingent or otherwise), business or results of operation of Wesbanco and its subsidiaries which has had, or changes in the aggregate which have had, a material adverse effect on the assets, financial condition or results of operations of Wesbanco, nor, to its knowledge, has any event or condition occurred which may result in such change or changes;

          (b) There has not been any material damage, destruction, or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition, business or operations of Wesbanco or any of its subsidiaries taken as a whole;

          (c) Other than in the ordinary course of business, neither Wesbanco nor any of its subsidiaries have disposed of, or agreed to dispose of, any of their material properties or assets, nor have they leased to others, or agreed to so lease, any of such material properties or assets;

          (d) There has not been any change in the authorized, issued or outstanding capital stock of Wesbanco, except as provided for in this Agreement, or any material change in the outstanding debt of Wesbanco or any of its subsidiaries, other than changes due to payments in accordance with the terms of such debt or changes in deposits, federal funds purchased, repurchase agreements or other short-term borrowings in the ordinary course of business;

          (e) Except as otherwise disclosed in this Agreement, Wesbanco has not granted any warrant, option or right to acquire, or agreed to repurchase, redeem or otherwise acquire, any shares of its capital stock or any other of its securities whatsoever;

          (f) Neither Wesbanco nor any of its subsidiaries have made any material loan or advance other than in the ordinary course of business;

          (g) Neither Wesbanco nor any of its subsidiaries has entered into any other material transaction, contract or lease or incurred any other material obligation or liabilities other than in the ordinary course of business;

          (h) Neither Wesbanco nor any of its subsidiaries have made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material other than in the ordinary course of business;

          (i) There have not been any dividends or other distributions declared or paid on any shares of Wesbanco Common Stock or preferred stock of Wesbanco which, taken in the aggregate with all other such distributions declared or paid in the same tax year, exceed 55% of the after-tax income of Wesbanco for the tax year in which paid;

          (j) Business has been conducted by Wesbanco in the ordinary course and in a manner consistent with past practice;

          (k) There has been no change in the Articles of Incorporation or Bylaws of Wesbanco which would in the reasonable opinion of Commercial have a material adverse effect on the rights of holders of Wesbanco Common Stock; and

          (l) There has not been any other event, condition or development of any kind which materially and adversely affects the material assets, financial condition or results of operations of Wesbanco or any of its subsidiaries, and neither Wesbanco nor any of its subsidiaries have knowledge of any such event, condition or development which may materially and adversely affect the material assets, financial condition or results of operations of Wesbanco and its subsidiaries.

     8.21 Fidelity Bonds. Each of the Wesbanco Subs has continuously maintained fidelity bonds insuring it against acts of dishonesty by each of its officers and employees in such amounts as are required by law and as are customary, usual and prudent for a bank of its size. Since January 1, 1997, there have been no claims under such bonds (except as may be disclosed in the Wesbanco Disclosure Schedule) and, except as disclosed in writing to Commercial, neither Wesbanco nor any Wesbanco Subs are aware of any facts which would form the basis of a claim under such bonds. Neither Wesbanco nor any Wesbanco Subs have any reason to believe that any fidelity coverage will not be renewed by their carriers on substantially the same terms as the existing coverage.

     8.22 ERISA. Except as disclosed in the Wesbanco Disclosure Schedule (i) each employee benefit plan subject to Titles I and/or IV of ERISA and established or maintained for persons including employees or former employees of Wesbanco, or any of its subsidiaries, (hereinafter referred to as "Plan") has been maintained, operated, administered and funded in accordance with its terms and with all material provisions of ERISA and the IRC applicable thereto; (ii) no event reportable under Section 4043 of ERISA has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable and all premiums required to have been paid to PBGC as of the date hereof have been and as of the Effective Date will have been paid; (iv) other than the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust Company, Wirt County Bank, First-Tyler Bank & Trust Company, Brooke National Bank, First National Bank of Barnesville, Albright National Bank and Bank of Weirton, no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and no decision has been made to terminate or institute proceedings to terminate any Plan; (v) with respect to the termination of the defined benefit pension plans of Wheeling Dollar Bank, First National Bank and Trust Company, Wirt County Bank, First-Tyler Bank & Trust Company, Brooke National Bank, First National Bank of Barnesville, Albright National Bank and Bank of Weirton, all required governmental and regulatory approvals of such terminations have been obtained, all participants in such Plans or their beneficiaries have received single premium annuity contracts or other benefits which will provide those participants or beneficiaries with the retirement income calculated under the terms and conditions of such Plans, all liabilities of such Plans have been paid, released, discharged or merged, and any surplus assets remaining in such Plans after satisfaction of all of its liabilities have been recovered by Wesbanco or its subsidiaries; (vi) neither Wesbanco nor any of its subsidiaries currently are a participating employer in any multi-employer or multiple employer employee benefit pension plan (including any multi-employer plans as defined in Section 3(37) of ERISA) and, with respect to any multi-employer or multiple employer plan in which Wesbanco or any of its subsidiaries was a participating employer, all contributions due from Wesbanco or any of its subsidiaries to any such multi-employer or multiple employer plan have been timely paid and any additional contributions due on or before the Effective Date shall have been paid; (vii) with respect to any multi-employer pension plan subject to the Multi-Employer Pension Plan Amendments Act of 1980 in which Wesbanco or any of its subsidiaries was a participating employer, neither Wesbanco nor any of its subsidiaries have incurred or will incur any withdrawal liability, complete or partial, under Section 4201, 4203, or 4205 of ERISA, as a consequence of discontinuing participating in such multi-employer pension plan; (viii) there has been no cessation of, and no decision has been made to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under any Plan; (ix) each Plan which is an employee pension plan meets the requirements of "qualified plans" under Section 401(a) of the IRC; (x) no accumulated funding deficiency within the meaning of Section 412 of the IRC or Section 302 of ERISA has been incurred with respect to any Plan subject to the funding standards of those provisions; (xi) with respect to each Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, and there are no actions, suits or claims with respect to the assets thereof (other than routine claims for benefits) pending or threatened; and (xii) all required reports, descriptions and notices (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed with the government or distributed to participants with respect to each Plan.

     8.23 Labor Disputes. Neither Wesbanco nor any of its subsidiaries are directly or indirectly involved in or threatened with any labor dispute, including, without limitation, matters regarding discrimination by reason of race, creed, sex, handicap or national origin, which would materially and adversely effect their financial condition, assets, businesses or operations taken as a whole. No collective bargaining representatives represent any Wesbanco, CBI or Wesbanco Subs employees and no petition for election of any collective bargaining representative has been filed and, to the knowledge of Wesbanco and its subsidiaries, no organizational campaign on behalf of any collective bargaining unit has been undertaken by or on behalf of any Wesbanco, CBI or Wesbanco Subs employees.

     8.24 Reserve for Possible Loan Losses. The reserve for possible loan losses shown on the consolidated balance sheets of Wesbanco and its subsidiaries as of December 31, 1997, and June 30, 1997, delivered pursuant to this Agreement is adequate in all material respects as of the dates thereof.

     8.25 Additional Covenants. Except as otherwise contemplated by this Agreement, Wesbanco covenants and agrees:

          (a) That it will use its best efforts in good faith to take, or cause to be taken all action required under this Agreement on its part, or CBI's part, to be taken as promptly as practicable so as to permit the consummation of the Merger at the earliest possible date and to cooperate fully with the other parties to that end, and that it will, in all such efforts, give priority to this acquisition of Commercial;

          (b) To deliver to Commercial all Forms 10-K, 10-Q and 8-K filed for periods ending after the date of this Agreement within seven (7) days after the filing of each such report with the SEC;

          (c) To promptly advise Commercial of any material adverse change in the financial condition, assets, businesses or operations of Wesbanco or any of its subsidiaries, or any material changes or inaccuracies in data provided to Commercial pursuant to this Agreement or any "acquisition proposal" with respect to Wesbanco received by Wesbanco;

          (d) To cooperate with Commercial in furnishing such information concerning the business and affairs of Wesbanco and its subsidiaries and its directors and officers as is reasonably necessary or requested in order to prepare and file any application for regulatory or governmental approvals, including but not limited to an application to the Federal Reserve Board and the West Virginia Department of Banking for prior approval of the acquisition of Commercial by Wesbanco as contemplated hereunder. Wesbanco will use its best efforts to obtain the approval or consent of any federal, state or other regulatory agency having jurisdiction and of any other party to the extent that such approvals or consents are required to effect the Merger and the transactions contemplated hereby or are required with respect to the documents described in Section 8.4 hereof; and

          (e) To cooperate with Commercial in furnishing such information concerning the business of Wesbanco and its subsidiaries as is reasonably necessary or requested in order to prepare any Proxy Statement to be prepared in connection with the Merger.

                                   SECTION 9

                                 INVESTIGATION

     Subject to the conditions set forth in this Section 9, prior to the Effective Time, Wesbanco and Commercial may directly and through their representatives, make such investigation of the assets and business of Wesbanco and Commercial and their subsidiaries as each deems necessary or advisable. Wesbanco and Commercial and their representatives, including their accountants, shall have, at reasonable times after the date of execution by Wesbanco and Commercial hereof, full access to the premises and to all the property, documents, material contracts, books and records of each, and its subsidiaries, and to all documents, information and working papers concerning each held by such party's accountants, without interfering in the ordinary course of business of such entity, and the officers of each will furnish to the other such financial and operating data and other information with respect to the business and properties of each other and their subsidiaries as each shall from time to time reasonably request; provided, however, that neither party shall be required to give such access or information to the other party to the extent that it is prohibited therefrom by rule, regulation, or order of any regulatory body, and further provided that confidential information of individual banking customers shall not be photocopied or removed from the premises of such institution. All data and information received by Wesbanco and its authorized representatives from Commercial and by Commercial and its authorized representatives from Wesbanco shall be held in strict confidence by such party and its authorized representatives, and neither party nor its authorized representatives will use such data or information or disclose the same to others except with the written permission of the other party. For a period of 7 days after the date of execution hereof, or prior completion of the investigation herein provided, this Agreement may be terminated by each such corporation if such investigation reveals to the other any information concerning the other which in the opinion of such corporation would have a material adverse effect on the present or future value of the other such corporation and its subsidiaries' assets, net worth, business or income taken as a whole. Each such corporation shall provide prompt written notice to the other of such decision and the matters relied on therefore.

                                   SECTION 10

                 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties included or provided herein shall not survive the Effective Date.

                                   SECTION 11

             CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE

     11.1 Conditions Precedent of Wesbanco and Commercial. The consummation of this Agreement by Wesbanco and Commercial and the Merger is conditioned upon the following:

          (a) The shareholders of Commercial, CBI and Wesbanco shall have approved this Agreement by such vote as required by law;

          (b) The West Virginia Banking Board (i) shall have granted its final approval of the incorporation and organization of CBI as a West Virginia corporation and the Merger and (ii) shall not, within 120 days from the date of Wesbanco's submission to the Banking Board pursuant to West Virginia Code Section 31A-8A-4(a), have entered an order disapproving the acquisition of Commercial by Wesbanco pursuant to this Agreement;

          (c) The Secretary of State of West Virginia shall have issued a Certificate of Incorporation for CBI;

          (d) The Board of Governors of the Federal Reserve System shall have approved the application of Wesbanco to acquire Commercial; and of CBI to become a bank holding company pursuant to this Agreement;

          (e) The Registration Statement of Wesbanco shall still be effective on the date of the Closing and all post-effective amendments filed shall have been declared effective or shall have been withdrawn by that date. No stop orders suspending the effectiveness thereof shall have been issued which remain in effect on the date of the Closing or shall have been threatened, and no proceedings for that purpose shall, before the Closing, have been initiated or, to the knowledge of Wesbanco, threatened by the SEC. All state securities and "Blue Sky" permits or approvals required (in the opinion of Wesbanco and Commercial to carry out the transaction contemplated in this Agreement) shall have been received.

          (f) No order to restrain, enjoin or otherwise prevent the consummation of the transaction contemplated in this Agreement shall have been entered by any court or administrative body which remains in effect on the date of the Closing.

          (g) Wesbanco, Commercial and CBI shall have received, in form and substance satisfactory to Wesbanco's and Commercial's counsel, all consents, federal, state, governmental, regulatory and other approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured, including the filing of an effective Registration Statement with the Securities and Exchange Commission and the West Virginia Securities Commissioner, and in addition, Wesbanco and Commercial shall have received any and all consents required with respect to the documents described pursuant to Section 7.3 and Section 8.4 hereof;

          (h) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

          (i) Unless waived by Wesbanco and Commercial, the holders of not more than ten percent (10%) of the Voting Shares (as defined in Section 6.1 hereof) shall have filed written objections to the Agreement in accordance with the WVCA, not have voted in favor of the Agreement at the special meeting of Commercial shareholders referred to in Section 13.1 hereof and have made written demand for the fair value of such Voting Shares within ten days;

          (j) On or before the Closing Date, there shall have been received an opinion from Kirkpatrick & Lockhart, LLP in a form reasonably satisfactory to counsel for Commercial substantially to the effect that for Federal Income Tax purposes:

             (i) The statutory merger of Commercial with CBI will constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 ("IRC"), and Wesbanco, Commercial and CBI will each be a "party to the reorganization" as defined in IRC Section 368(b);

             (ii) No gain or loss will be recognized by Wesbanco, Commercial or CBI as a result of the transactions contemplated in the Agreement;

             (iii) No gain or loss will be recognized by the shareholders of Commercial as a result of their exchange of Commercial Common Stock for Wesbanco Common Stock, except to the extent any shareholder receives cash in lieu of a fractional share or as a dissenting shareholder;

             (iv) The holding period of the Wesbanco Common Stock received by each holder of Commercial Common Stock will include the period during which the stock of Commercial surrendered in exchange therefor was held, provided such stock was a capital asset in the hands of the holder on the date of exchange; and

             (v) The Federal Income Tax Basis of the Wesbanco Common Stock received by each holder of Commercial Common Stock will be the same as the basis of the stock exchanged therefore.

          (k) No action, proceeding, regulation or legislation shall have been instituted before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, the Agreement or the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Wesbanco or Commercial, would make it inadvisable to consummate such transactions (it being understood and agreed that a written request by governmental authorities for information with respect to the Merger may not be deemed by either party to be a threat of material litigation or proceeding, regardless of whether such request is received before or after execution of the Agreement).

          (l) The approvals referred to in subparagraphs (b), (c) and (d) of Subsection 11.1 herein shall not have required the divestiture or cessation of any material part of the present operations conducted by Wesbanco, Commercial or any of their subsidiaries, and shall not have imposed any other condition, which divestiture, cessation or condition Wesbanco reasonably deems to be materially disadvantageous or burdensome.

     11.2 Conditions Precedent of Wesbanco. The consummation of this Agreement by Wesbanco and the Merger is also conditioned upon the following:

          (a) Unless waived by Wesbanco, the representations and warranties of Commercial contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by Wesbanco or which are not, in the aggregate, material and adverse, to the financial condition, businesses, properties or operations of Commercial and its Subsidiaries taken as a whole, or which are the result of expenses or transactions contemplated or permitted by the Agreement, and Commercial shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it; and Wesbanco and CBI shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of Commercial by one or more appropriate executive officers of Commercial to the effect that such officers have no knowledge of the non-fulfillment of the foregoing condition;

          (b) Opinion of Commercial Counsel. An opinion of counsel from the law firm of Hunton & Williams, counsel for Commercial, shall have been delivered to Wesbanco, dated the Closing Date, and in form and substance satisfactory to Wesbanco and its counsel, to the effect that:

             (i) Commercial is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and neither the ownership of its property nor the conduct of its business requires it, or its Subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Commercial and its Subsidiaries, taken as a whole.

             (ii) Commercial has the full corporate power to execute and deliver the Agreement and Plan of Merger. All corporate action of Commercial required to duly authorize the Agreement and Plan of Merger and the actions contemplated thereby has been taken, and the Agreement and Plan of Merger is valid and binding on Commercial in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

             (iii) All shares of common stock of Commercial issued and outstanding as of the Effective Date are duly authorized, validly issued, fully paid and nonassessable.

             (iv) The consummation of the merger contemplated by the Agreement and Plan of Merger will not violate any provision of Commercial's Articles of Incorporation or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any material mortgage, loan agreement, order, judgment, law or decree known to such counsel to which Commercial is a party or by which it is bound and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which Commercial is subject, which would have a materially adverse effect on the assets, business or operations of Commercial, taken as a whole.

             (v) Commercial's Subsidiaries are West Virginia and Ohio corporations and are duly organized, validly existing and in good standing under the laws of the States of West Virginia and Ohio and have the requisite corporate power and authority to own and lease their properties and to conduct their businesses as they are now being conducted. To the best of such counsel's knowledge, Commercial owns 100% of the issued and outstanding stock of such corporations.

             (vi) To the best of such counsel's knowledge, as of the date hereof neither Commercial nor its Subsidiaries were involved in any litigation against them (with possible exposure of $100,000.00 or more), pending or threatened, that has not been disclosed to Wesbanco.

             (vii) The rights issued to shareholders of Commercial pursuant to the Shareholder Rights Plan adopted by Commercial on August 14, 1996 (the "Rights Plan") have been redeemed in accordance with the terms of the Rights Plan. The right to exercise the rights and the Rights Plan have been terminated in accordance with the provisions of such plan, with no further obligations to the shareholders of Commercial, and are no longer in force or effective.

          (c) Unless waived by Wesbanco, on or before the Effective Date, Ernst & Young, LLP, the independent auditors for Wesbanco, shall have rendered an opinion to Wesbanco that the Merger will be treated as a "pooling of interest" for accounting purposes.

          (d) Commercial shall have delivered to Wesbanco a schedule identifying all persons who may be deemed to be "affiliates" of Commercial under Rule 145 of the Securities Act of 1933, as amended, and shall use its best efforts to cause each affiliate to deliver to Wesbanco prior to the Effective Date a letter substantially in the form attached hereto as Exhibit "A".

          (e) William E. Mildren, Jr., Larry G. Johnson, W. Bryan Pennybacker, James A. Meagle, Jr., Thomas M. Lookbaugh and C. Randall Law shall have duly executed and delivered employment agreements with Commercial and/or its Subsidiaries or successors, dated as of the Closing Date, in substantially the form attached hereto as Exhibits B, C, D, E, F and G.

          (f) Commercial shall have furnished Wesbanco with a certified copy of resolutions duly adopted by the Board of Directors and the shareholders of Commercial approving the Agreement and authorizing the Merger and the transactions contemplated hereby.

          (g) Unless waived by Wesbanco, on the Closing Date, there shall not be pending against Commercial or its Subsidiaries or the officers or directors of Commercial or its Subsidiaries in their capacity as such, any suit, action or proceeding, including the case styled Citizens Bancshares, Inc.
     v. Commercial Bancshares, Inc. filed in the United States District Court for the Northern District of Ohio, Eastern Division and the proposed intervention therein by Peoples Bancorp, Inc. and the Complaint filed by Peoples Bancorp, Inc. styled Peoples Bancorp, Inc. v. Commercial Bancshares, Inc. which, in the reasonable judgment of Wesbanco, if successful, could have a material adverse effect on the financial condition or operations of Commercial or its Subsidiaries. For purposes of this subsection 11.2(g), the pendency at the Closing Date of the suits named above shall not constitute a failure of condition giving Wesbanco the right to terminate the Agreement pursuant to Section 12.1(b) unless (i) Wesbanco's Board of Directors, acting reasonably and upon the advice of counsel, concludes that such suits could result in a loss exposure to Commercial, including fees, expenses and damages of $250,000 or more, or
     (ii) injunctive relief or specific performance has been awarded to Citizens or Peoples or substantive requests for the same are pending, which injunctive relief or specific performance, in the judgment of Wesbanco's Board of Directors, acting reasonably and upon the advice of counsel, could materially hinder consummation of the Merger.

          (h) Commercial shall have executed and delivered to Wesbanco an Option Agreement, substantially in the form attached hereto as Exhibit H, dated the 12th day of September, 1997 (the "Option Agreement"), and incorporated herein by reference.

          (i) The rights issued under the Rights Plan shall have been redeemed in accordance with the terms of the Rights Plan. The right to exercise the rights and the Rights Plan shall have been terminated in accordance with the provisions of such plan, with no further obligations to the shareholders of Commercial, and the rights and the Rights Plan are no longer in force or effective. No right or claim pursuant to the Rights Plan shall have been made, alleged, or threatened by any shareholder of Commercial.

          (j) Unless waived by Wesbanco, Gateway Bancshares, Inc. shall have executed and delivered to Wesbanco the First Amendment Agreement modifying certain terms of that Agreement and Plan of Merger dated August 15, 1997, by and between Commercial, Gateway Bancshares, Inc. and CWV Holding Company, Inc., in the form, or substantially the form, attached hereto as
     Exhibit I and made a part hereof.

     11.3 Conditions Precedent of Commercial. The consummation of this Agreement by Commercial and the Merger is also conditioned upon the following:

          (a) Unless waived by Commercial the representations and warranties of Wesbanco and CBI contained in this Agreement shall be correct on and as of the Effective Date with the same effect as though made on and as of such date, except for representations and warranties expressly made only as of a particular date and except for changes which have been consented to by Commercial or which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Wesbanco and CBI or which are the result of expenses or transactions contemplated or permitted by this Agreement, and Wesbanco and CBI shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them; and Commercial shall have received on the Effective Date an appropriate certificate (in affidavit form) dated the Effective Date and executed on behalf of Wesbanco and CBI by one or more appropriate executive officers of each of them to the effect that such officers have no knowledge of the non-fulfillment of the foregoing conditions;

          (b) Opinion of Wesbanco Counsel. An opinion of Phillips, Gardill, Kaiser & Altmeyer, counsel for Wesbanco, shall have been delivered to Commercial, dated the Closing Date, and in form and substance satisfactory to Commercial and its counsel, to the effect that:

             (i) Wesbanco and CBI are corporations duly organized, validly existing and in good standing under the laws of the State of West Virginia and have the full corporate power and authority to own all of their properties and assets and to carry on their businesses as they are now being conducted, and neither the ownership of their property nor the conduct of their businesses require them, or any of their subsidiaries, to be qualified to do business in any other jurisdiction except where the failure to be so qualified, considering all such cases in the aggregate, does not involve a material risk to the business, properties, financial position or results of operations of Wesbanco, CBI and the Wesbanco Subs, taken as a whole.

             (ii) Wesbanco and CBI have the full corporate power to execute and deliver the Agreement and Plan of Merger. All corporate action of Wesbanco and CBI required to duly authorize the Agreement and Plan of Merger and the actions contemplated thereby has been taken, and the Agreement and Plan of Merger is valid and binding on Wesbanco and CBI in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to any equitable principles limiting the right to obtain specific performance of certain obligations thereunder.

             (iii) The shares of common stock of Wesbanco into which shares of common stock of Commercial shall be converted pursuant to the terms of the Agreement and Plan of Merger have been duly authorized, and when delivered pursuant to the terms of the Agreement and Plan of Merger, will have been legally and validly issued, and will be fully paid and nonassessable.

             (iv) The consummation of the merger contemplated by the Agreement and Plan of Merger will not violate any provision of Wesbanco's or CBI's Articles of Incorporation or Bylaws, or violate any provision of, or result in the acceleration of any material obligation under, any material mortgage, loan agreement, order, judgment, law or decree known to such counsel to which Wesbanco or CBI are a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character known to such counsel to which Wesbanco or CBI are subject which would have a material adverse effect on the assets, business or operations of Wesbanco and CBI, taken as a whole.

             (v) Each of Wesbanco's subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power and authority to own and lease its properties and to conduct its business as it is now being conducted. To the best of such counsel's knowledge, Wesbanco owns 100% of the issued and outstanding stock of each such corporation.

             (vi) To the best of such counsel's knowledge, as of the date hereof, neither Wesbanco nor any of its subsidiaries were involved in any litigation against them (with possible exposure of $100,000.00 or more), pending or threatened, that has not been disclosed to Commercial.

             (vii) The Registration Statement for the stock to be delivered pursuant to the Agreement and Plan of Merger has become effective under the Securities Act of 1933, and such counsel is not aware of any stop orders in effect with regard to such Registration Statement.

          (c) Danielson Associates, Inc., financial advisors to Commercial, shall have furnished to Commercial an opinion, or an updating of any opinion rendered after the date of the Agreement, dated on or prior to the distribution date of the Proxy Statement described in Section 13.1 of this Agreement, and at the election of Commercial, updated as of the Closing if the Closing is held more than five (5) days after the Commercial meeting of shareholders, to the effect that the Merger and transactions contemplated by this Agreement are fair, from a financial point of view, to Commercial and its shareholders.

          (d) Wesbanco and CBI shall have furnished Commercial with certified copies of resolutions duly adopted by the Boards of Directors of Wesbanco and CBI and the shareholders of CBI approving the Agreement and authorizing the Merger and transactions contemplated hereby.

          (e) Unless waived by Commercial, on the Closing Date, there shall not be pending against Wesbanco or any of its subsidiaries or the officers or directors of Wesbanco or any of its subsidiaries in their capacity as such, any suit, action or proceeding which, in the reasonable judgment of Commercial, if successful, would have a material adverse effect on the financial condition or operations of Wesbanco or any of its subsidiaries.

          (f) Unless waived by Commercial, there shall not have been any change in control of Wesbanco since July 1, 1997.

          (g) Wesbanco shall assume the obligations of Commercial arising under the Change in Control Arrangements with William E. Mildren, Jr. and Larry
     G. Johnson dated November 1, 1996, as amended by Exhibits F and G.

     11.4 Closing Date. The Closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied on the Closing Date as defined in Section 2.3 hereof, which Closing Date shall be the latest of:

          (a) The day of the meetings of the shareholders of Commercial or Wesbanco, whichever is later, at which the Agreement is approved;

          (b) The fifteenth (15th) day after the approval of the acquisition of Commercial by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

          (c) The day after any stay of the Federal Reserve Board's approval of the acquisition of Commercial shall be vacated or shall have expired or the day after any injunction against the closing of the Merger shall be lifted, discharged or dismissed;

          (d) The day after the approval of the acquisition of Commercial by the West Virginia Department of Banking is received by Wesbanco;

          (e) The date on which the conditions set forth in Section 11 are satisfied or waived;

          (f) Such other date as shall be mutually agreed to by Wesbanco and Commercial.

The Closing shall be held in Parkersburg, West Virginia, at such time and place as the parties may agree upon. The date and time of closing are herein called the "Closing Date". Promptly after the Closing, the Articles of Merger with respect to the Merger shall be filed with the Secretary of State of West Virginia.

     11.5 Effective Date. The Merger shall become effective (the "Effective Date") on the date on which the Certificate of Merger approving the Merger is issued by the Secretary of State of West Virginia. The Surviving Corporation shall record said Certificate of Merger in the office of the Clerk of the County Commission of Wood County.

                                   SECTION 12

                            TERMINATION OF AGREEMENT

     12.1 Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of Commercial:

          (a) By mutual consent of Commercial and Wesbanco;

          (b) By either Commercial or Wesbanco if any of the conditions hereto to such party's obligations to close have not been met as of the Closing Date and the same has not been waived by the party adversely affected thereby;

          (c) By either Commercial or Wesbanco if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

          (d) By Commercial or Wesbanco, if the Closing Date has not occurred by March 31, 1998;

          (e) By Commercial, unless waived by Commercial, if the Market Value of Wesbanco stock shall fall below $25.00 per share as of the Closing Date. Market Value, for purposes of this paragraph, shall mean the average bid price of Wesbanco Common Stock (as quoted on NASDAQ) for the 30 calendar days preceding five business days before the Closing.

          (f) By either party in the event that the shareholders of Commercial or the shareholders of Wesbanco vote against consummation of the Merger.

          (g) By Wesbanco or Commercial within 7 days of the date hereof pursuant to the provisions of Section 9 of this Agreement.

     12.2 Effect of Terminating; Right to Proceed. In the event this Agreement shall be terminated pursuant to Section 12.1, all further obligations of Wesbanco and Commercial under this Agreement, except Sections 9, 12.1, 12.2, and 19 hereof, shall terminate without further liability of Wesbanco and CBI to Commercial or of Commercial to Wesbanco and CBI.

     12.3 Return of Documents in Event of Termination. In the event of termination of this Agreement for any reason, Wesbanco and Commercial shall each promptly deliver to the other all documents, work papers and other material obtained from each other relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 9 hereof, and will take all practicable steps to have any information so obtained kept confidential, and thereafter, except for any breach of the continuing sections of the Agreement, each party shall be mutually released and discharged from liability to the other party or to any third parties hereunder, and no party shall be liable to any other party for any costs or expenses paid or incurred in connection herewith.

                                   SECTION 13

               MEETING OF SHAREHOLDERS OF COMMERCIAL AND WESBANCO

     13.1 Subject to receipt by Commercial of the fairness opinion described in
Section 11.3(c) hereof, Commercial shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of Commercial as soon as practicable (considering the regulatory approvals required to be obtained) for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a Proxy Statement which will not contain any untrue statement of a material fact with respect to Commercial or omit to state a material fact with respect to Commercial required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and which otherwise materially complies as to form with all applicable laws, rules and regulations.

     13.2 Wesbanco shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Incorporation and Bylaws of Wesbanco as soon as practicable (considering the regulatory approvals required to be obtained) for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a Proxy Statement which will not contain any untrue statement of a material fact with respect to Wesbanco or omit to state a material fact with respect to Wesbanco required to be stated therein or necessary to make the statements contained there, in light of the circumstances under which they were made, not misleading, and which otherwise materially complied as to form with all applicable laws, sales and regulations.

     13.3 It is understood that as an integral part of the transaction contemplated by this Agreement, Wesbanco shall file a Registration Statement with respect to the offering of its common shares to be issued in the Merger. The term "Registration Statement" as used in this Agreement includes all preliminary filings, post-effective amendments and any Proxy Statement of Commercial and Wesbanco. Accordingly, Wesbanco and Commercial agree to assist and cooperate fully with each other in the preparation of the Registration Statement. Both Commercial and Wesbanco further agree to deliver to each other, both as of the Effective Date of the Registration Statement and as of the Closing, a letter, in form and substance satisfactory to the other party and its counsel, stating that, to the best of their knowledge and belief, all of the facts with respect to either Wesbanco or Commercial, as the case may be, set forth in the Registration Statement, are true and correct in all material respects, and that the Registration Statement does not omit any material fact necessary to make the facts stated therein with respect to such party not misleading in light of the circumstances under which they were made.

                                   SECTION 14

                                    BROKERS

     Commercial represents and warrants to Wesbanco and Wesbanco represents and warrants to Commercial that no broker or finder has been employed, or is entitled to a fee, commission or other compensation, with respect to this Agreement or the transactions contemplated hereby, other than fees due from Commercial to Danielson Associates, Inc., its financial advisor.

                                   SECTION 15

                         GOVERNING LAW; SUCCESSORS AND
                    ASSIGNS; COUNTERPARTS; ENTIRE AGREEMENT

     This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto;
(c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to Wesbanco and Commercial when one or more counterparts shall have been signed and delivered by Wesbanco and Commercial and shall become effective and binding as to CBI when CBI receives its Certificate of Incorporation and its officers execute the Agreement; and (d) embodies the entire Agreement and understanding of the parties with respect to the subject matter hereof; and (e) supersedes all prior agreements and understandings, written or oral, between Commercial and Wesbanco relating to the subject matter hereof.

                                   SECTION 16

                               EFFECT OF CAPTIONS

     The captions of this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                                   SECTION 17

                                    NOTICES

     Except as specifically provided in Section 7.21(d) hereof, any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by first class, registered or certified mail postage prepaid, with return receipt requested addressed as follows:

     To Commercial:

        Commercial Bancshares, Incorporated
        415 Market Street
        Parkersburg, WV 26101
        ATTENTION: William E. Mildren, Jr., President

     With a copy to:

        Hunton & Williams
        951 East Byrd Street
        Richmond, Virginia 23219-4074
        ATTENTION: Lathan M. Ewers, Esq.

     To Wesbanco:

        Wesbanco, Inc.
        One Bank Plaza
        Wheeling, WV 26003
        ATTENTION: Edward M. George, President

     With a copy to:

        Phillips, Gardill, Kaiser & Altmeyer
        61 Fourteenth Street
        Wheeling, WV 26003
        ATTENTION: James C. Gardill, Esq.

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed.

                                   SECTION 18

                                   AMENDMENTS

     Any of the terms or conditions of the Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by action taken by the Board of Directors of such party, or any of such terms or conditions may be amended or modified in whole or in part at any time as follows. This Agreement may be amended in writing (signed by all parties hereto) before or after the meeting of Commercial shareholders at any time prior to the Closing Date with respect to any of the terms contained herein, provided, however, that if amended after such meeting of shareholders, the conversion ratio per share at which each share of common stock of Commercial shall be converted in the Merger and any other material terms of the Merger shall not be amended after the meeting of Commercial shareholders unless the amended terms are resubmitted to the shareholders for approval. Neither the Agreement nor any provisions hereof, may be changed, waived, discharged or terminated orally, or by the passage of time, except by a statement in writing signed by the party against which the enforcement of such change, waiver, discharge or termination is sought.

                                   SECTION 19

                                    EXPENSES

     Each party to this Agreement shall pay its own legal and accounting fees and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                                   SECTION 20

                                 MISCELLANEOUS

     20.1 Publicity. The parties will not publicly release any information about the transactions contemplated hereby except as they may mutually agree or as may be required by law.

     20.2 Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference as though fully set forth at the point referred to in the Agreement.

     20.3 Material Adverse Change. In determining whether there has been a material adverse change for purposes of this Agreement, costs and expenses of the transactions contemplated hereby shall not be taken into account provided, however, that only the first $50,000 of such expenses shall be so excluded.

     20.4 Binding Date. This Agreement is effective and binding as to Wesbanco and Commercial upon the date first above written and effective and binding as to CBI upon execution hereof by CBI.

     IN WITNESS WHEREOF, Wesbanco and Commercial have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first above written and CBI has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized as of the date set forth below.

                                            WESBANCO, INC., a West Virginia
                                            corporation

                                            By     /s/ EDWARD M. GEORGE
                                             -----------------------------------

                                            Its President
[SEAL]

ATTEST:

      /s/ SHIRLEY A. BUCAN
------------------------------------
                    Secretary

                                            COMMERCIAL BANCSHARES,
                                            INCORPORATED, a West Virginia
                                            corporation

                                            By /s/ WILLIAM E. MILDREN, JR.
                                             -----------------------------------

                                            Its President
[SEAL]

ATTEST:

      /s/ LARRY G. JOHNSON
------------------------------------
                    Secretary

                                            CBI CORPORATION, a West Virginia
                                            corporation as of the      day
                                            of          ,
                                            19  .

                                            By
                                            ------------------------------------

                                            Its
                                            ------------------------------------
[SEAL]

ATTEST:

------------------------------------------------------
                    Secretary

                                  APPENDIX II

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT ("Option Agreement") dated as of the 12th day of September, 1997, by and between WESBANCO, INC., a West Virginia corporation ("Wesbanco") and COMMERCIAL BANCSHARES, INCORPORATED, a West Virginia corporation ("Commercial").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Wesbanco and Commercial have approved a Binding Letter of Intent ("Agreement"), which contemplates the merger of Commercial with and into CBI Corporation, a West Virginia corporation and wholly-owned subsidiary of Wesbanco ("CBI"), with CBI continuing as the surviving corporation; subject to the execution of a definitive merger agreement which the parties agree to negotiate in good faith, and

     WHEREAS, as a condition to Wesbanco's entry into the Agreement and to induce such entry, Commercial has agreed to grant to Wesbanco the option set forth herein to purchase authorized but unissued shares of common stock, par value $5.00 per share of Commercial ("Commercial Common Stock");

     NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

     1. Definitions. Capitalized terms which are to be defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement. The parties have prepared a draft of said Merger Agreement and incorporate the referenced provisions of said draft language into this Agreement as if set forth herein verbatim. A copy of said draft Merger Agreement is attached hereto as Exhibit A (hereinafter "Merger Agreement").

     2. Grant of Option. Subject to the terms and conditions set forth herein, Commercial hereby grants to Wesbanco an option ("Option") to purchase up to 321,620 shares of Commercial Common Stock, at a price of $50.00 per share (the "Option Price") payable in cash as provided in Section 4 hereof; provided, however, that in the event Commercial issues or agrees to issue any shares of Commercial Common Stock (other than as permitted under the Agreement) at a price less than $50.00 per share (as adjusted pursuant to Section 6 hereof), the exercise price shall be equal to such lesser price.

     3. Exercise of Option.

          a. Provided that Wesbanco is not in material breach of the agreements and covenants contained in the Agreement, Wesbanco may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the Effective Date of the Merger or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a willful breach by Commercial of Section 7.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of Commercial's shareholders to approve the Merger Agreement by the vote required under applicable law), or (iii) six months after termination of the Merger Agreement due to a willful breach by Commercial of Section 7.21(d) of the Merger Agreement or, following the occurrence of a Purchase Event, failure of Commercial's shareholders to approve the Merger Agreement by the vote required under applicable law; and provided further that any such exercise shall be subject to compliance with applicable provisions of law.

          b. As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) any person (other than Commercial, any Commercial Subsidiary, Wesbanco or any affiliate of Wesbanco) shall have commenced a bona fide tender or exchange offer to purchase shares of Commercial Common Stock such that upon consummation of such offer such person would own or control 15% or more of the outstanding shares of Commercial Common Stock;

             (ii) any person (other than Commercial or any Commercial Subsidiary), other than in connection with a transaction to which Wesbanco has given its prior written consent, shall have filed an application or notice with any federal or state regulatory agency for clearance or approval, to (x) merge or consolidate, or enter into any similar transaction, with Commercial or any Commercial Subsidiary, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Commercial or any Commercial Subsidiary or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 51% or more of the voting power of Commercial or any Commercial Subsidiary;

             (iii) any person (other than Commercial, any Commercial Subsidiary, the Commercial Subsidiaries in a fiduciary capacity, Wesbanco, affiliates of Wesbanco or subsidiaries of Wesbanco in a fiduciary capacity) shall have acquired after the date hereof beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Commercial Common Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

             (iv) any person (other than Commercial or any Commercial Subsidiary) shall have made a bona fide proposal to Commercial by public announcement or written communication that is or becomes the subject of public disclosure to (x) acquire Commercial or any Commercial Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (y) make an offer described in clause (i) above; or

             (v) Commercial shall have willfully breached Section 7.21(d) of the Merger Agreement, which breach would entitle Wesbanco to terminate such Merger Agreement and such breach shall not have been cured prior to the Notice Date (as defined below).

If more than one of the transactions giving rise to a Purchase Event under this
Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          c. In the event Wesbanco wishes to exercise the Option, it shall send to Commercial a written notice (the date of which being herein referred to as "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase ("Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Wesbanco shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

     4. Payment and Delivery of Certificates.

          a. At the closing referred to in Section 3(c) hereof, Wesbanco shall pay to Commercial the aggregate purchase price for the shares of Commercial Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Commercial.

          b. At such closing, simultaneously with the delivery of cash as provided in subsection (a), Commercial shall deliver to Wesbanco a certificate or certificates representing the number of shares of Commercial Common Stock purchased by Wesbanco, and Wesbanco shall deliver to Commercial a letter agreeing that Wesbanco will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

          c. Certificates for Commercial Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

             "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Commercial Bancshares, Incorporated and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Commercial Bancshares, Incorporated. A copy of such agreement will be provided to the holder hereof without charge upon receipt by Commercial Bancshares, Incorporated of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Wesbanco shall have delivered to Commercial a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Commercial, to the effect that such legend is not required for purposes of the Securities Act.

     5. Representations. Commercial hereby represents, warrants and covenants to Wesbanco as follows:

          a. Commercial shall at all times maintain sufficient authorized but unissued shares of Commercial Common Stock so that the Option may be exercised without authorization of additional shares of Commercial Common Stock.

          b. The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

     6. Adjustment Upon Changes in Capitalization. In the event of any change in Commercial Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Commercial Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement), the number of shares of Commercial Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Commercial Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 6 shall be deemed to authorize Commercial to breach any provision of the Merger Agreement.

     7. Registration Rights. Commercial shall, if requested by Wesbanco, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Commercial Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Wesbanco. Wesbanco shall provide all information reasonably requested by Commercial for inclusion in any registration statement to be filed hereunder. Commercial will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. In no event shall Commercial be required to effect more than two registrations hereunder. All expenses of registrations hereunder shall be borne equally by Commercial and Wesbanco. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Commercial of Commercial Common Stock. If requested by Wesbanco, in connection with any such registration, Commercial will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from Wesbanco or assignee thereof under this Section 7, Commercial agrees to send a copy thereof to Wesbanco and to any assignee thereof known to Commercial, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     8. Severability. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Commercial Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of Commercial to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

     9. Put-Back Rights.

          a. Upon the consummation of any Purchase Event described in Section 3(b)(ii) or (v) hereof such that (i) a merger, consolidation, purchase, lease or acquisition of all or substantially all of the assets of Commercial , purchase or other acquisition of securities representing 51% or more of the voting power of Commercial or any Commercial Subsidiary has been consummated, or (ii) a willful breach under Section 7.21(d) of the Merger Agreement has occurred so that Wesbanco would be entitled to terminate the Merger Agreement, and prior to the expiration of the Option in accordance with the terms hereof, at the request of Wesbanco, Commercial shall repurchase the Option from Wesbanco at a price (the "Repurchase Price") equal to the difference between the market/offer price (as defined below) for shares of Commercial Common Stock and the Option Price, multiplied by the number of shares for which the Option being surrendered hereunder may then be exercised but only if the market/offer price is greater than the Option Price (the market/offer price is defined as the higher of the price per share at which a tender offer or exchange offer for 51% or more of the voting securities of Commercial has been made and consummated, the price per share actually paid by any third party pursuant to an agreement that has been consummated whereby Commercial has been merged, consolidated with or otherwise acquired by a third party, and the highest closing price for Commercial Common Stock within the four-month period immediately preceding the date Wesbanco gives written notice of the required repurchase of the Option pursuant to this Section 9). In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Commercial Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

          b. Wesbanco may exercise its right to require Commercial to repurchase the Option pursuant to this Section 9 by giving Commercial written notice of its exercise of its repurchase right in accordance with the provisions of this Section 9. Subject to the last proviso of paragraph 9(c) below, as promptly as practicable, and in any event within five business days after the receipt of such notice or notices relating thereto, Commercial shall deliver or cause to be delivered to Wesbanco the Repurchase Price for the Option or the portion thereof which Commercial is not then prohibited under applicable law and regulation from so delivering.

          c. To the extent that Commercial is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Option in full, Commercial shall immediately so notify Wesbanco and thereafter deliver or cause to be delivered, from time to time, to Wesbanco, as appropriate, the portion of the Repurchase Price which it is no longer prohibited from delivering, within five business days after the date on which Commercial is no longer so prohibited, provided, however, that to the extent that Commercial is at the time and after the expiration of 12 months, so prohibited from delivering to Wesbanco, the Repurchase Price, in full (and Commercial hereby undertakes to use its best efforts to receive all required regulatory and legal approvals as promptly as practicable), Commercial shall deliver to Wesbanco a new Option evidencing the right of Wesbanco to purchase that number of shares of Commercial Common Stock obtained by multiplying the number of shares of Commercial Common Stock for which the Option may at such time be exercised by a fraction, the numerator of which is the Repurchase Price less the portion thereof (if any) theretofore delivered to the Holder and the denominator of which is the Repurchase Price, and Commercial shall have no further obligation to repurchase such new Option; and provided, further, that upon receipt of such notice and until five days thereafter Wesbanco may revoke its notice of repurchase of the Option by written notice to Commercial at its principal office stating that Wesbanco elects to revoke its election to exercise its rights to require Commercial to repurchase the Option, whereupon Commercial will promptly deliver to Wesbanco the Option and Commercial shall have no further obligation to repurchase such Option.

     10. First Refusal. If at any time during the eighteen months immediately following the first purchase of shares of Commercial Common Stock pursuant to the Option, Wesbanco shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Commercial Common Stock acquired by it pursuant to the

Option other than in accordance with the put-back rights in Section 9 hereof, it shall give Commercial written notice of the proposed transaction ("Offeror's Notice"), identifying the proposed transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Wesbanco to Commercial, which may be accepted within ten business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Wesbanco is proposing to transfer such shares to a third party. Settlement for any shares purchased by Commercial shall be within 15 business days of the date of the acceptance of the offer and the purchase price shall be paid to Wesbanco in immediately available funds; provided that if prior notification to or approval of any federal or state regulatory authority is required in connection with such purchase, Commercial shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed. In the event of the failure or refusal of Commercial to purchase all of the shares covered by the Offeror's Notice or any applicable regulatory authority shall disapprove Commercial's proposed purchase of such shares, Wesbanco may sell all, but not less than all, of such shares to such third party at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 9 shall not apply to any disposition (i) as a result of which the proposed transferee would own not more than five percent of the then outstanding shares of Commercial Common Stock, (ii) of Commercial Common Stock by a person to which Wesbanco has assigned its rights under the Option in accordance with Section 11(c) hereof or (iii) pursuant to a registration under Section 7 hereof.

     11. Miscellaneous.

          a. Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          b. Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

          c. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

          d. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the addresses provided for in or pursuant to Section 17 of the Merger Agreement.

          e. Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          f. Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

          g. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                            WESBANCO, INC.

                                            By     /s/ EDWARD M. GEORGE
                                             -----------------------------------

                                            Its President

                                            COMMERCIAL BANCSHARES,
                                            INCORPORATED

                                            By     /s/ LARRY G. JOHNSON
                                             -----------------------------------

                                            Its Executive Vice President and CFO

                                  APPENDIX III


                           DANIELSON ASSOCIATES INC.


                            6110 EXECUTIVE BOULEVARD


                                   SUITE 504


                         ROCKVILLE, MARYLAND 20852-3903


                              TEL: (301) 468-4884


                              FAX: (301) 468-0013



                                                                February 9, 1998


Board of Directors


Commercial Bancshares, Inc.


415 Market Street


P.O. Box 1427


Parkersburg, West Virginia 26101



Dear Members of the Board:



     Set forth herein is the updated opinion of Danielson Associates Inc. ("Danielson Associates") as to the "fairness" of the offer by WesBanco, Inc. ("WesBanco") of Wheeling, West Virginia to acquire all of the common stock of Commercial BancShares, Incorporated ("Commercial") of Parkersburg, West Virginia. The "fair" sale value is defined as the price at which all of the shares of Commercial's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining to the "fairness" of the offer, it also must be determined if the WesBanco common stock to be exchanged is "fairly" valued.



     In preparing the original opinion dated September 12, 1997, Commercial's market was analyzed; its business and prospects were discussed with its management; and its financial performance was compared with other West Virginia banks. Any unique characteristics also were considered.



     This opinion was based partly on data supplied to Danielson Associates by Commercial, but it relied on some public information all of which is believed to be reliable, but neither the completeness nor the accuracy of such information could be guaranteed. In particular, the opinion assumed, based on its management's representation, that there were no significant asset quality problems beyond what was stated in recent reports to regulatory agencies and in the monthly report to the directors.



     In determining the "fair" sale value of Commercial, the primary emphasis was on prices paid relative to earnings for banks in Commercial's region that had similar financial, structural and market characteristics. These prices were then related to assets and equity capital, also referred to as "book."



     The "fair" market value of WesBanco's common stock to be exchanged for Commercial stock was determined by a comparison with other similar bank holding companies and included no in person due diligence of WesBanco. This comparison showed WesBanco stock to be valued consistent with the comparable banks.



     In the original opinion, based on the analysis of Commercial's recent performance and its future potential, comparisons with similar transactions and unique characteristics, it was determined that its "fair" sale value was between $105 and $115 million, or $60.61 to $66.39 per share. Thus, WesBanco's offer of $135.8 million, or $78.39 per share, was a "fair" offer from a financial point of view for Commercial and its shareholders.



     There has been no subsequent change in WesBanco's performance and its stock is trading at or above where it was at the time of the offer. Since the value of the offer has moved upward and there has been no subsequent negative change to WesBanco, this offer is still "fair" from a financial point of view to Commercial and its shareholders.


                                          Respectfully submitted,

                                          Arnold G. Danielson
                                          Chairman
                                          Danielson Associates, Inc.

                                      III-1

                                  APPENDIX IV

                    WEST VIRGINIA DISSENTERS' RIGHTS STATUTE
                     W.VA. CODE ANNOT. SECTION SEC.31-1-123

     (a) Any shareholder electing to exercise his right to dissent, pursuant to section one hundred twenty-two (sec.31-1-122) of this article, shall file with the Corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action. If such proposed corporate action be approved by the required vote and such shareholder shall not have voted in favor thereof, such shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen days after the plan of such merger shall have been mailed to such shareholders, make written demand on the Corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, or payment of the fair value of such shareholder's shares, and, if such proposed corporate action is effected, such corporation shall pay to such shareholder, upon surrender of the certificate or certificates representing such shares, the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of such corporate action. Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

     (b) No such demand may be withdrawn unless the Corporation shall consent thereto. If, however, such demand shall be withdrawn upon consent, or if the proposed corporate action shall be abandoned or rescinded or the shareholders shall revoke the authority to effect such action, or if, in the case of a merger, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the Merger, or if no demand or petition for the determination of fair value by a court of general civil jurisdiction have been made or filed within the time provided in subsection (e) of this section, or if a court of general civil jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim.

     (c) Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as herein provided, and shall make a written offer to each shareholder to pay for such shares at a specified price deemed by such Corporation to be fair value thereof. Such notice and offer shall be accompanied by a balance sheet of the Corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of such offer, and a profit and loss statement of such corporation for the twelve months' period ended on the date of such balance sheet.

     (d) If within thirty days after the date on which such corporate action is effected the fair value of such shares is agreed upon between any such dissenting shareholder and the Corporation, payment therefor shall be made within ninety days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (e) If within such period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation shall within thirty days after receipt of written demand from any dissenting shareholder, which written demand must be given within sixty days after the date on which such corporate action was effected, file a complaint in a court of general civil jurisdiction requesting that the fair value of such shares be found and determined, or the corporation may file such complaint at any time within such sixty-day period at its own election. Such complaint shall be filed in any court of general civil jurisdiction in the county in which the principal office of the corporation is situated, or, if there be no such office in this State, in the county in which any dissenting shareholder resides or is found or in which the property of such corporation, or any part of it, may be. If the corporation shall fail to institute such proceedings, any dissenting shareholder may do so in the name of the Corporation. All dissenting shareholders wherever residing, may be made parties to the proceedings as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State in the same manner as in other civil actions. Dissenting shareholders who are nonresidents of this State shall be served a copy of the complaint by registered or certified mail, return receipt requested. In addition, service upon such nonresident shareholders shall be made by publication, as provided in Rule 4(e)(2) of the West Virginia Rules of Civil Procedures. All shareholders who are parties to the proceeding shall be entitled to judgment against the Corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or any subsequent appointment. The judgment shall be payable only upon and concurrently with the surrender to the Corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

     The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the Corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the Corporation shall have made an offer to pay for the shares if the Court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any experts employed by any part; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefore, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding. Any party to the proceeding may appeal any judgment or ruling of the court as in other civil cases.

     (f) Within twenty days after demanding payment for his shares, each shareholder demanding payment shall submit the certificates representing his shares to the Corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the Corporation, terminate his rights under this section unless a court of general civil jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the Corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     (g) Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     WesBanco's Bylaws provide, and West Virginia law permits (Code sec.31-1-9) the indemnification of directors and officers against certain liabilities. Officers and Directors of WesBanco and its subsidiaries are indemnified generally against expenses reasonably incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or offices of the corporation, except in relation to matters as to which a recovery may be obtained by reason of an officer or director having been finally adjudged derelict in such action or proceeding in the performance of his duties.

     A. Excerpts from the Article VI of the Bylaws of WesBanco:

Indemnification of Directors and Officers

Each director and officer, whether or not then in office, shall be indemnified by the corporation against all costs and expenses reasonably incurred by and imposed upon him in connection with or resulting from any action, suit or proceeding, to which he may be made a party by reason of his being or having been a director or officer of the corporation, or of any other company which he served at the request of the corporation, except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged derelict in such action, suit or proceeding, in the performance of his duties as such Director of officer, and the foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law.

     B. West Virginia Corporation Law, Code Section 31-1-9:

Section 31-1-9. Indemnification of officers, directors, employees and agents.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, that such person did have reasonable cause to believe that his conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter, including, but not limited to, taxes or any interest penalties thereon, as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in subsections (a) or (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) or (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Subsections (a) or (b). Such determination shall be made
(1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, (3) by the shareholders or members.

     (e) Expenses (including attorney's fees) incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding as authorized in the manner provided in Subsection (d) upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section.

     (f) The indemnification provided by this section shall not be deemed exclusive of any other rights to which any shareholder or member may be entitled under any bylaw, agreement, vote of shareholders, members or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. (1961,c.15; 1974,c.13; 1975,c.118.)

     WesBanco does provide indemnity insurance to its officers and directors. Such insurance will not, however, indemnify officers or directors for willful misconduct or gross negligence in the performance of a duty to WesBanco.

Item 21. Exhibits and Financial Statement Schedules.

EXHIBIT
NUMBER                                          DOCUMENT
-------    -----------------------------------------------------------------------------------
2.1        Agreement and Plan of Merger, By and Between WesBanco, Inc., Commercial Bancshares,
           Incorporated and CBI Holding Company, dated September 30, 1997(1)
3.1        Articles of Incorporation of WesBanco Restated as of November 17, 1995(2)
3.2        Bylaws of WesBanco, Inc.(2)
4.1        Specimen Certificate of WesBanco Common Stock (3)
5.1        Opinion of Phillips, Gardill, Kaiser & Altmeyer as to the Legality of the Shares
           Being Registered
8.1        Opinion of Kirkpatrick & Lockhart LLP as to Certain Tax Matters

EXHIBIT
NUMBER                                          DOCUMENT
-------    -----------------------------------------------------------------------------------
10.1       The Stock Option Agreement By and Between WesBanco, Inc. and Commercial Bancshares,
           Incorporated, dated September 12, 1997(8)
10.2       The Restated WesBanco Directors' Deferred Compensation Plan Effective December 15,
           1994(2)
10.3       Employment Agreement Between Robert H. Martin, First National Bank in Fairmont and
           WesBanco dated February 28, 1994(4)
10.4       Employment Agreement Between Ernest S. Fragale, WesBanco Mortgage Company and
           WesBanco, Inc. dated the 20th Day of August, 1996(5)
10.5       Employment Agreement Between Frank R. Kerekes, First National Bank in Fairmont and
           WesBanco dated February 28, 1994(4)
10.6       Employment Agreement Effective January 1, 1993, By and Between Edward M. George,
           WesBanco and WesBanco Bank Wheeling(4)
10.7       Employment Agreement Effective January 1, 1993, By and Between Paul M. Limbert,
           WesBanco and WesBanco Bank Wheeling(4)
10.8       Employment Agreement Effective January 1, 1993, By and Between Dennis P. Yaeger,
           WesBanco and WesBanco Bank Wheeling(4)
10.9       Employment Agreement Effective January 1, 1993, By and Between Jerome B. Schmitt,
           WesBanco and WesBanco Bank Wheeling(4)
10.10      Employment Agreement Effective December 2, 1991, By and Between Stephen F. Decker,
           Albright National Bank of Kingwood, and WesBanco(4)
10.11      Employment Agreement Effective December 2, 1991, By and Between Rudy F. Torjak,
           Albright National Bank of Kingwood, and WesBanco(4)
10.12      Employment Agreement Effective December 1, 1993, By and Between Thomas L. Jones,
           WesBanco and WesBanco Bank South Hills(4)
10.13      Employment Agreement Effective January 1, 1993, By and Between John W. Moore, Jr.,
           WesBanco and WesBanco Bank Wheeling(4)
10.14      Employment Agreement By and Between The National Bank of West Virginia, WesBanco,
           Inc. and C. Barton Loar dated December 30, 1996(5)
10.15      Employment Agreement By and Between Brenda H. Robertson, WesBanco Bank South Hills
           and WesBanco, Inc. dated as of June 30, 1997(6)
11.1       Computation of Per Share Earnings of WesBanco (included in WesBanco's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended by Form 10 K/A dated May 8, 1997)).
12.1       Computation of Earnings to Combined Fixed Charges of WesBanco and Commercial
           (included in WesBanco's Annual Report on Form 10-K for the fiscal year ended
           December 31, 1996 (as amended by Form 10 K/A dated May 8, 1997)).
13.1       The Annual Report on Form 10-K of WesBanco for the fiscal year ended December 31,
           1996 (as amended by Form 10-K/A dated May 8, 1997) (incorporated by reference)
13.2       Quarterly Report on Form 10-Q of WesBanco for the fiscal quarter ended March 31,
           1997 (incorporated by reference)
13.3       Quarterly Report on Form 10-Q of WesBanco for the fiscal quarter ended June 30,
           1997 (incorporated by reference)
13.4       Quarterly Report on Form 10-Q of WesBanco for the fiscal quarter ended September
           30, 1997 (incorporated by reference)
13.5       WesBanco's 1997 Definitive Proxy Statement filed pursuant to Section 14(a) of the
           Securities Exchange of 1934, filed on March 14, 1997

EXHIBIT
NUMBER                                          DOCUMENT
-------    -----------------------------------------------------------------------------------
21.1       Subsidiaries of WesBanco (included in WesBanco's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended by Form 10 K/A dated May 8, 1997)).
23.1       Consent of Phillips, Gardill, Kaiser & Altmeyer
23.2       Consent of Kirkpatrick & Lockhart LLP (included in opinion filed as Exhibit 8.1)
23.3       Consent of Ernst and Young LLP
23.4       Consent of Price Waterhouse LLP
23.5       Consent of Grant Thornton, LLP
23.6       Consent of Harman, Thompson, Mallory & Ice, A.C.
23.7       Consent of Danielson and Associates, Inc.
24.1       Power of Attorney (included on the signature page of this Registration Statement)
99.1       Form of Proxy of WesBanco
99.2       Form of Proxy of Commercial
99.3       Form of Voting Instruction Materials of WesBanco
99.4       Form of Voting Instruction Materials of Commercial, including those for Gateway
           Bancshares, Inc.

---------

(1) This exhibit is being incorporated by reference with respect to a prior Quarterly Report on Form 10-Q of WesBanco for the fiscal quarter ended September 30, 1997 which was filed with the Securities and Exchange Commission on November 14, 1997.

(2) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 333-3905 which was filed with the Securities and Exchange Commission on June 20, 1996.

(3) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registration on Form S-4 under Registration No. 33-42157 which was filed with the Securities and Exchange Commission on August 9, 1991.

(4) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 33-72228 which was filed with the Securities and Exchange Commission on November 30, 1993.

(5) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by the Registrant on Form S-4 under Registration No. 333-11461 which was filed with the Securities and Exchange Commission on November 6, 1996.

(6) This exhibit is being incorporated by reference with respect to a prior Registration Statement filed by Registrant on Form S-4 under Registration No. 333-24171 which was filed with the Securities and Exchange Commission on April 25, 1997.

(7) This exhibit is being incorporated by reference with respect to a prior Annual Report on Form 10-K for Commercial for the fiscal year ended December 31, 1996 which was filed with the SEC on March 29, 1997.

(8) Incorporated by reference to a schedule 13D filed by WesBanco with the Securities and Exchange Commission on September 22, 1997.

Item 22. Undertakings.

     The undersigned registrant hereby undertakes as follows:

     (a) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14(a)-3 or Rule 14(c)-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every Prospectus (i) that is filed pursuant to Paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities & Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in the Registration Statement, shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) The undersigned registrant hereby undertakes.:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, West Virginia, on February 5, 1998.

                                          WESBANCO, INC.

                                          By:     /s/ EDWARD M. GEORGE
                                            ------------------------------------
                                            Its President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of WesBanco, Inc., hereby severally constitute James C. Gardill and Edward M. George, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names and in the capacities indicated below, the Registration Statement filed herewith and any and all such things in our name and behalf in our capacities as officers and directors to enable WesBanco, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                TITLE                          DATE
------------------------------------   ------------------------------------   ------------------

        /s/ JAMES C. GARDILL           Chairman, Director                       February 5, 1998
------------------------------------
          James C. Gardill

        /s/ EDWARD M. GEORGE           President, Chief Executive               February 5, 1998
------------------------------------   Officer & Director
          Edward M. George             (Principal Executive Officer)
        /s/ PAUL M. LIMBERT            Executive Vice President                 February 5, 1998
------------------------------------   & Chief Financial Officer
          Paul M. Limbert              (Principal Financial and
                                       Accounting Officer)

                                       Director                                 February  , 1998
------------------------------------
           John W. Kepner

        /s/ FRANK R. KEREKES           Director                                 February 5, 1998
------------------------------------
          Frank R. Kerekes

                                       Director                                 February  , 1998
------------------------------------
          Robert H. Martin

                                       Director                                 February  , 1998
------------------------------------
       Melvin C. Snyder, Jr.

             SIGNATURE                                TITLE                          DATE
------------------------------------   ------------------------------------   ------------------


         /s/ JOAN C. STAMP             Director                                 February 5, 1998
------------------------------------
           Joan C. Stamp

         /s/ JOHN A. WELTY             Director                                 February 5, 1998
------------------------------------
           John A. Welty

       /s/ JAMES E. ALTMEYER           Director                                 February 5, 1998
------------------------------------
         James E. Altmeyer

                                       Director                                 February  , 1998
------------------------------------
        Richard K. Riederer

                                       Director                                 February  , 1998
------------------------------------
        Christopher V. Criss

                                       Director                                 February  , 1998
------------------------------------
         Stephen F. Decker

        /s/ ROLAND L. HOBBS            Director                                 February 5, 1998
------------------------------------
          Roland L. Hobbs

                                       Director                                 February  , 1998
------------------------------------
            Eric Nelson

                                       Director                                 February  , 1998
------------------------------------
           Reed J. Tanner

                                       Director                                 February  , 1998
------------------------------------
         Frank K. Abruzzino

                                       Director                                 February  , 1998
------------------------------------
           Earl C. Atkins

          /s/ RAY A. BYRD              Director                                 February 5, 1998
------------------------------------
            Ray A. Byrd

                                       Director                                 February  , 1998
------------------------------------
          James D. Entress

       /s/ CARTER W. STRAUSS           Director                                 February 5, 1998
------------------------------------
         Carter W. Strauss

       /s/ JOHN R. SCHEESSELE          Director                                 February 5, 1998
------------------------------------
         John R. Scheessele

      /s/ WILLIAM E. WITSCHEY          Director                                 February 5, 1998
------------------------------------
        William E. Witschey

             SIGNATURE                                TITLE                          DATE
------------------------------------   ------------------------------------   ------------------


       /s/ ERNEST S. FRAGALE           Director                                 February 5, 1998
------------------------------------
         Ernest S. Fragale

        /s/ GEORGE M. MOLNAR           Director                                 February 5, 1998
------------------------------------
          George M. Molnar

                                       Director                                 February  , 1998
------------------------------------
        R. Peterson Chalfant

     /s/ J. CHRISTOPHER THOMAS         Director                                 February 5, 1998
------------------------------------
       J. Christopher Thomas

                                 EXHIBIT INDEX

EXHIBIT                                                                              SEQUENTIAL
NUMBER                                    DOCUMENT                                   PAGE NUMBER
------    ------------------------------------------------------------------------   -----------

   5.1 Opinion of Phillips, Gardill, Kaiser & Altmeyer as to the Legality of the Shares Being Registered
   8.1    Opinion of Kirkpatrick & Lockhart LLP as to Certain Tax Matters
  23.1    Consent of Phillips, Gardill, Kaiser & Altmeyer
  23.2    Consent of Kirkpatrick & Lockhart LLP (included in opinion filed as
          Exhibit 8.1)
  23.3    Consent of Ernst and Young LLP
  23.4    Consent of Price Waterhouse LLP
  23.5    Consent of Grant Thornton, LLP
  23.6    Consent of Harman, Thompson, Mallory & Ice, A.C.
  23.7    Consent of Danielson and Associates, Inc.
  24.1    Power of Attorney (included on the signature page of this Registration
          Statement)
  99.1    Form of Proxy of WesBanco
  99.2    Form of Proxy of Commercial
  99.3    Form of Voting Instruction Materials of WesBanco
  99.4    Form of Voting Instruction Materials of Commercial, including those for
          Gateway Bancshares, Inc.